   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                          ORBITAL IMAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                       4899                                      54-1660268
   (STATE OR OTHER JURISDICTION OF                    (PRIMARY INDUSTRIAL                             (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                      IDENTIFICATION NO.)

                21700 ATLANTIC BOULEVARD                                   SUSAN HERLICK, ESQ.
                 DULLES, VIRGINIA 20166                                  21700 ATLANTIC BOULEVARD
                     (703) 406-5000                                       DULLES, VIRGINIA 20166
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                         (703) 406-5000
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                         OFFICES)                               INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                             MICHAEL A. BELL, ESQ.
                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
                          WASHINGTON, D.C. 20004-2505
                                 (202) 637-2200

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

     From time to time after this Registration Statement becomes effective.
                          ---------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
               OF SECURITIES                         TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
              TO BE REGISTERED                    REGISTERED            PER UNIT         OFFERING PRICE(1)           FEE
--------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock...........        150,000               --(1)                 --                   --
--------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.01 per
  share)(2).................................     1,312,746(3)           $0.01(4)           $13,127.46(5)            $3.65
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457 (g) of the Securities Act of 1933, as amended (the "Securities Act"), no separate registration fee is payable in respect of the warrants to purchase shares of the common stock if such warrants are being registered in the same registration statement as the underlying common stock.
(2) Represents the shares of common stock issuable on exercise of the warrants.
(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock and other securities as may become issuable from time to time pursuant to the adjustment provisions of the warrants.
(4) Represents the price at which the warrants may be exercised.
(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) of the Securities Act.
                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1998

PROSPECTUS
       [LOGO]

                          ORBITAL IMAGING CORPORATION

     This prospectus relates to:

     - 150,000 warrants (the "warrants") to purchase common stock of Orbital Imaging Corporation at an exercise price of $0.01 per share; and

     - 1,312,746 shares of common stock, par value $0.01 per share (the "warrant shares") that may be issued from time to time upon exercise of the warrants.

     The holders of the warrants and warrant shares (the "selling holders") may offer or sell such securities from time to time following the effective date of the registration statement. The selling holders will receive all the proceeds from the sale of the warrants and warrant shares.

     The warrants become exercisable on the earlier of February 25, 1998 and notice of certain change of control events. Unless exercised, the warrants will automatically expire on March 1, 2005. The Company will receive the proceeds of any exercise of the warrants. Each warrant, when exercised, will entitle the holder to receive 8.75164 shares of common stock.

--------------------------------------------------------------------------------

     Before exercising your warrants, consider carefully the risk factors beginning on page 9 of this Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved these warrants or warrant shares or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                          ORBITAL Imaging Corporation
                            21700 Atlantic Boulevard
                             Dulles, Virginia 20166
                                 (703) 406-5000

                The date of this Prospectus is November   , 1998

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About this Prospectus.......................................     ii
Where to Find More Information..............................     ii
Note Regarding "Forward-Looking Statements".................    iii
Prospectus Summary..........................................      1
Summary Financial Data......................................      8
Risk Factors................................................      9
Use of Proceeds.............................................     20
Market Price of and Dividends on the Common Stock and
  Related Stockholder Matters...............................     20
Capitalization..............................................     21
Selected Historical Financial Data..........................     22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23
Business....................................................     28
Regulation..................................................     43
Management..................................................     45
Principal Stockholders......................................     49
Selling Holders.............................................     50
Certain Relationships and Related Transactions..............     51
Description of the Warrants.................................     57
Description of Capital Stock................................     61
Description of the Notes....................................     63
Relationship with Orbital...................................     66
Certain U.S. Federal Income Tax Consequences................     67
Plan of Distribution........................................     71
Legal Matters...............................................     71
Experts.....................................................     72
Index to Financial Statements...............................    F-1
Glossary of Terms...........................................    G-1

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the securities and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sales of the securities.

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that Orbital Imaging Corporation filed with the Securities and Exchange Commission (the "SEC" or the "Commission"). After the Company completes the registration process, it will issue common stock (sometimes called the "warrant shares") from time to time as holders of the Company's 150,000 outstanding warrants exercise those warrants. The Company originally issued the warrants on February 25, 1998 as part of an offering of 150,000 units, each unit consisting of one warrant and $1,000 principal amount of the Company's 11 5/8% senior notes due 2005. The 150,000 warrants entitle the holders to acquire an aggregate of 1,312,746 warrant shares. After registration, holders of warrants and warrant shares will be able to trade these securities privately or using the over-the-counter market. The Company will not receive any proceeds when holders of warrants or warrant shares sell these securities. But if any warrants are exercised, the Company will receive the exercise price for the warrant shares.

     Each time the Company issues common stock offered under this registration statement, it will provide you with a prospectus supplement that will explain the terms of that particular offering. Therefore, before exercising warrants, read this Prospectus and the applicable supplement carefully.

                         WHERE TO FIND MORE INFORMATION

     The Company files annual, quarterly and special reports with the SEC. The annual reports contain financial information that has been audited and reported on, with an opinion expressed by an independent auditor. These filings are available on the SEC's website: http://www.sec.gov. Hard copies are available at the SEC's public reference facilities at the following addresses:

     - 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and

     - 7 World Trade Center, 13th Floor, New York, New York, 10007.

     Call the SEC at 1-800-SEC-0330 with questions about its public reference facilities. To contact the Company, use the following information:

     21700 Atlantic Boulevard
     Dulles, Virginia 20166
     (703) 406-5000
     http://www.orbimage.com

NOTE REGARDING "FORWARD-LOOKING STATEMENTS"

     The statements in this prospectus that are not historical facts are called "forward-looking statements." They can be identified by words such as "estimates," "projects," "anticipates," "expects," "intends," "plans," "believes," or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions, such as statements regarding:

     - market opportunity in the Company's target markets;

     - development of the Company's businesses;

     - estimates of market size and addressable markets for the Company's products;

     - cash projected to be used in operations;

     - anticipated capital expenditures to design, construct and launch the high-resolution OrbView satellites; and

     - expected launch and satellite operational dates.

     The Company can provide no assurance that it will achieve anticipated results. Actual events or results may differ materially due to risks facing the Company or due to actual facts differing from the assumptions underlying the Company's predictions. Some of these risks and assumptions include:

     - risks associated with schedule delays in constructing and launching the high-resolution OrbView satellites;

     - the Company's ability to market successfully its imagery products and services to current and new customers;

     - the Company's ability to generate customer demand for its imagery products and services in its target markets at reasonable cost and on satisfactory terms and conditions; and

     - regulatory, legislative and judicial developments that could cause actual results to vary materially from anticipated results.

     The Company admonishes the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements that are attributable to the Company or persons acting on its behalf.

                               PROSPECTUS SUMMARY

     The terms "ORBIMAGE" or "Company" refer to the Orbital Imaging Division of Orbital Sciences Corporation before May 8, 1997, and to Orbital Imaging Corporation after that date. The term "Orbital" refers to Orbital Sciences Corporation (the Company's majority stockholder) and its subsidiaries. Certain technical and other capitalized terms used in this Prospectus are defined either in the text of this Prospectus or in the Glossary. Consider carefully the information under "Risk Factors" beginning on page 9 as well as the other information included in this prospectus before exercising warrants.

                                  THE COMPANY

     ORBIMAGE is a leading provider of global space-based imagery. The Company develops and operates a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere, and weather conditions. ORBIMAGE has two operating satellites that provide imagery to a variety of scientific, commercial and government customers, including NASA, NIMA and commercial fishing companies. The Company expects to launch and operate two additional satellites providing high-resolution digital imagery, one in 1999 and the other in 2000. ORBIMAGE intends to provide customers with imagery at lower prices than the prices of existing or planned remote imagery alternatives.

     The Company's imagery products and services are being developed to provide ORBIMAGE's customers with information on a range of subjects including:

     - mapping and surveying data;

     - urban growth and development;

     - forestry and crop health;

     - land and ocean-based natural resources;

     - locations and movements of troops or military assets; and

     - weather patterns and wind conditions.

     As a result of an acquisition in April 1998, ORBIMAGE provides sophisticated image processing software, geographic information database and production systems, imaging sensor design and related engineering services to governmental and commercial customers.

     The table below shows the imaging capability and current status of each satellite that ORBIMAGE has launched or plans to launch through 2000:

SATELLITE           IMAGING CAPABILITY                         STATUS
---------           ------------------                         ------
OrbView-1    Low-resolution, black and white      Launched in April 1995 and
             (panchromatic) and meteorological    currently operational
             data
OrbView-2    Medium-resolution, color and         Launched in August 1997 and
             infrared (multispectral)             currently operational
OrbView-3    High-resolution, panchromatic and    Critical design review completed
             multispectral                        and scheduled to be operational
                                                  during second half of 1999
OrbView-4    High-resolution, panchromatic and    Critical design review completed
             multispectral and enhanced color     and scheduled to be operational
             and infrared (hyperspectral)         in mid-2000

     The Company believes that OrbView-2 is the only satellite of its kind providing daily color images of the entire Earth's surface. The Company believes that OrbView-3 and OrbView-4 (the "high-resolution

OrbView satellites") will be among the first commercial satellites with high-resolution imagery capability and that OrbView-4 will be the world's first satellite with commercially available hyperspectral capability.

     Remote imaging is the process of observing, measuring and recording features, objects, compositions or events from a distance using a variety of sensors mounted on satellites and aircraft. The current market for global remote imagery and related products consists of commercial and government users in both domestic and international markets. The market includes satellite development, construction and operations costs incurred by users who decide to build and operate their own satellite systems. It also includes the cost of purchased imagery and related services currently addressable by existing imagery suppliers who use aircraft- and satellite-based imaging platforms.

     Historically, in the United States, quasi-governmental programs such as the low-resolution Landsat satellite systems from the 1970s were the only "commercial" operators of remote imaging satellites. The opportunities to commercialize space-based imagery expanded significantly in 1994 when the U.S. government implemented a policy permitting the worldwide commercial sale of high-resolution satellite imagery. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial satellite imagery providers (excluding satellite and ground hardware sales) will be approximately $2.0 billion by the year 2000. ORBIMAGE believes that this market will grow as the availability of low-cost, high quality satellite imagery stimulates the demand for these products and services and encourages the development of new satellite-imaging technologies and applications.

     Since its inception, the Company has entered into a number of significant pre-launch contracts for its satellite imagery, such as those described below:

        SATELLITE          CONTRACTING PARTIES         SERVICES PROVIDED
        ---------          -------------------         -----------------
OrbView-1                  ORBIMAGE and NASA     Weather-related imagery and
                                                 meteorological information
OrbView-2                  ORBIMAGE and NASA     Multispectral (color) ocean
                                                 imagery
OrbView-3                  ORBIMAGE and Samsung  High-resolution imagery
                           Aerospace
                           Industries, Ltd.
OrbView-4                  Orbital and U.S. Air  Hyperspectral imagery
                           Force
OrbView-3 and OrbView-4    ORBIMAGE and NIMA     Worldwide high-resolution
                                                 imagery

     In addition, the Company has entered into agreements with regional distributors for OrbView-2 imagery in Canada and Chile. The Company is negotiating with potential regional distributors for high-resolution OrbView imagery in Europe, Asia, the Middle East, Africa, South America and Central America. To provide industry-specific imagery applications, ORBIMAGE is developing strategic alliances with key value-added resellers who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

BUSINESS STRATEGY

     ORBIMAGE's business strategy is to:

     - penetrate existing markets with higher-quality and/or lower-priced imagery;

     - create new markets to sustain long-term growth;

     - achieve global distribution;

     - provide timely worldwide coverage;

     - expand an electronic imagery archive with broad and diverse imagery products; and

     - leverage the expertise of Orbital, including Orbital's existing satellite imagery technology and product infrastructure, to promote rapid market acceptance.

     Penetrate Existing Markets with Higher -- Quality and/or Lower-Priced Imagery. The Company believes it can gain market share rapidly in existing applications because it expects its imagery to be priced below existing and planned aerial and satellite imagery and to be of higher resolution than existing satellite imagery. Additionally, the Company believes that the expected cost to construct its high-resolution OrbView satellites and related ground systems will be less than or competitive with the announced costs of its competitors' high-resolution satellite systems. The Company believes this will afford it pricing flexibility for its imagery products and services, allowing it to pursue an aggressive pricing strategy while still realizing attractive returns.

     Create New Markets. By introducing affordable, high-resolution satellite imagery, the Company believes it will stimulate the development of new markets. For example, ORBIMAGE's marketing efforts indicate that certain market segments, such as the foreign national security market, do not currently have access to dedicated high-resolution imagery. Furthermore, the Company believes it can develop new commercial applications for satellite-based imagery, including real estate assessment, travel planning and entertainment applications.

     Achieve Global Distribution. The Company believes it can expand its market share by providing imagery to end users both directly and through third party distribution channels. The Company intends to focus its direct distribution efforts on larger customers in the commercial, consumer, scientific, environmental and U.S. national security markets. The Company expects that value-added resellers will perform application-specific processing and analysis of the Company's imagery for various commercial applications. The Company intends to use direct and third party distribution channels simultaneously to enhance its ability to distribute its products and services.

     ORBIMAGE is working to penetrate foreign markets by forging relationships with strong regional partners who have existing marketing and distribution infrastructures and who are able to overcome local regulatory barriers. The Company expects these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories and to obtain the necessary regulatory approvals.

     Provide Timely Worldwide Coverage. All the OrbView satellites are designed to provide timely product delivery through one of two methods:

     - by downlinking real-time imagery to a distributor's or customer's local ground receiving station; or

     - by delivering processed imagery from ORBIMAGE's central U.S. ground station by overnight courier or over the Internet.

OrbView-2 provides daily global imagery. OrbView-3 is designed to image virtually any location on Earth with a "revisit" time of three days or less. After the Company launches OrbView-4, the effective "revisit" time of the high-resolution OrbView satellites is expected to be less than two days.

     Expand Electronic Imagery Archive. The Company has developed the OrbNet Digital Archive, a database that will collect, store, and distribute imagery from the OrbView satellites and aerial sources. The archive currently includes imagery products from the OrbView-2 satellite. ORBIMAGE intends to expand its imagery catalogue prior to the launch of OrbView-3 with aerial and satellite imagery products from existing imagery sources. The Company delivers imagery from the OrbNet Digital archive to customers over the Internet, on CD or on computer tape for a per-image fee.

     Leverage Expertise of Orbital. Orbital, the Company's majority stockholder, is a space technology and satellite services Company with extensive experience designing and constructing remote imaging satellites and ground stations. ORBIMAGE has used and will continue to use Orbital's integrated space capabilities, infrastructure and experience to develop its business cost effectively. In addition, the Company plans to leverage certain of Orbital's existing customer relationships and product lines.

TARGET MARKETS

     ORBIMAGE focuses on four primary market segments where it believes that a significant demand for high-quality, timely, low-cost remote imagery currently exists or will develop. These four market segments are the commercial/consumer market, the scientific/environmental market, the U.S. national security market, and the foreign national security market.

     Commercial/Consumer. The Company believes that the near-term commercial/consumer market segment will include domestic and foreign companies and local government entities that currently use aerial photographs and medium-resolution satellite imagery products. In the long term, the Company also expects to market to individual businesses and consumers. The Company's initial applications include or are expected to include:

     - standardized map-making;

     - maintaining computer-based geographic information systems;

     - agriculture and forestry management;

     - fishing and natural resource exploration and extraction; and

     - tax assessment.

In addition, as high-resolution satellite imagery becomes available, the Company expects new consumer markets to emerge involving real estate assessment, travel planning, education, and entertainment applications.

     Scientific/Environmental. The scientific/environmental market comprises government entities that use satellite imagery to monitor environmental, climate-related and meteorological phenomena, both in real-time and over extended time periods. This market also comprises other environmental, scientific and commercial entities that need accurate, timely environmental information covering a wide geographic area. The Company expects that its multispectral and hyperspectral imagery will have a variety of environmental applications, including natural disaster and severe storm damage assessment and the environmental impact assessment of industrial activities through pollution detection techniques.

     U.S. National Security. Satellite imagery can supplement existing dedicated U.S. government surveillance satellites to serve tactical reconnaissance, wide-area mapping and other needs not fully or economically served by existing satellites. The U.S. government has indicated that it expects to meet a portion of its future national security imagery requirements by outsourcing to U.S. commercial providers. Additionally, the Company believes that potential budget cutbacks in the Department of Defense ("DoD") and National Reconnaissance Office ("NRO"), together with more geographically dispersed military assets, could further increase the government's need for commercially available high-resolution imagery and cause it to rely on lower-cost commercial providers.

     Foreign National Security. Many countries have a strong national security interest in obtaining real-time high-resolution imagery to conduct the following activities:

     - monitor borders;

     - gather intelligence on potential adversaries;

     - identify and target enemy troops and assets; and

     - plan missions, deploy resources and assess battle damage.

Commercial high-resolution satellites can provide foreign governments with real-time, high-resolution imagery for national security enhancement on a routine, regional "time-share" basis. High-resolution imagery generally has not been available to governments other than the governments of the United States and the former Soviet Union.

RISK MITIGATION

     ORBIMAGE has adopted a comprehensive strategy to mitigate the financial, business, and technical risks associated with developing new and existing markets and constructing, launching and operating its satellites.

     Market Development. By negotiating pre-launch contracts with customers and/or distributors, ORBIMAGE has reduced, and seeks to continue to reduce, the financial risks associated with constructing and operating its fleet of satellites. To further facilitate market penetration, the Company is also developing strategic alliances with value-added resellers who provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

     Construction and Launch. ORBIMAGE has entered into a fixed-price contract with Orbital to build and launch the high-resolution OrbView satellites and to construct the related ground system. U.S. government surveillance and space programs have already successfully deployed most of the imaging technology and the sub-system components that the Company will use in the high-resolution OrbView satellites. In addition, these satellites incorporate system redundancies for certain critical components.

     Operations. The OrbView-3 and OrbView-4 satellites have similar performance parameters, with OrbView-4 having additional hyperspectral imagery capability. The Company expects to launch the high-resolution OrbView satellites within one year of each other to provide a more robust satellite system and to reduce the business risk from launch and operational failure.

RELATIONSHIP WITH ORBITAL

     Orbital is a space and information systems Company that designs, manufactures, operates and markets a broad range of space-related products and services. Orbital is a leading provider of turn-key space systems with a heritage of designing and building satellites and providing launch services for various satellites operating today. Within the next two years, Orbital will have designed and constructed all four OrbView satellites and the related ground systems. Orbital's Pegasus(R) launch vehicle has successfully launched OrbView-1 and OrbView-2 and is expected to also launch OrbView-3. Orbital's Taurus(R) launch vehicle is expected to launch OrbView-4.

     Orbital owns 60.4% of the outstanding voting stock of the Company. To date, Orbital has contributed approximately $87.9 million in capital to ORBIMAGE. The Company has agreed to pay Orbital a fixed price of about $295.1 million for the following:

     - the design, development, and launch of OrbView-1 and the high-resolution OrbView satellites;

     - the exclusive worldwide license to promote, market, sell and use OrbView-2 imagery (the "OrbView-2 License"); and

     - the U.S. ground segment for all four OrbView satellites.

SERIES A AND UNITS OFFERINGS

     On February 25, 1998, the holders of the Series A preferred stock exercised an option to purchase an additional $22.7 million of Series A preferred stock, which represented the maximum amount of Series A preferred stock that Series A Holders could purchase at that time. The Series A Offering generated net proceeds of about $21.3 million. On that same date, the Company completed a units offering, under which it sold 150,000 units, each consisting of $1,000 principal amount of 11 5/8% senior notes due 2005 and one warrant. Each warrant, when exercised, entitles the warrant holder to purchase 8.75164 shares of common stock at an exercise price of $0.01 per share. The warrants are exercisable at any time on or after the earlier to occur of February 25, 1999 or the date the Company notifies holders of notes and warrants that there has been a "change of control" of the Company. Unless exercised, the warrants will automatically expire on March 1, 2005. The total outstanding warrants entitle the warrant holders to purchase in the aggregate approximately 3% of the outstanding common stock.

     Out of net proceeds of approximately $144.8 million from the units offering, the Company purchased approximately $32.9 million of U.S. Treasury securities to pay the interest on the notes for the first four interest payment dates. All remaining proceeds from both offerings will be applied to:

     - develop, construct, test, launch and operate the high-resolution OrbView satellites;

     - develop, upgrade and construct the U.S. domestic ground system for the high-resolution OrbView satellites; and

     - working capital.

EXCHANGE OFFER

     On August 31, 1998, the Company completed an exchange offer under which all holders of the notes that the Company sold in the unregistered units offering exchanged those notes for registered notes. The Company did not receive any proceeds from the exchange offer. The term "notes" when used in this prospectus will apply to both the original notes issued in the units offering and the registered notes issued in the exchange offer.

                                  THE OFFERING

ISSUER.....................  Orbital Imaging Corporation.

SECURITIES OFFERED.........  1,312,746 shares of common stock issuable upon the exercise of 150,000 outstanding warrants.

TOTAL NUMBER OF WARRANTS...  150,000 warrants originally issued in a units offering where each unit consisted of one warrant and $1,000 principal amount of notes.

EXERCISE...................  The exercise price is $0.01 per share. Each warrant entitles the holder to buy 8.75164 shares of common stock. The warrants are exercisable at any time on or after February 25, 1999, or on the occurrence of a Company change of control, which ever happens first.

EXPIRATION DATE............  The warrants expire on March 1, 2005.

NO RIGHTS AS A
STOCKHOLDER................  Warrant holders are not entitled to any rights as shareholders of the Company, including voting rights.

NO FRACTIONAL SHARES.......  The Company will not issue fractional shares on exercise of the warrants. Instead, the Company will pay to the eligible holder cash equal to the current market price per warrant share multiplied by the applicable fraction.

REGISTRATION OF WARRANTS
AND WARRANT SHARES.........  The registration process, of which this prospectus is a part, satisfies the rights of the warrant holders under a registration rights agreement among the Company and the initial purchasers, which rights terminate when this process is completed.

USE OF PROCEEDS............  The Company will not receive any proceeds from either the sale of the warrants or the sale of the warrant shares by selling holders. Proceeds, if any, received by the Company from the exercise of the warrants will be used for working capital and for general corporate purposes.

WARRANT AGENT..............  Marine Midland Bank.

WARRANTS OUTSTANDING.......  As of the date of this prospectus, 150,000 warrants are outstanding.

COMMON STOCK OUTSTANDING...  As of the date of this Prospectus, 25,214,000 shares of common stock are outstanding. This does not include (i) 1,312,746 shares issuable on exercise of the warrants, (ii) 4,800,000 shares issuable under the Company's stock option plan, of which 2,642,500 are subject to options granted to executive officers, directors and employees of the Company and its affiliates and (iii) 16,488,633 shares issuable on exercise of the Series A preferred stock conversion rights.

                             SUMMARY FINANCIAL DATA

                                                                                                    NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                  -----------------------------------------------   -----------------
                                                   1993      1994     1995(1)    1996     1997(2)    1997      1998
                                                  -------   -------   -------   -------   -------   -------   -------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues........................................  $    --   $    --   $ 4,567   $ 1,055   $ 2,062   $   525   $ 8,547
Direct expenses.................................       --       800     7,998     4,320     6,312     3,423    11,597
Selling, general and administrative expenses....    1,702     3,156     2,371     1,630     2,844     1,616     5,235
                                                  -------   -------   -------   -------   -------   -------   -------
Loss from operations............................  $(1,702)  $(3,956)  $(5,802)  $(4,895)  $(7,094)  $(4,514)  $(8,285)
                                                  =======   =======   =======   =======   =======   =======   =======
Loss per common share -- basic and diluted
  (3)...........................................                                          $ (0.42)  $ (0.31)  $ (0.36)
Loss available to common stockholders (3).......                                          $(6,890)  $(4,194)  $(8,953)
Weighted average shares outstanding: (3)
  Basic.........................................                                           16,432    13,477    25,214
  Assuming dilution.............................                                           22,263    18,089    40,990
OTHER DATA:
Capital expenditures............................  $13,749   $13,832   $18,989   $12,617   $49,029   $39,410   $89,702
EBITDA (4)......................................   (1,702)   (3,157)    1,975      (914)   (1,558)   (1,482)    1,429
Net cash provided by (used in) operating
  activities....................................    7,142     3,111      (192)   (1,008)    6,334     5,631    20,733

                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
                                                                 (UNAUDITED)
                                                                 -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $ 62,760
Total assets................................................        321,471
Long-term obligations.......................................        141,476(5)
Series A preferred stock (6)................................         54,824
Total stockholders' equity..................................        111,691(5)

---------------
(1) The OrbView-1 satellite was launched in April 1995.

(2) The OrbView-2 satellite was launched in August 1997.

(3) All potentially dilutive securities, such as convertible preferred stock, warrants, and stock options are antidilutive for each of the periods presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital and loss per common share for the years ended December 31, 1993, 1994, 1995 and 1996 were not meaningful.

(4) EBITDA consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to incur debt and to meet its debt service requirements. The Company considers EBITDA to be a useful measure of the Company's operating performance, because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined in this prospectus may not conform to the definition of Consolidated Cash Flow as defined in the indenture.

(5) The remaining carrying value of the warrants, approximately $8.5 million, was reflected as both a debt discount and an element of additional paid-in capital.

(6) Represents stated value of $100 per share of Series A preferred stock less applicable fees and expenses.

                                  RISK FACTORS

     ORBIMAGE, like other companies in the remote imaging industry, faces risks from several different sources. These risk factors may negatively impact the price of the Company's stock. Therefore, in addition to the other information contained in this prospectus, investors should carefully consider the following matters when making investments in the warrants and warrant shares.

LIMITED OPERATING HISTORY AND NET LOSSES MAY REDUCE MARKETABILITY OF SECURITIES

     Limited Operating and Financial Data. Warrant holders have limited operating and financial data about ORBIMAGE on which to evaluate the Company's performance when making investment decisions. ORBIMAGE did not commence commercial service until 1995 when it launched OrbView-1. The Company has a history of net losses from operations and has generated only limited revenues from the operations of OrbView-1 and OrbView-2 and its image processing business. To execute the Company's business plan, the Company will have to:

     - construct and deploy the high-resolution OrbView satellites;

     - develop and implement the related ground infrastructure network;

     - develop a customer base for the Company's products and services; and

     - establish distribution channels.

     Results of operations may vary from quarter to quarter and year to year. Given ORBIMAGE's limited operating history, and in light of the risks, expenses, difficulties and delays encountered with a high technology, highly regulated remote imaging industry, the Company may not surmount these barriers, develop a sufficiently large revenue-generating customer base to service its debt, or compete successfully in the industry.

     Expectation of Continued Losses. ORBIMAGE's business strategy will require significant capital expenditures, a substantial portion of which will be incurred before the Company generates significant revenues. Together with the Company's operating expenses, these capital expenditures will result in a negative cash flow until the Company can establish an adequate revenue-generating customer base. ORBIMAGE has an accumulated deficit of $35.5 million through September 30, 1998, and it expects such losses to continue into 1999. The Company does not expect to generate net positive cash flow from operations sufficient to fund both operations and capital expenditures until OrbView-3 is operational, which the Company currently expects to happen in the second half of 1999. OrbView-3 may not become operational on this timetable, or at all, and the Company may not achieve or sustain any positive cash flow or profitability thereafter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SUBSTANTIAL LEVERAGE AND RESTRICTIVE COVENANTS MAY ADVERSELY AFFECT THE COMPANY'S FINANCIAL HEALTH AND ITS BORROWING ABILITY

     As of September 30, 1998, the Company's total debt was $141.5 million ($150.0 million net of debt discount), and its stockholders' equity was approximately $111.7 million. The Company anticipates earnings will be insufficient to cover fixed charges through at least September 30, 1999. The indenture governing the notes will permit the Company to incur additional debt under certain limited conditions, and the Company expects that it may incur debt in the form of one or more fixed asset financings. If pursued, these fixed asset financings will be secured by first priority security interests in certain of the Company's assets. Accordingly, the lenders of such fixed asset financings would have a claim on these assets before the claims of the holders or warrants and warrant shares.

     The Company must succeed at implementing its strategy to be able to service its debt. Currently, the Company has limited sources of revenue. In addition, the Company's ability to satisfy its obligations after the OrbView-3 satellite is operational will depend on the Company's future performance, which is subject to a number of factors, many of which are beyond the Company's control. ORBIMAGE cannot guarantee, for example, that OrbView-2 will continue to operate for its design life. Furthermore, the Company cannot guarantee that it can successfully deploy and fully operate both of the high-resolution OrbView satellites. Even with all four satellites deployed and operating, the Company cannot guarantee that its operations will generate sufficient cash flow to service its debt and meet its working capital requirements. Absent positive operating results, the Company could face substantial constraints on its liquidity and may be required to seek additional financing by issuing debt or equity securities. The Company cannot guarantee it would be successful in obtaining such financing. Any failure of the OrbView-2 satellite, or any failure or delay in deployment of the high-resolution OrbView satellites could negatively affect the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity and Capital Resources."

     Moreover, the Company's degree of leverage could have a negative effect on the value of the warrants and warrant shares due to any of the following:

     - a substantial portion of the Company's net cash from operations will be committed to debt service payments and will not be available to the Company for its operations, capital expenditures, or other purposes;

     - the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; and

     - the Company may be placed at a competitive disadvantage because its substantial leverage may limit its flexibility in reacting to changes in its business.

     The indenture governing the notes contains, and any additional financing agreements may contain, certain restrictive covenants. The restrictions in the indenture will affect, and in some cases will significantly limit or prohibit, the Company's ability to:

     - pay cash dividends;

     - borrow more money;

     - make investments;

     - engage in transactions with affiliates;

     - sell assets; and

     - engage in mergers and consolidations.

     If the Company fails to comply with the restrictive covenants in the indenture, the note holders are entitled to accelerated performance of the Company's obligations under the indenture.

INABILITY TO FUND POTENTIAL ADDITIONAL CAPITAL REQUIREMENTS COULD DELAY SATELLITE CONSTRUCTION AND DEPLOYMENT

     The Company currently expects that it will need approximately $83.1 million for capital expenditures, development, and initial operating costs for its satellite system through September 30, 1999, by which date the Company expects to launch OrbView-3. The Company believes that the net proceeds of the units offering and the Series A offering, together with expected cash from operations, are adequate to fund the Company's operations through September 30, 1999. As of September 30, 1998 the Company had cash and cash equivalents and unrestricted securities in the aggregate amount of $90.0 million. The Company cannot guarantee that it will generate sufficient cash from operations, or that expenses will fall within the Company's estimates. In either event, the Company would require additional capital.

     A large portion of the Company's expenses come from developing, constructing and launching the OrbView satellites and constructing and activating the U.S. ground system. While most of these costs are fixed under a contract with Orbital, Orbital will furnish certain items and services to the Company on a cost-plus or cost-reimbursable basis, such as launch and in-orbit insurance, launch service costs for OrbView-4 that exceed $23.0 million and ORBIMAGE-directed technological assistance. Many factors outside the Company's control influence the costs of these and other items and services, and the Company may need to raise more capital if any of these costs increase materially.

     Furthermore, the Company may need to raise more capital if, for example:

     - there are significant delays in deploying the high-resolution OrbView satellites because of technical difficulties, launch or satellite failure or other reasons;

     - the Company does not enter into agreements with customers, value-added resellers or distributors for high-resolution imagery at the times or on the terms that the Company anticipates;

     - the Company's estimated net operating deficit increases because the Company incurs significant unanticipated expenses, such as costs for resolving satellite operational difficulties;

     - the Company incurs additional costs from modifying all or part of the high-resolution OrbView satellites or ground segment designs to meet changed or unanticipated market, regulatory or technical requirements; or

     - the Company decides to expand its fleet of satellites.

     If these or other events occur, the Company cannot guarantee that it could raise additional capital from public or private markets on favorable terms, on a timely basis or at all. A substantial shortfall in funding would delay or prevent deployment of one or both of the high-resolution OrbView satellites.

SCHEDULE DELAYS COULD ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS

     The Company could experience delays in the commercial operation of either of the high-resolution OrbView satellites from a variety of causes, including:

     - delays in designing, constructing, integrating and testing of the satellites, satellite components and related ground systems;

     - delayed or unsuccessful launches;

     - subcontractor or manufacturer delays;

     - delays in receiving licenses necessary to operate the satellite system;
       or

     - other events beyond the Company's control.

     The perceived and actual timing of satellite launches may affect competition in the satellite-based imaging industry. Significant delays or even the perception of potential delays in launching either of the high-resolution OrbView satellites could increase pre-launch operating costs, delay revenues and negatively affect the Company's marketing efforts, results of operations and its ability to service its debt. The Company cannot guarantee that either of the high-resolution OrbView satellites will be launched and placed into operation on a timely basis.

LAUNCH FAILURES OR DELAYS COULD ADVERSELY AFFECT PRODUCT AND SERVICE DELIVERY AND THE COMPANY'S FINANCIAL HEALTH

     Satellite launches are subject to significant risks, including partial or complete launch vehicle failure. Launch vehicle failure may cause disabling damage to or loss of a satellite or may result in a failure to deliver the satellite to its proper orbit. The Company has contracted with Orbital to launch the high-resolution OrbView satellites. Orbital intends to launch OrbView-3 on a Pegasus(R) launch vehicle. There are a number of additional Pegasus launches planned prior to the launch of OrbView-3, and the failure of any one of those launch vehicles could result in a delay in the deployment of OrbView-3. The Pegasus is launched from beneath one of Orbital's modified Lockheed L-1011 aircraft. If Orbital's L-1011 aircraft is unavailable, the Company could experience significant delays. Orbital would have to acquire and modify a new carrier aircraft or the Company would have to arrange to deploy OrbView-3 using an alternative launch vehicle. The Company cannot guarantee that Orbital could obtain another aircraft and properly modify the aircraft or that ORBIMAGE could obtain alternate launch services on a timely basis, if at all. Orbital currently plans to launch OrbView-4 on its Taurus(R) launch vehicle, which has had three missions, all of which were successful.

     The Company cannot guarantee that Orbital will successfully deploy the high-resolution OrbView satellites in a timely manner. A delay or launch failure could negatively affect the Company's business, financial condition and results of operations, its ability to deliver its products and services and its ability to service its debt.

MARKET ACCEPTANCE IS NOT ASSURED

     The Company's success depends on acceptance of its imagery products and services in existing markets and in the development of new markets. Market acceptance depends on a number of factors. These include the spatial and spectral quality, scope, timeliness, sophistication, and price of the Company's imagery products and services and the availability of substitute products and services. The Company cannot accurately predict whether its products and services will achieve market acceptance, or whether the market will demand its products and services on terms the Company finds acceptable.

     The Company's strategy to target certain markets for its satellite imagery products is based on a number of assumptions, some or all of which may be incorrect. Unanticipated events also may occur that could adversely affect the Company's market results. The Company's description of potential markets for its products and services and estimates of the Company's addressable markets that are discussed in this prospectus represent the Company's view as of the date of this Prospectus. In particular, the Company expects significant revenues from sales of imagery produced by the OrbView-2 and the high-resolution OrbView satellites. Satellite imagery with spatial and spectral characteristics generated by the OrbView-2 satellite, and to be generated by the high-resolution OrbView satellites, is not now commercially available. Consequently, it is difficult to predict accurately the ultimate size of the market and the market demand for these services and products. Actual markets could vary materially from the addressable markets discussed in this prospectus. Lack of significant market acceptance, delays in such acceptance, or failure of certain markets to develop could also negatively affect the Company's business, financial condition and results of operations and its ability to service its debt.

TECHNOLOGICAL, DEVELOPMENT, AND IMPLEMENTATION PROBLEMS COULD CAUSE ADDITIONAL DELAYS

     ORBIMAGE has completed designing the high-resolution OrbView satellites; however, the Company cannot guarantee that the satellites' design will not require modifications to achieve desired performance criteria. For example, the OrbView-2 satellite, launched in August 1997, was two years behind schedule because of design, production and testing delays. The high-resolution OrbView satellites will employ advanced technologies and sensors that will be subject to severe environmental stresses during launch or in space that could affect the satellites' performance. Sometimes human operators may execute improper commands that may negatively impact a satellite's performance. Employing advanced technologies is further complicated by the fact that the OrbView satellites will be in space. Correcting hardware component problems in space may require premature satellite replacement, with attendant costs and revenue losses.

     The Company can provide no assurance that it can launch and operate successfully the high-resolution OrbView satellites, or that each of the OrbView satellites will perform or continue operating throughout its expected design life. Furthermore, even if the Company successfully launches the high-resolution OrbView satellites, minor flaws in the satellites' sensors could significantly degrade the satellites' performance and affect ORBIMAGE's ability to market its products successfully.

     The Company has not procured a spare satellite for OrbView-2, nor does it maintain an inventory of long lead-time parts to replace the OrbView-2 satellite. Similarly, the Company has not procured a spare high-resolution OrbView satellite, nor does it maintain an inventory of long lead-time parts for these satellites. If the OrbView-2 satellite fails, the Company does not presently have plans to construct and launch a replacement. Permanent loss of the OrbView-2 satellite could adversely affect the Company's operations. In addition, if there is a failure in an OrbView-3 satellite subsystem that is common to the OrbView-4 satellite (e.g., the sensor), such a failure may result in an OrbView-4 launch delay.

LIMITED LIFE OF SATELLITES COULD MEAN HIGH-COST REPLACEMENTS

     The OrbView satellites, which constitute a substantial portion of the Company's total assets, have a limited useful life. A number of factors affect the useful lives of the OrbView satellites. They include:

     - the quality of construction;

     - the expected gradual environmental degradation of solar panels;

     - the durability of various satellite components; and

     - the orbit in which the satellite is placed.

Random failure of satellite components could cause damage to or loss of a satellite. In rare cases, electrostatic storms or collisions with other objects could also damage satellites.

     OrbView-1 has an expected design life of three years. OrbView-2 has an expected design life of seven and one-half years. The high-resolution OrbView satellites each have an expected design life of five years. The Company expects the performance of each OrbView satellite to decline gradually near the end of its design life, although this has not yet happened with OrbView-1. The Company determines a satellite's design life using a complex calculation involving estimated probabilities of failure of the satellite's components from design or manufacture defects, environmental stresses or other causes. The Company cannot guarantee the longevity of any of the OrbView satellites. A useful life of an OrbView satellite that is significantly shorter than its design life would negatively affect the Company's business, financial condition, results of operations and its ability to service its debt.

     The Company anticipates using funds generated from operations to develop follow-on high-resolution satellites. If ORBIMAGE does not generate sufficient funds from operations and ORBIMAGE is unable to obtain financing from outside sources, it will not be able to deploy follow-on satellites to replace OrbView-3 and OrbView-4 at the end of their useful lives. The Company cannot guarantee that it can raise additional capital, on favorable terms or on a timely basis, if at all, to develop follow-on high-resolution OrbView satellites. Additionally, the Company cannot guarantee that it will be able to contract with Orbital or any other Company to design, construct or launch a follow-on high-resolution satellite.

COMPETITION COMES FROM SEVERAL SOURCES

     The Company's products and services will compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these entities have greater financial, personnel and other resources than the Company. Potential competitors include at least two companies, Space Imaging EOSAT and EarthWatch, each of which intends to offer satellite imagery comparable to the imagery that the high-resolution OrbView satellites could provide. Space Imaging EOSAT expects to launch its first one-meter satellite in early 1999 and EarthWatch expects to launch its one-meter satellite in late 1999.

     In addition, the U.S. government and foreign governments may develop, construct, launch and operate remote imaging satellites that compete with OrbView-2 and the high-resolution OrbView satellites. The U.S. government, under its Earth Science Program, will launch a satellite next year that will provide imagery similar to OrbView-2 imagery. In addition, the U.S. government will probably continue to rely on government-owned and operated systems for certain highly classified satellite-based high-resolution imagery.

     The Company believes it will have a competitive advantage because it expects to have sufficient pricing flexibility to be a low-cost commercial provider within its targeted markets and applications. But the low marginal cost of producing satellite imagery once a satellite is operating could cause adverse pricing pressure, decreased profits or even losses. The Company's competitors or potential competitors with greater resources than the Company could in the future offer satellite-based imagery or other products having more attractive features than the Company's products. New technologies, even if not ultimately successful, could negatively affect OrbView's marketing efforts. More importantly, if competitors develop and launch satellites with advanced capabilities and technologies compared to the OrbView high-resolution satellites, this competition could harm the Company's business. See "Risk Factors -- Potential Conflicts of Interest with Orbital Could Affect the Company" and "Business -- Competition."

LIMITED INSURANCE MAY NOT COVER ALL RISKS OF LOSS

     Under the indenture governing the notes, the Company is required to maintain launch, in-orbit checkout and in-orbit operations insurance for the high-resolution OrbView satellites. The OrbView-1 satellite is not insured. The Company has in-orbit insurance for OrbView-2 to cover losses up to $10.0 million for its current operational year which policy is renewable in the next operational year to cover losses of $8.0 million. The Company has not yet determined the amounts and types of coverage that it will purchase in the future. In addition, the Company may find it difficult to insure certain risks, such as partial degradation of functionality of a satellite. Insurance market conditions or factors outside the Company's control at the time the Company buys the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. These factors could cause other terms to be significantly less favorable than those currently available, may result in limits on amounts of coverage that the Company can obtain or may prevent the Company from obtaining insurance at all. Furthermore, the Company cannot guarantee that proceeds from insurance it is able to purchase will be sufficient to replace a satellite due to cost increases and other factors beyond the Company's control.

HEAVY DEPENDENCE ON A SINGLE SUPPLIER COULD RESULT IN DELAYS IF THE SUPPLIER FAILS TO PERFORM

     The Company depends on Orbital to design, develop, and launch the high-resolution OrbView satellites and to construct the U.S. ground segment for these satellites. The Company expects that it will continue to rely on third parties (including Orbital) to design, construct, or launch its satellites and to modify its existing ground segment to accommodate these satellites. The Company also relies on the OrbView-2 License from Orbital to market the OrbView-2 imagery. Under the procurement agreement between the Company and Orbital, the Company has contracted with Orbital to provide design, construction, and launch services. If Orbital fails to perform adequately its obligations under the procurement agreement, the Company would be forced to delay deployment of the high-resolution OrbView satellites until it located an alternative provider. Orbital's liability to ORBIMAGE for claims under the procurement agreement, such as breach of contract or patent indemnification, is limited to $10.0 million. Orbital is not liable to ORBIMAGE for any costs or other damages arising from schedule delays.

     Under a services agreement between the Company and Orbital, Orbital has agreed to provide various administrative and operational functions on a cost reimbursable or cost-plus fee basis. These functions include on-orbit mission operations and anomaly resolution for the four OrbView satellites. If Orbital fails to perform its obligations under the services agreement, the Company may not be able to fully operate the OrbView satellites. The services agreement terminates for each OrbView satellite three years after the launch of each satellite. The Company can provide no assurance that it can renew the services agreement on favorable terms, if at all. In addition, a material adverse change in Orbital or its financial condition or the condition of one of its subcontractors could adversely affect Orbital's ability to perform under the procurement agreement or the services agreement. The Company has not identified any alternate providers. In any case, the Company can provide no assurance that an alternate provider would be available or, if available, would be available on terms favorable to the Company or Orbital.

FAILURE TO OBTAIN REGULATORY APPROVALS COULD RESULT IN SERVICE INTERRUPTIONS

     Domestic. ORBIMAGE's business requires licenses from the Department of Commerce ("DoC") and from the Federal Communications Commission ("FCC"). The Company currently has a license from the DoC to operate two high-resolution satellites and the OrbView-2 satellite. Each of these DoC licenses expires in 2004. The Company cannot guarantee that the licenses will be renewed.

     Under the DoC licenses, the U.S. government reserves the right to interrupt service during periods of national emergency that affect U.S. national security interests. If the U.S. government threatens to or actually interrupts service, these threats or interruptions could adversely affect ORBIMAGE's ability to market its products to certain foreign distributors or end-users. In addition, the DoC has the right to review and approve the terms of agreements with ORBIMAGE's international customers. Any such review might delay or prohibit the Company's ability to execute these agreements.

     In the future, ORBIMAGE could be subjected to new laws, policies or regulations, or new interpretations or applications of existing laws, policies and regulations that could adversely affect the Company's operations. See "Regulation."

     ORBIMAGE has applied for an amendment to the DoC license to permit the Company to distribute OrbView-4 hyperspectral imagery commercially. The Company cannot guarantee that the DoC will approve its application. While the DoC has not rendered a final decision, it has indicated that approval may be subject to certain limitations, such as delaying release of imagery or degrading spatial resolution of the imagery. If the DoC does not approve the amendment on the terms requested or if the Company loses the DoC license the Company's ability to market hyperspectral imagery to non-U.S. government customers could be negatively affected.

     The Company must have a FCC license to operate each of the OrbView satellites (other than OrbView-1). The Company currently operates OrbView-2 under Orbital's experimental FCC license. This license expires in 1999, and Orbital has applied to the FCC for its renewal. The Company cannot guarantee that the FCC will grant the renewal. If this license is not renewed the Company would not be able to operate the OrbView-2 satellite in the United States. ORBIMAGE has applied to the FCC for a license to launch and operate the high-resolution OrbView satellites. EarthWatch and Space Imaging EOSAT each have obtained the required DoC and FCC licenses. Although historically the FCC has granted licenses to systems that conform to the FCC's technical, legal and financial requirements, the Company cannot guarantee that the FCC will grant to ORBIMAGE a license to operate either of the high-resolution OrbView satellites.

     International. All satellite systems operating internationally must follow general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

     - International Telecommunications Union ("ITU") regulations, which define for each service the technical operating parameters (including maximum transmitter power, maximum interference to other services and users and the minimum interference the user must operate under for that service);

     - the Intelsat and Inmarsat agreements, which provide that to conform with international treaties and obligations the operators of international satellite systems must demonstrate that they will not cause economic or technical harm to Intelsat and Inmarsat; and

     - regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority to use the required spectrum in each country.

     The Company's customers or distributors are responsible for obtaining local regulatory approval to receive imagery directly from the OrbView-2 and high-resolution OrbView satellites. While the Company aims to select regional foreign distributors in part on their ability to obtain the requisite local approvals, the Company cannot guarantee that they will be successful in doing so. Unless these regional distributors are successful, the Company will not be able to distribute real time remote imagery service in these territories. ORBIMAGE's inability to offer service in a significant number of foreign countries could negatively affect its business. Regulatory provisions in countries in which the Company or its foreign regional distributors wish to operate may impose restrictions on the Company's or its distributors' operations. These restrictions may be unduly burdensome. The Company's business may also be adversely affected by regulatory changes if the national authorities where ORBIMAGE plans to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

     Although the Company believes it can obtain all international licenses and authorizations necessary to operate effectively, it cannot guarantee that it will be successful in doing so. Failure could negatively affect the Company's business.

     Launch License. Commercial U.S. space launches require licenses from the U.S. Department of Transportation ("DoT"). Under the procurement agreement, Orbital must ensure that the appropriate DoT commercial launch license is in place for the high-resolution OrbView satellite launches. The Company cannot guarantee that Orbital will continue to be successful in its efforts to obtain the necessary licenses or regulatory approvals. Orbital's inability to secure necessary licenses or approvals could delay launches. Delays could harm the Company's business, financial condition, results of operations, and its ability to service its debt.

COMPANY GROWTH COULD PLACE PRESSURE ON COMPANY RESOURCES

     The Company may experience periods of rapid growth. This growth could place a significant strain on the Company's management, operating, financial and other resources. The Company's future performance will depend in part on its ability to manage growth effectively. The Company must develop its management information systems capabilities, improve its operating, financial and accounting systems and expand, train and manage its employee base to keep pace with growth. The Company's inability to manage growth effectively could negatively affect the Company's results of operations and its ability to meet its obligations as they come due.

FOREIGN DISTRIBUTORS AND VALUE-ADDED RESELLERS MAY NOT EXPAND INTERNATIONAL MARKETS

     ORBIMAGE will rely on foreign regional distributors to market and distribute internationally a significant portion of the Company's imagery from its OrbView-2 and its high-resolution OrbView satellites. The existing and future foreign regional distributors are expected to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for the Company's products and services. If the Company fails to enter into these agreements on a timely basis or if the Company's foreign regional distributors fail to successfully market the Company's imagery products and services, these failures would negatively impact the Company's business, financial condition, results of operations and its ability to service its debt.

     The Company intends to rely on value-added resellers to develop and market its products and services to address certain targeted markets. If the Company's value-added resellers fail to successfully develop and market OrbView products and services, this failure would negatively affect the Company's results of operations.

INTERNATIONAL OPERATIONS MAY NOT PRODUCE ANTICIPATED RESULTS

     The Company expects to derive substantial revenues from international sales of products and services. These operations are subject to certain risks, such as:

     - changes in domestic and foreign governmental regulations;

     - deterioration of once-friendly relations between the United States and the foreign entity;

     - changes in licensing requirements; and

     - changes in political and economic stability, including fluctuations in the value of foreign currencies which may make payment in U.S. dollars more expensive for foreign customers.

     These risks are beyond the Company's control but could have a large negative impact on the Company's business.

POTENTIAL CONFLICTS OF INTEREST WITH ORBITAL COULD AFFECT THE COMPANY

     Orbital owns 60.4% of the outstanding capital stock of the Company. Certain of the Company's executive officers and directors are also employees and/or directors of Orbital. These relationships may produce conflicts on matters involving both the Company and Orbital. Although the Company has adopted policies it believes will prevent a conflict from arising, nonetheless a conflict could arise that harms the Company. See "Relationship with Orbital -- Policies and Procedures for Addressing Conflicts."

     The Company and Orbital are parties to a procurement agreement, the OrbView-2 License, a services agreement and a non-compete agreement, each of which is material to the Company's business. Orbital's interests as an equity holder may at times conflict with its interests under these agreements. Under the procurement agreement, Orbital (or in certain cases its subcontractors) retains ownership of the technology in all four OrbView satellites and their ground system. To the extent the Company has obligations to deliver OrbView-compatible ground stations to its customers, the Company has contracted to procure these ground stations from MacDonald, Dettwiler and Associates Ltd. ("MDA"), a wholly owned subsidiary of Orbital, provided that the terms are commercially competitive.

     Under the non-compete agreement, Orbital cannot sell turn-key satellite imaging systems (i.e., satellite, sensors, launch vehicles and ground system), but it can sell components of systems to current or future customers or competitors of ORBIMAGE. The components include, among other things, launch services and satellites. The non-compete agreement will terminate on the earlier of June 30, 2003 or the occurrence of certain events. Orbital owns approximately 4% of the equity in EarthWatch. The Company expects EarthWatch to be its direct competitor.

     In March 1998, the Canadian government selected MDA to develop, construct, and manage the Radarsat-2 three-meter radar satellite program. Under this program, Orbital will provide the satellite platform and MDA will provide the ground station. MDA will own and operate the Radarsat-2 satellite. In addition, Orbital owns approximately 26% of the equity in Radarsat International Inc., a medium-spatial resolution satellite radar imagery provider.

CONTRACT REVENUE IS NOT CERTAIN

     At September 30, 1998, contracts with the U.S. government and its agencies constituted approximately 83% of the Company's contract backlog. Changes in government policies, priorities or funding levels through agency or program budget reductions or the imposition of budgetary constraints could negatively impact the Company's business, financial condition, results of operations and its ability to service its debt. Furthermore, the U.S. government may terminate or suspend its contracts at any time, with or without cause. The U.S. Air Force has contracted with Orbital to fund the design and construction of the hyperspectral sensor used on the OrbView-4 satellite. If the Air Force terminates or suspends the contract and ORBIMAGE desires to proceed with its hyperspectral program, ORBIMAGE would incur the remaining cost of upgrading OrbView-4 with hyperspectral capability.

     ORBIMAGE has an agreement with Samsung Aerospace that grants Samsung an exclusive license to receive, process and sell high resolution imagery of the Korean peninsula. Samsung can cancel the agreement for any reason (with liquidated damages payable under certain circumstances). The agreement further provides that Samsung may terminate the agreement without liability if the Company has not launched the OrbView-3 satellite by May 1999. The Company does not expect OrbView-3 to be launched until later in 1999. The Company and Samsung are negotiating an amendment to the Samsung agreement to extend the target launch date to December 31, 1999. The Company cannot guarantee that this amendment will be consummated. If the agreement terminates, the Company would lose revenues, which could negatively affect the Company's business, financial condition, results of operations, and its ability to service its debt.

CONTROL OF THE COMPANY COULD SHIFT TO THE HOLDERS OF SERIES A PREFERRED STOCK

     The Company and the holders of the Series A preferred stock are parties to a stockholders' agreement. The stockholders' agreement and the Company's charter contain provisions relating to the election of directors. In particular, the agreement provides that the board of directors may have up to five directors consisting of:

     - two directors designated by Orbital;

     - two directors designated by the Series A holders (the "Series A Directors"); and

     - a single independent director designated by both Orbital and the Series A holders.

     Under the Company's charter, the Series A holders can designate two additional members to the board of directors if:

     - the Company fails to pay timely dividends or to repurchase the Series A preferred stock in certain circumstances; or

     - Orbital fails to have started the integration and testing of the OrbView-3 spacecraft by March 15, 1999, or to have started the integration and testing of the OrbView-4 spacecraft by November 15, 1999. Such dates may be extended by 30 days in the Company's discretion under certain circumstances.

     These additional directors would serve until the event giving rise to their appointment has been resolved. If designated under any of the above circumstances, the Series A Directors could control the management and policies of the Company. In addition, under the stockholders' agreement, certain major Company actions require the approval of one of the Series A Directors.

REPURCHASE OF NOTES AND SERIES A PREFERRED STOCK ON A CHANGE OF CONTROL MAY TRIGGER CERTAIN DEFAULT EVENTS

     If a change of control occurs in the Company, as defined in the indenture governing the notes, the Company would be required to offer to repurchase all of the outstanding notes at 101% of the principal amount, plus accrued and unpaid interest and any liquidated damages to the repurchase date. Additionally, subject to the senior rights of the note holders, the Company would be required to offer to repurchase all of the outstanding Series A preferred stock at the liquidation amount (as defined in the Stock Purchase Agreement).

     The Company cannot guarantee that it would have sufficient resources to repurchase the notes or the Series A preferred stock on the occurrence of a change of control. If the Company fails to repurchase all of the notes tendered to the Company, this failure would constitute an event of default under the indenture. Furthermore, the Company's repurchase of the notes could cause the Company to default on other future indebtedness, due to the financial effect of such repurchase on the Company. The change of control repurchase feature of the notes may also have anti-takeover effects that could delay, defer or prevent a merger, tender offer or other takeover attempt.

LACK OF PUBLIC MARKET FOR THE WARRANT SHARES COULD AFFECT THEIR SHARE PRICE

     There has not been a public market for the Company's common stock. The warrant shares issued on exercise of the warrants will constitute a new issue of securities with no established trading market. The Company does not intend to list the warrants or warrant shares on any securities exchange or to seek approval for quotation through any automated quotation system. The Company cannot guarantee that an active market for the warrant shares will develop or that any market that does develop will be highly liquid.

     If a trading market does not develop or is not maintained, holders of the warrants and warrant shares may find it difficult to resell their securities and thus may be required to bear the financial risk of such an investment for an indefinite period of time. If a market for the warrants and warrant shares does develop, future trading prices of these securities will depend on many factors, including the Company's results of operations, the market for similar securities, overall market conditions and general economic conditions.

DECREASE IN THE VALUE OF THE COMPANY'S STOCK COULD HARM THE COMPANY'S ABILITY TO RAISE CAPITAL

     Future sales of common stock by existing stockholders or the issuance of common stock on exercise of options or warrants could negatively impact the value of the stock. A depressed stock price could materially impair the Company's ability to raise capital in the equity markets. The Company cannot predict the effect, if any, that common stock sales or the availability of stock for future sale will have on the market price of the Company's common stock prevailing from time to time.

COMPUTER-RELATED SYSTEMS MAY NOT BE "YEAR 2000" COMPLIANT

     The year 2000 presents potential concerns for the Company's computer hardware and software applications. If the Company's computer-related systems are unable to distinguish between the year 2000 and the year 1900, consequences of this may include systems failures and business process interruption. The problem may exist for many kinds of the Company's software and hardware, including mainframes, mini computers, PCs and embedded systems.

     In addition, the Company's largest customer consists of various agencies within the U.S. government. If such customers' systems are not Year 2000 compliant on a timely basis, payments owed to ORBIMAGE could be delayed. The Company can provide no assurance that a significant delay in payments would not have a material impact on the Company's financial results.

     Finally, the Company cannot guarantee that costs associated with addressing Year 2000 issues will not be greater than the Company anticipates, or that Year 2000 problems will be identified on a timely basis and that corrective actions undertaken by the Company or by Orbital (its primary third-party vendor) will be completed before any Year 2000 problems occur. Thus, the Company's operations and financial condition could be adversely affected by problems associated with the Year 2000 issue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- "Year 2000" Compliance."

                                USE OF PROCEEDS

     The maximum gross proceeds to the Company from the exercise of the warrants and the issuance of the warrant shares offered hereby (assuming all warrants are exercised at the current exercise price of $0.01 per share) would be $13,127.46. The Company intends to use such proceeds for working capital and general corporate purposes. The Company will not receive proceeds from either the sale of warrants or the sale of warrant shares by selling holders.

               MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     There is no established public trading market for the Company's common stock. There are 25,214,000 shares of common stock issued and outstanding, and 20,443,879 shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into, shares of common stock.

HOLDERS

     As of September 30, 1998, there were two holders of shares of the Company's common stock.

DIVIDENDS

     The Company has never declared or paid any cash dividends on its common stock or Series A preferred stock. Moreover, the indenture governing the Company's notes restricts the payment of dividends. The Company anticipates that it will retain all future earnings, if any, generated from operations to develop and expand its business. Thus, the Company does not expect to pay cash dividends on the common stock or Series A preferred stock at any time in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, included elsewhere in this prospectus.

                                                                     SEPTEMBER 30, 1998
                                                              ---------------------------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term obligations:
     Notes (1)..............................................              $141,476
                                                                          --------
     Total long-term obligations............................               141,476
Stockholders' equity:
Preferred stock, par value $0.01; 10,000,000 shares
  authorized; Series A cumulative convertible, 2,000,000
  shares authorized, 648,653 shares issued and outstanding
  (liquidation value of $68,102) (2)(3).....................                     7
Common stock, par value $0.01; 75,000,000 shares authorized;
  25,214,000 shares issued and outstanding (4)..............                   252
Additional paid-in-capital (1)..............................               146,911
Accumulated deficit.........................................               (35,485)
                                                                          --------
Total stockholders' equity..................................               111,685
                                                                          --------
Total capitalization........................................              $253,161
                                                                          ========

---------------
(1) The remaining carrying value of the warrants, $8.5 million, is reflected as both a debt discount and an element of additional paid-in capital.

(2) Dividends are payable semi-annually on May 1 and November 1 in cash or in-kind, subject to restrictions contained in the indenture governing the notes.

(3) On November 1, 1998, the Company issued 38,923 shares of Series A preferred stock to the holders of Series A preferred stock as a dividend payment.

(4) Excludes 4,800,000 shares of common stock reserved for issuance under the Company's 1996 Stock Option Plan, of which options to purchase 2,642,500 shares of common stock were outstanding as of September 30, 1998 and options to purchase 853,674 shares of common stock were exercisable as of September 30, 1998.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of ORBIMAGE as of and for the years ended December 31, 1993, 1994, 1995, 1996, and 1997 have been derived from the audited financial statements of ORBIMAGE. The following selected historical financial data of ORBIMAGE as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from ORBIMAGE's unaudited financial statements included elsewhere in the prospectus. The selected historical financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                                                               NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                             -----------------------------------------------   -----------------
                                              1993      1994     1995(1)    1996     1997(2)    1997      1998
                                             -------   -------   -------   -------   -------   -------   -------
                                                    (IN THOUSANDS, EXCEPT SHARE DATA)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $    --   $    --   $ 4,567   $ 1,055   $ 2,062   $   525   $ 8,547
Direct expenses............................       --       800     7,998     4,320     6,312     3,423    11,597
                                             -------   -------   -------   -------   -------   -------   -------
Gross loss.................................       --      (800)   (3,431)   (3,265)   (4,250)   (2,898)   (3,050)
Selling, general and administrative
  expenses.................................    1,702     3,156     2,371     1,630     2,844     1,616     5,235
                                             -------   -------   -------   -------   -------   -------   -------
Loss from operations.......................   (1,702)   (3,956)   (5,802)   (4,895)   (7,094)   (4,514)   (8,285)
Interest income............................       --        --        --        --     1,260       864     1,151
                                             -------   -------   -------   -------   -------   -------   -------
Loss before benefit for income taxes.......   (1,702)   (3,956)   (5,802)   (4,895)   (5,834)   (3,650)   (7,134)
Benefit for income taxes...................       --        --        --        --    (1,752)   (1,095)   (3,492)
                                             -------   -------   -------   -------   -------   -------   -------
Net loss...................................  $(1,702)  $(3,956)  $(5,802)  $(4,895)  $(4,082)  $(2,555)  $(3,642)
                                             =======   =======   =======   =======   =======   =======   =======
Loss per common share -- basic and diluted
  (3)......................................                                          $ (0.42)  $ (0.31)  $ (0.36)
Loss available to common stockholders
  (3)......................................                                          $(6,890)  $(4,194)  $(8,953)
Weighted average shares outstanding: (3)
  Basic....................................                                           16,432    13,477    25,214
  Assuming dilution........................                                           22,263    18,089    40,990
OTHER DATA:
Capital expenditures.......................  $13,749   $13,832   $18,989   $12,617   $49,029   $39,410   $89,702
EBITDA (4).................................   (1,702)   (3,157)    1,975      (914)   (1,558)   (1,482)    1,429
Net cash provided by (used in) operating
  activities...............................    7,142     3,111      (192)   (1,008)    6,334     5,631    20,733

                                                                   DECEMBER 31,
                                                 ------------------------------------------------   SEPTEMBER 30,
                                                  1993      1994      1995      1996       1997         1998
                                                 -------   -------   -------   -------   --------   -------------
                                                                  (IN THOUSANDS)                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......................  $    --   $    --   $    --   $    --   $ 22,220     $ 62,760
Total assets...................................   38,911    51,944    63,423    72,328    137,750      321,471
Long-term obligations..........................       --        --        --        --         --      141,476
Series A preferred stock (5)...................       --        --        --        --     33,547       54,824
Total stockholders' equity.....................    6,926    11,526    19,956    26,279     85,360      111,691

---------------
(1) The OrbView-1 satellite was launched in April 1995.

(2) The OrbView-2 satellite was launched in August 1997.

(3) All potentially dilutive securities, such as convertible preferred stock, warrants, and stock options are antidilutive for each of the periods presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and loss per common share for the years ended December 31, 1993, 1994, 1995, and 1996 were not meaningful.

(4) EBITDA, as defined in the indenture governing the notes consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to incur debt and to meet its debt service requirements. The Company considers EBITDA to be a useful measure of the Company's operating performance, because EBITDA can be used to measure the Company ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined herein may not conform to the definition of Consolidated Cash Flow as defined in the indenture.

(5) Represents stated value of $100 per share of Series A preferred stock less applicable fees and expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     ORBIMAGE operates and is further developing a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface, the atmosphere and weather conditions. ORBIMAGE has entered into a procurement agreement with Orbital to purchase the OrbView-1, OrbView-3 and OrbView-4 satellites (including launch services) and the U.S. ground system necessary to operate the satellites and to collect, process and distribute imagery. Under the procurement agreement, ORBIMAGE also acquired exclusive worldwide distribution rights (the "OrbView-2 License") with respect to OrbView-2 satellite imagery. The terms of the OrbView-2 License require ORBIMAGE to operate and control the OrbView-2 satellite. Orbital also provides certain administrative services to ORBIMAGE such as accounting, tax, human resources and benefit-related services. See "Certain Relationships and Related Transactions -- Services Agreement."

     Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital. Orbital now owns approximately 60.4% of the Company (55.2% on a fully diluted basis) and has the ability to exercise significant influence over the Company's operating and financial policies. Pursuant to the terms of the Company's charter and the Stockholders' Agreement, Orbital does not have unilateral control over ORBIMAGE's assets.

     Revenues. ORBIMAGE is performing under several long-term sales contracts to provide imagery products and, pursuant to terms thereof, receives contractual payments in advance of product delivery. In such circumstances, ORBIMAGE initially records deferred revenue for the total amount of the payment and recognizes revenue over the contractual delivery period. At September 30, 1998, ORBIMAGE had approximately $34.2 million of deferred revenue related to advance payments for OrbView-2 imagery. See "Certain Relationships and Related Transactions -- OrbView-2 License."

     System Depreciation. ORBIMAGE depreciates its satellites over the design life of each satellite. ORBIMAGE is amortizing the cost of the OrbView-2 License over the design life of the OrbView-2 satellite. ORBIMAGE depreciates the ground systems used to operate the satellites and collect, process and distribute imagery over the estimated lives of the assets, generally eight years. Depreciation begins when the satellites and ground system are placed in service.

     Interest Expense. The portion of the proceeds of the units offering representing the estimated remaining carrying value of the warrants, approximately $8.5 million, has been accounted for as a discount to the par value of the notes and as an increase to common equity, reflecting the fact that the warrants are a separate security of the Company. Amortization of this discount, together with the stated interest on the notes, is capitalized as the historical costs of assets under construction, when appropriate. The Company expects to capitalize a significant portion of its interest expense throughout 1998 and 1999 as it completes construction of the high-resolution OrbView satellites.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 AND FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     Business Acquisition. On April 30, 1998, ORBIMAGE acquired substantially all of the assets of TRIFID Corporation ("TRIFID") for $4.0 million. Based on TRIFID meeting revenue targets established in the acquisition agreement, the purchase price was adjusted and the Company paid an additional $1.0 million of consideration to TRIFID during the three months ended September 30, 1998. TRIFID provides sophisticated image processing software, geographic information database and production systems, imaging sensor design and related engineering services to both governmental and commercial customers. The acquisition provides ORBIMAGE with the technical personnel and production capability required to generate high resolution imagery and derived products. The acquisition resulted in excess of purchase price over net assets acquired of approximately $3.0 million, which is being amortized over ten years.

     Revenues. Revenues for the nine months ended September 30, 1997 and 1998 were approximately $0.5 million and $8.5 million, respectively. The increase in 1998 revenue was primarily due to the commencement of the OrbView-2 satellite's commercial operations in November 1997. Revenues during the nine months ended September 30, 1998 also included $1.2 million in sales generated from the image processing business acquired from TRIFID in April 1998. Revenues for the comparable 1997 periods were attributable solely to the sale of OrbView-1 imagery products.

     Revenues for the years ended December 31, 1995, 1996, and 1997 were approximately $4.6 million, $1.1 million and $2.1 million, respectively. Revenues in 1995 and 1996 were attributable solely to the sale of OrbView-1 imagery products to NASA and UCAR. The decline in OrbView-1 imagery sales between 1995 and 1996 was primarily attributable to lower "per image" prices as a result of volume discounts offered in exchange for additional imagery purchases. Revenues for the year ended December 31, 1997 consisted of approximately $0.8 million and $1.3 million of OrbView-1 and OrbView-2 sales, respectively.

     Direct Expenses. Direct expenses include the costs of operating and depreciating (i) the OrbView-1 satellite, (ii) the OrbView-2 License, and (iii) the related ground assets. Satellite operating costs primarily consist of labor expenses. Direct expenses for the nine months ended September 30, 1997 and 1998 were approximately $3.4 million and $11.6 million, respectively. Direct expenses increased from the 1997 period to the comparable 1998 period primarily as a result of the OrbView-2 License amortization, additional ground station depreciation and increased operating expenses primarily related to OrbView-2, all of which began when OrbView-2 commenced commercial operations in November 1997.

     Direct expenses for the years ended December 31, 1995, 1996 and 1997, were approximately $8.0 million, $4.3 million, and $6.3 million, respectively. Direct expenses decreased from the year ended December 31, 1995 to the year ended December 31, 1996 primarily because 1995 expenses included the cost of launching and placing the OrbView-1 satellite into operation and $5.0 million of an additional depreciation charge associated with OrbView-1. Direct expenses increased from the year ended December 31, 1996 to the year ended December 31, 1997 as a result of the launch and placement in operation of OrbView-2 in 1997. The Company expects direct expenses to increase significantly in 1998 from 1997 levels as a result of OrbView-2 License amortization and OrbView-2 operating expenses. The Company does not expect to incur any significant direct expenses to launch OrbView-3 and OrbView-4.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of the Company. SG&A expenses were approximately $1.6 million and $5.2 million for the nine months ended September 30, 1997 and 1998, respectively. The increase in SG&A expenses in 1998 was primarily attributable to the increase in salaries and related benefits as the Company expanded its operations and workforce.

     SG&A expenses were approximately $2.4 million, $1.6 million and $2.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. For the year ended December 31, 1997, approximately $2.1 million in SG&A were costs associated with administrative and management functions and approximately $0.7 million were costs associated with marketing. The increase in SG&A expenses from the year ended December 31, 1996 to the year ended December 31, 1997 was primarily attributable to an increase in the Company's staffing levels as the Company expanded its operations and workforce. SG&A expenses in 1995 and 1997 included costs of approximately $0.4 million and $0.6 million, respectively, incurred to support the launch and initial checkout of the OrbView-1 satellite and OrbView-2 satellites, respectively. The Company expects that launch and initial checkout costs for OrbView-3 and OrbView-4 will be incurred at levels generally consistent with those incurred in 1997.

     Interest Income and Interest Expense. Interest income reflects interest earnings on investments made primarily with proceeds from the Company's financing activities. Interest expense reflects interest incurred on the notes, net of applicable capitalized interest. Net interest income for the nine months ended September 30, 1997 and 1998 was approximately $0.9 million and $1.2 million, respectively. Interest expense was approximately $4.2 million for the nine months ended September 30, 1998. The Company had no interest expense in the comparable 1997 period. For the nine months ended September 30, 1998, capitalized interest in connection with the construction of the OrbView-3 and OrbView-4 satellites and related ground segments totaled $6.9 million. The capitalized interest is recorded as part of the historical cost of the assets to which it relates and will be amortized over the assets' useful lives when placed in service. Net interest income was approximately $1.3 million for the year ended December 31, 1997 and none in prior years.

     Benefit for Income Taxes. The Company recorded income tax benefits of approximately $1.1 million and $3.5 million for the nine months ended September 30, 1998 and 1997, respectively. The Company recorded an income tax benefit of approximately $1.8 million for the period May 8, 1997 through December 31, 1997. The tax benefits result from a net operating losses generated during the period offset, in part, by decreases in deferred tax liabilities for depreciation of satellite assets, which were previously deducted for tax purposes. The Company records its interim income tax benefit or provision based on estimates of the effective tax rate expected to be applicable for the full fiscal year. Estimated effective rates recorded during interim periods may be periodically revised, if necessary, to reflect current estimates. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital and was included in Orbital's consolidated tax return.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1998, the Company had approximately $90.0 million of cash and cash equivalents and unrestricted securities. The Company's current ratio was approximately 2.8 as of September 30, 1998 compared to 1.8 as of December 31, 1997.

     On February 25, 1998, ORBIMAGE issued units consisting of the notes and common stock warrants raising gross proceeds of $150.0 million. Interest on the notes is payable semi-annually beginning on September 1, 1998. Out of net proceeds of approximately $144.8 million, the Company purchased approximately $32.9 million of U.S. Treasury securities to pay the interest on the notes for the first four interest payment dates, of which $24.6 million remains as of September 30, 1998. These securities have maturities ranging from six months to two years and were placed in a restricted account and pledged as security for repayment of interest on the notes. The notes will rank pari passu in right of payment with all existing and future subordinated indebtedness of the Company and will rank senior in right of payment with all existing and future senior indebtedness of the Company. The total effective interest rate on the notes, including the discount attributable to the value of the warrants and issuance expenses, is approximately 14%. Concurrent with the units offering, the Company completed a private placement of 227,295 shares of Series A preferred stock, generating approximately $21.3 million of net proceeds. During 1997, ORBIMAGE completed two private equity placements in which it sold 372,705 shares of Series A preferred stock, generating gross proceeds of approximately $37.3 million. Orbital also increased its common equity investment in ORBIMAGE, bringing its total equity invested to approximately $87.9 million.

     Investing activities used cash of approximately $65.2 million and $135.0 million for the nine months ended September 30, 1997 and 1998, respectively. Investing activities used cash of approximately $19.0 million, $12.6 million and $60.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increase in the use of cash from 1996 to 1997 and continuing into 1998 is attributable primarily to the net purchases (net of sales and maturities) of short- and long-term investments and increased capital expenditures in those periods. After completion of its private equity and debt financings in 1997 and 1998, the Company invested the proceeds from the financings in various short- and long-term investments, consisting primarily of commercial paper and U.S. Treasury securities. The Company intends to use the investments to fund the remaining costs under the procurement agreement between the Company and Orbital.

     Capital expenditures for the nine months ended September 30, 1998 were approximately $82.8 million (excluding capitalized interest) and consisted primarily of costs relating to the acquisition of the OrbView-3 and OrbView-4 satellites and the related U.S. ground system. Capital expenditures in 1995 and

1996 consisted primarily of costs under the procurement agreement relating to the acquisition of the U.S. ground system assets, the OrbView-1 satellite and the OrbView-2 License. Beginning in 1997, capital expenditures were also related to the high-resolution OrbView satellites. The total cost of the OrbView-1 satellite, the high-resolution OrbView-3 and OrbView-4 satellites, the OrbView-2 License and the related U.S. ground system, is estimated to be approximately $297.0 million (of which $295.1 million is provided for under the procurement agreement), which includes all satellite design, construction and launch costs, but excludes insurance costs. Of this amount, as of September 30, 1998, ORBIMAGE has spent approximately $213.9 million and expects to spend approximately $83.1 million through mid-2000, the projected deployment date of OrbView-4.

     Operating activities provided cash of approximately $5.6 million and $20.7 million during the nine months ended September 30, 1997 and September 30, 1998, respectively, and $5.6 million and $6.3 million during the years ended December 31, 1997 and 1998, respectively. Operating activities used cash during the years ended December 31, 1995 and 1996 of approximately $0.2 million and $1.0 million, respectively. The increase in operating cash flow from 1997 to 1998 is primarily attributable to an increase in accounts payable and accrued expenses of $22.3 million. The increase in operating cash flows from 1996 to 1997 was primarily attributable to the receipt of advance customer payments for imagery purchases.

     The Company expects to fund its future capital expenditures and negative cash flows from operating activities using cash and cash equivalents and short-term investments together with cash from advance customer payments. The Company's ability to generate positive cash flow is dependent on the sale of its products and services, adequate customer acceptance of the Company's products and services and numerous other factors. The Company does not expect to generate net positive cash flow from operations sufficient to fund both operations and capital expenditures until OrbView-3 is operational, which the Company currently expects to happen in the second half of 1999. While the Company believes it has sufficient resources to meet its requirements through that time, additional funding may be necessary in the event of an OrbView-3 or OrbView-4 launch delay, cost increases or unanticipated expenses. There can be no assurance that additional capital will be available on favorable terms or on a timely basis, if at all. ORBIMAGE has incurred losses since its inception and management believes that it will continue to do so for the foreseeable future. ORBIMAGE's ability to become profitable and generate positive cash flow is dependent on the continued expansion of commercial services, adequate customer acceptance of ORBIMAGE's services and numerous other factors. See "Risk Factors -- Limited Operating History and Net Losses May Reduce Marketability of Securities" "-- Inability to Fund Potential Additional Capital Requirements Could Delay Satellite Construction and Deployment" and "-- Market Acceptance is Not Assured."

"YEAR 2000" COMPLIANCE

     The year 2000 presents potential concerns for computer hardware and software applications. The consequences of this may include systems failures and business process interruption. The problem may exist for many kinds of software and hardware, including mainframes, mini computers, PCs and embedded systems.

     The Company has commenced an audit to assess the potential Year 2000 issues with respect to various financial, technical and operational computer-related systems. This audit will consist of reviewing software code and hardware system components to determine whether a system failure or miscalculations causing disruption of operations might occur as a result of the system's inability to distinguish between the year 2000 and the year 1900. The Company believes that its internal review will be completed by the end of 1998. The Company intends to correct any Year 2000 issues, or develop alternative "work-around" procedures that address the problem, as soon as problems are identified. The Company has also inquired of its primary third-party vendor, Orbital, as to whether products and services provided by Orbital may be adversely affected by the Year 2000 issue. Orbital has informed the Company that with respect to its provision of administrative services, no material Year 2000 issues have been identified. Orbital is still conducting an internal review of Year 2000 issues with respect to the satellite systems, ground segments and launch services provided or to be provided to ORBIMAGE, and expects to have completed its initial assessment of any pertinent issues by the end of 1998.

     The Company's largest customer consists of various agencies within the U.S. government. If such customers' systems are not Year 2000 compliant on a timely basis, payments owed to ORBIMAGE could be delayed. There can be no assurance that a significant delay in payments would not have a material impact on the Company's financial results.

     The Company does not currently anticipate that addressing Year 2000 problems for its internal systems will have a material impact on its operations or financial results. There can be, however, no assurance that costs associated with addressing Year 2000 issues will not be greater than anticipated, or that Year 2000 problems will be identified on a timely basis and that corrective actions undertaken by the Company or its primary third-party vendor will be completed before any Year 2000 problems occur. All costs, including the cost of internal personnel, outside consultants, systems replacements and other equipment, will be expensed as incurred, except for long-lived assets which will be capitalized in accordance with the Company's capitalization policies. Contingency plans will be developed if it appears the Company or its key supplier will not be Year 2000 compliant and such noncompliance is expected to have a material adverse impact on the Company's operations.

                                    BUSINESS

OVERVIEW

     ORBIMAGE is a leading provider of global space-based imagery. The Company operates, and is further developing, a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. ORBIMAGE currently has two satellites in operation that provide imagery to a variety of scientific, commercial and government customers, including NASA, NIMA and commercial fishing companies. The Company expects to place two additional satellites providing high-resolution digital imagery into operation in 1999 and 2000, respectively. ORBIMAGE intends to provide customers with imagery at a lower price than that provided by existing or planned remote imagery alternatives.

     The Company's imagery products and services are being developed to provide ORBIMAGE's customers with information concerning, among other things:

     - mapping and surveying data;

     - urban growth and development;

     - forestry and crop health;

     - land and ocean-based natural resources;

     - the locations and movements of troops or military assets; and

     - weather patterns and wind conditions.

     In 1991, ORBIMAGE was established as an operating division of Orbital to manage the development of remote imaging satellites that would collect, process and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, the Company was incorporated in Delaware as a wholly owned subsidiary of Orbital. In 1997, ORBIMAGE consummated a private placement of Series A preferred stock with financial investors to fund a significant portion of the remaining costs of existing projects. Contemporaneously with this financing, the Company acquired at historical cost all the assets and liabilities of the operating division.

     In April 1995, ORBIMAGE launched its first satellite, OrbView-1, which provides dedicated weather-related imagery and meteorological products to NASA. The Company's second satellite, OrbView-2, was launched in August 1997 and provides images of land and ocean surfaces to commercial customers, as well as to NASA and other scientific users. The Company believes that OrbView-2 is the only satellite of its kind providing daily color images of the entire Earth's surface. ORBIMAGE has completed the design of the high-resolution OrbView satellites, which are being designed to provide high-resolution panchromatic (black and white), multispectral (color and infrared) and, in the case of OrbView-4, hyperspectral (enhanced color and enhanced infrared) imagery. OrbView-3 is scheduled to be operational during the second half of 1999, and OrbView-4 is scheduled to be operational in mid-2000. The Company believes that OrbView-3 and OrbView-4 will be among the first commercial satellites with high-resolution imagery capability and that OrbView-4 will be the world's first satellite with commercially available hyperspectral capability.

     Remote imaging is the process of observing, measuring and recording features, objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The current market for global remote imagery and related markets consists of both domestic and international commercial and government users, and includes satellite development, construction and operations costs incurred by users who decide to build and operate their own satellite systems as well as the cost of purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only "commercial" operators of remote imaging satellites were quasi-governmental programs such as the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded significantly in 1994 when the U.S. government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial imagery providers (excluding hardware sales) will be approximately $2 billion by the year 2000. ORBIMAGE believes that this worldwide commercial imagery market will grow as the availability of low-cost, high quality satellite imagery stimulates the demand for such products and services and encourages the development of new satellite-imaging technologies and applications.

     Since its inception, the Company has entered into a number of pre-launch contracts for its satellite imagery, as described below:

       SATELLITE           CONTRACTING PARTIES             SERVICES PROVIDED
       ---------           -------------------             -----------------
OrbView-1                  ORBIMAGE and NASA       Weather-related imagery and
                                                   meteorological information
OrbView-2                  ORBIMAGE and NASA       Color ocean imagery
OrbView-3                  ORBIMAGE and Samsung    High-resolution imagery
                           Aerospace
                           Industries, Ltd.
OrbView-4                  Orbital and U.S. Air    Hyperspectral imagery
                           Force
OrbView-3 and OrbView-4    ORBIMAGE and NIMA       Worldwide high-resolution imagery

     The Samsung agreement requires Samsung Aerospace to pay an annual minimum amount for high-resolution OrbView imagery for each of the three years after OrbView-3 becomes operational. In addition, the Company has entered into agreements with regional distributors in Canada and Chile for OrbView-2 imagery and is in negotiations with potential regional distributors for high-resolution OrbView imagery in Europe, Asia, the Middle East, Africa, South America and Central America. To provide industry-specific imagery applications, ORBIMAGE is developing strategic alliances with key value-added resellers who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

     In October 1998, NIMA awarded a contract to ORBIMAGE for the purchase of imagery and infrastructure services. Under the terms of the contract, NIMA may purchase up to $100.0 million of OrbView-2, OrbView-3 and OrbView-4 imagery and the related ground station infrastructure to receive the imagery. NIMA has made an initial commitment to purchase approximately $3.0 million of imagery and services under this contract.

REMOTE IMAGERY INDUSTRY

     Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites, aircraft, or ground-based stations. Imagery is usually processed in an electronic or hard copy format consisting of panchromatic or multispectral images. Until 1992, all satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies, which used satellites to monitor meteorological conditions and environmental changes on the Earth's surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the demands and opportunities in the remote imaging industry. The majority of today's remote imagery comes from local or regional aerial photography firms. Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage area, restricted ability to fly over certain areas and high cost limit widespread use of such imagery. Many existing maps are based on out-of-date imagery because they are expensive to update. The remainder of current commercial imagery sales are generated by a few providers of low-resolution satellite imaging services; however, these providers have failed to satisfy the market's growing sophistication and demand segmentation.

     As the market develops, primary competitive factors are expected to include:

     - spatial and/or spectral resolution;

     - frequency of revisit times;

     - pricing;

     - timeliness of imagery distribution; and

     - extent of geographic coverage.

     OrbView-2 and the high-resolution OrbView satellites have been designed to offer a number of strategic advantages over currently available commercial remote imaging systems including increased spatial resolution and increased spectral capability. Certain markets such as national security mapping and surveying markets require spatial resolution of less than three meters. In addition, increased spectral resolution, or the ability to take highly precise color and infrared images of the Earth's surface, enables potential customers in the agriculture and fishing industries to better detect and identify crop health and map prime fishing locations. Spectral resolution also can be used in the exploration of natural resources. For example, land conditions that signify the presence of oil will be easier to identify on an infrared image than in a conventional black and white aerial photograph.

     The Company believes that a key competitive advantage that the high-resolution OrbView satellites will have over aerial photography is their ability to image any location on the Earth in one to three days and to make the imagery available in real time through a broad distribution channel. Currently, a commercial imagery customer such as a telecommunications Company that wants to map a large, fairly remote area to determine where to place cellular towers would hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time consuming and expensive. In contrast, the Company expects that its OrbView-3 satellite will be able to map 20,000 square kilometers in a single 10-minute pass.

     Similarly, countries around the world that are unable or unwilling to establish their own space programs can conduct complete border surveillance only in the areas over which aerial photographers can safely fly. The Company expects that the high-resolution OrbView satellites will be able to image areas that are not accessible by airplanes because the air space is restricted or they are too remote. In addition, up-to-date maps are key for serving certain high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. ORBIMAGE believes the real-time global imagery from the high-resolution OrbView satellites will allow customers to efficiently and cost-effectively map areas of the world that have never been photographed commercially or for which existing maps are now obsolete, and will permit users to frequently monitor agricultural, forestry and fishing areas to provide timely information to enhance business and government effectiveness.

BUSINESS STRATEGY

     ORBIMAGE's business strategy is to:

     - penetrate existing markets with higher-quality and/or lower-priced imagery;

     - create new markets to sustain long-term growth;

     - achieve global distribution;

     - provide worldwide coverage on a timely basis;

     - establish an electronic imagery archive with broad and diverse imagery products; and

     - leverage the expertise of Orbital, including Orbital's existing satellite imagery technology and product infrastructure, to promote rapid market acceptance.

     Penetrate Existing Markets with Higher-Quality and/or Lower-Priced
Imagery. The Company believes that its existing addressable markets consist of numerous applications, including new construction site selection, oil, gas, and mineral exploration activities, utility infrastructure monitoring, scientific and environmental monitoring, and U.S. national security applications. In each of these market applications, ORBIMAGE believes it should be able to gain market share in existing applications because it expects its imagery to be priced below that of existing aerial imagery and planned satellite imagery and to be of higher spatial and spectral resolution than existing satellite imagery. The Company believes that the expected cost to construct its high-resolution OrbView satellites and related ground systems, the principal components of which will be furnished by Orbital under a fixed-price contract, will be less than or competitive with the announced costs of its competitors' high-resolution satellite systems. The Company believes that the cost of its satellites and related ground systems will afford it pricing flexibility for its imagery products and services, allowing it to pursue a strategy of pricing aggressively while still realizing attractive returns. ORBIMAGE believes that the high-resolution OrbView satellites should be able to provide a lower-priced imagery alternative to existing aerial photography.

     Create New Markets. Through the introduction of affordable, high-resolution satellite imagery, the Company believes it will stimulate the development of new markets. For example, ORBIMAGE's marketing efforts to date indicate that certain market segments do not currently have access to dedicated high-resolution imagery, such as the foreign national security and commercial fishing markets. The Company believes that such markets will develop rapidly as commercial high-resolution imagery becomes available. Furthermore, the Company believes it can develop new commercial applications for satellite-based imagery including, among other uses, real estate assessment, travel planning, and entertainment applications.

     Achieve Global Distribution. The Company believes that it can expand its market share by providing imagery to end users both directly and through third party distribution channels, such as foreign regional distributors and value-added resellers. The Company intends to focus its direct distribution efforts on larger customers in the commercial/consumer and scientific/environmental markets and on the U.S. national security market. The Company expects that value-added resellers will perform application-specific processing and analysis of the Company's imagery for various commercial applications. The Company believes that utilizing these distribution channels simultaneously will enhance the distribution of its products and services.

     ORBIMAGE believes that the most effective way to penetrate foreign markets is to enter into relationships with strong regional partners who have existing marketing and distribution infrastructures and are able to overcome local regulatory barriers. The Company expects these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories and attain the necessary regulatory and other approvals to operate in their territories. ORBIMAGE has entered into distribution agreements with regional distributors in Chile and Canada for OrbView-2 imagery and has entered into the agreement with Samsung Aerospace to distribute high-resolution imagery of the Korean peninsula. The Company is also in negotiations with potential regional distributors for high-resolution OrbView imagery in Europe, Asia, the Middle East, Africa, South America, and Central America.

     Provide Worldwide Coverage on a Timely Basis. All the OrbView satellites are designed to provide timely product delivery, either through real-time imagery downlinking to a distributor's or customer's local ground receiving station, or through delivery of processed imagery from ORBIMAGE's central U.S. ground station by overnight courier or via the Internet. OrbView-2 provides global imagery on a daily basis. OrbView-3 is designed to image virtually any location on Earth with a "revisit" time of three days or less. Upon the launch of OrbView-4, the effective "revisit" time of the high-resolution OrbView satellites is expected to be reduced to less than two days.

     Establish Electronic Imagery Archive. The Company is developing the OrbNet Digital Archive, a database that will collect, store and distribute imagery derived from satellite and aerial sources. OrbView-2 imagery can be viewed on the Company's website and is available for sale over the Internet. ORBIMAGE intends to expand its imagery catalogue with aerial and satellite imagery products prior to the launch of its OrbView-3 satellite by entering into strategic alliances with existing imaging satellite operators, aerial photography firms and imagery value-added resellers. The Company intends to deliver imagery to customers over the Internet, on CD or on computer tape for a per image fee.

     Leverage Expertise of Orbital. Orbital, the Company's majority stockholder, is a space technology and satellite services Company with extensive experience in the design and construction of remote imaging satellites and ground stations. ORBIMAGE has used, and will continue to use, the integrated space capabilities, infrastructure and experience of Orbital to develop its business cost effectively, including leveraging certain of Orbital's existing customer relationships and product lines.

PRODUCTS AND SERVICES

     Through the operation of the OrbView-1, OrbView-2, high-resolution OrbView satellites and associated U.S. and foreign ground systems, ORBIMAGE provides and will provide a wide range of imagery products and services.

     Weather and Atmospheric Monitoring. The Company's OrbView-1 satellite provides the U.S. government with daily atmospheric and weather conditions images, including images showing both clouds and global lightning information that can be used to improve tornado and hurricane forecasting, and for weather monitoring and meteorological research. The OrbView-1 satellite also provides information on the atmosphere near the Earth's horizon to develop atmospheric temperature, pressure, and water vapor profiles which facilitate the efficient gathering of worldwide atmospheric information. Because of the radio frequencies used by the OrbView-1 satellite, OrbView-1 imagery may only be sold to the U.S. government.

     Ocean and Land Multispectral Imagery. The OrbView-2 satellite detects subtle color changes in the Earth's oceans and land areas. Under a five-year contract, NASA and its researchers may directly downlink certain OrbView-2 imagery to use for their own research purposes. ORBIMAGE is also marketing licenses to university researchers and other primarily scientific users around the world to enable them to directly downlink OrbView-2 imagery.

     In addition, OrbView-2 provides value-added products that generally can be delivered within 24 hours of collecting the data. Such products measure phytoplankton and sediment concentration in oceans and lakes, as well as the vegetative health of crops and forests on land. Scientists and environmentalists can use these and other similar imagery products to assess environmental factors that affect the oceans (including pollution levels and toxic algae events) and to facilitate "before and after" comparisons of land areas showing, for example, changes in agricultural crop and forestry growth or the erosion of coastal zones.

     The Company also uses OrbView-2 imagery to generate fishing maps. ORBIMAGE initially is offering two types of fishing maps, a coastal product targeted at sport and coastal commercial fishing customers and a deep ocean product targeted at larger, high seas fishing fleets.

     High Spatial Resolution Imagery. High-resolution OrbView imagery will enable a user to discern an object one-meter in size (the size of a phone booth) from space. The Company plans to sell its high-resolution imagery products in the form of hard copies and electronic copies that can be stored and processed on a computer. ORBIMAGE intends to base its product pricing, in part, on the level of processing required and the customer's delivery-time requirements. Sales of unprocessed imagery are targeted to sophisticated end-users, such as the U.S. and foreign national security customers or value-added resellers who have internal capability to perform their own imagery enhancement and processing. While the Company intends to make unprocessed imagery available for sale through the OrbNet Digital Archive, ORBIMAGE believes that military and intelligence customers will procure the necessary software from ORBIMAGE to upgrade their ground stations so that they can directly downlink and process such imagery from the satellite.

     ORBIMAGE may also offer various value-added precision-corrected products. The Company believes that these products will have applications in all four target markets, discussed below. Precision-corrected imagery is processed based upon known geographic points, terrain, elevation and topography to enable the user to identify the position of the image on the Earth's surface. These products will address the needs of customers who require detailed topographical and elevation information. One example of such a product is a digital elevation model used by military planners for aircraft flight simulation. Other examples include maps that analyze the health of vegetation in farm and forest areas, and land use maps that can segment land tracts based on population density, construction projects and other land uses.

     Hyperspectral Imagery. Hyperspectral imagery provides enhanced color and enhanced infrared imagery for additional applications, including more precise crop health analysis and analysis of the presence of minerals that will enable mining and natural resource exploration companies to more efficiently detect the location of precious minerals such as gold and silver, and other natural resources such as oil. In addition, the U.S. Air Force has stated that it intends to use hyperspectral imagery to assist in detecting, tracking and monitoring military vehicles and assets.

TARGET MARKETS

     The Company targets its imagery product and service offerings toward four distinct markets: the commercial/consumer market, the scientific/environmental market, the U.S. national security market and the foreign national security market. These markets are currently serviced by aerial photography or lower-resolution government-operated satellite imagery systems.

Commercial/Consumer Market

     The Company believes that the near-term commercial/consumer market segment will include domestic and foreign companies and local governmental entities such as municipalities that currently use aerial photographs and medium-resolution satellite imagery products. In the long term the Company expects this market will also include individual consumers who will use satellite imagery from the OrbNet Digital Archive in various consumer oriented applications such as real estate assessment, travel planning, education and entertainment. ORBIMAGE has already begun targeting the market applications described below, which the Company believes represent attractive near-term marketing opportunities.

     Fishing. The Company believes that fishing maps designed to assist the commercial ocean fishing industry are among the Company's most promising near-term commercial market applications. OrbView-2's multispectral sensor has been specifically designed to distinguish the phytoplankton-rich oceanic regions from the clear oceanic regions. Many commercially important surface-feeding fish, such as tuna and swordfish, congregate at the phytoplankton/clear water boundary. At present, fishing fleets have no means of accurately identifying this boundary in a timely fashion. Many fishing vessels currently use on-board helicopters to conduct aerial searches of broadly identified areas. ORBIMAGE believes its fishing maps will significantly reduce search time and related hardware and operating costs, will be more accurate, and will cover a broader area than existing alternatives.

     The Company's customers for fishing maps include eighteen fishing companies consisting of almost 100 fishing vessels, including commercial fishing operators in the United States, Asia, Europe and South America. Fishing captains view the maps transmitted daily over a satellite link to their vessels with a personal computer using ORBIMAGE's proprietary software, or receive the maps in a hard copy format via facsimile.

     Mapping and Surveying. The key mapping and surveying markets targeted by the Company are new construction site selection, utility infrastructure monitoring and local and regional tax assessment. High-resolution imagery is used for planning the optimal location for construction projects such as wireless communication towers, retail development, new housing developments and highways. For example, telecommunications providers use high-resolution imagery extensively to determine the topography and land use/land cover classifications within a region under consideration for new wireless service. This information enables optimal placement of new communications towers based on the radio signal transmission characteristics of the region. The Company believes that high-resolution imagery can also help retail businesses to select the optimal locations for new businesses by providing valuable information such as population density, residential versus industrial land use patterns, locations of competitive businesses, and other factors useful in the site selection process.

     In addition, the Company believes that its high-resolution OrbView imagery will be used by gas and electric utilities, which are among the largest current high-resolution aerial imagery users. Spatial data, such as high-resolution maps showing precise locations of surface features, is critical to planning, design, construction, operation, marketing and regulatory compliance in connection with utilities' widely dispersed networks. Finally, ORBIMAGE believes its high-resolution imagery will be useful to city, county and state tax authorities in monitoring taxable activities such as residential add-on construction and tree-cutting on public and private lands.

     Agricultural. ORBIMAGE expects agricultural applications to represent a growing market opportunity, driven by large, commercial farming customers interested in obtaining up-to-date data on the condition of their crops and fields. Today, most agricultural customers either are unable to obtain the requisite imagery, or must rely on direct on-site inspection or aerial photography at substantial expense. The Company believes products based on multispectral and hyperspectral satellite imagery will provide timely and valuable information on the health of crops and assist in managing the allocation of water, fertilizer and pesticides. In addition, the Company believes its broad-area multispectral and hyperspectral imagery could increase the accuracy of crop-yield forecasts and benefit insurance companies, commodity traders and agricultural products brokers.

     Forestry. To date, demand for aerial imagery products in the forestry industry has been modest due to the high cost, poor resolution and lack of appropriate revisit time of existing alternatives. The availability of ORBIMAGE's high-resolution, low-cost imagery products is expected to drive forestry industry demand for satellite imagery. In particular, ORBIMAGE believes the multispectral imagery generated by OrbView-2 and the high-resolution OrbView satellites will be beneficial in monitoring the overall health of forests, and OrbView-4's hyperspectral imagery will be useful in distinguishing tree plantations of different species and ages through pattern recognition techniques. The Company believes this information will be beneficial both to private forest product companies and to government agencies such as the U.S. Forest Service.

     Mineral Exploration. The Company believes high-resolution OrbView satellite imagery will also be valuable for oil, gas and mineral exploration companies for planning operations in remote regions of the world. In many locations where such exploration occurs there is a great need for improved mapping information for such activities as planning equipment transport, seismic field testing and drilling operations. Also, the hyperspectral imagery from OrbView-4 will be useful for identifying promising locations for new oil, gas and mineral reserves. Spectral matching techniques will be used to identify specific "pathfinder minerals" that signify high probability locations for oil, gas, and other mineral reserves.

Scientific/Environmental Market

     The scientific/environmental market comprises government entities that use satellite imagery to monitor environmental, climate-related and meteorological phenomena, both in real-time and over extended time periods, as well as commercial entities such as airlines, oil and gas companies and insurance companies who need accurate, timely environmental information over wide geographic areas. ORBIMAGE is marketing imagery from OrbView-2 to national government agencies such as NASA, NIMA and the National Oceanic and Atmospheric Administration ("NOAA"). All these agencies currently use aerial and satellite imagery for diverse applications, including weather prediction, monitoring of ocean conditions, natural disaster assessment, environmental impact studies and similar applications. Since 1995, OrbView-1 has generated information that has improved the meteorological community's ability to predict the timing and location of severe storms including tornadoes and hurricanes. The Company believes OrbView-2's ability to monitor phytoplankton levels in the world's oceans on a global basis will be valuable to scientists in studying global climate change and to coastal fisheries in tracking dangerous and costly "red tide" events. The Company believes its high-resolution and hyperspectral imagery will be helpful to government agencies in a variety of environmental applications including assessment of the damage from natural disasters such as floods, forest fires, earthquakes, severe storms, and the environmental impact of industrial activities.

U.S. National Security Market

     The U.S. government has publicly stated that demand for high-resolution imagery, especially for use by tactical military commanders in the field, far exceeds the supply currently provided by its dedicated surveillance satellites. The Company believes that anticipated additional cutbacks in DoD and NRO budgets, together with the greater number of areas around the world in which the U.S. has a military interest, may further drive government agencies' need for commercially available high-resolution imagery and cause them to place increased reliance on lower-cost commercial providers. Commercial satellite imagery can augment current classified government satellite programs which use data, imagery and related products and services for mapping, reconnaissance, surveillance, trend analysis, mission planning, and targeting of conventional and "smart" weapons such as the "Tomahawk" cruise missile. ORBIMAGE believes that it can capture a significant share of this market once either of the high-resolution OrbView satellites are operational. ORBIMAGE is performing under a $32.5 million contract (with up to $8.5 million in contract options) to provide real-time hyperspectral imagery from OrbView-4 to the U.S. Air Force. The U.S. Navy has also expressed an interest in procuring OrbView-2 imagery for measuring water clarity and for similar applications. The imagery would assist the U.S. Navy in determining optimal times, locations and depths for performing laser and sonar operations relating to mine detection and submarine communication.

Foreign National Security Market

     Many countries have a strong national security interest in obtaining real-time high-resolution satellite imagery to help monitor borders, gather intelligence on potential adversaries, identify and target enemy troops and assets, plan missions and deploy resources, and assess battle damage. Many countries have aerial reconnaissance aircraft, but such aircraft are at risk if they penetrate foreign air space. The vast majority of foreign countries neither own nor have access to satellites that generate high-resolution imagery. Therefore, these countries have only three possible options to collect high-resolution satellite imagery:

     - develop the technology and build and launch their own satellites;

     - purchase and operate a turn-key satellite system; or

     - purchase "time-share" capacity from a satellite imagery company.

     Developing the technology and manufacturing expertise and then constructing a dedicated high-resolution satellite system and the infrastructure to support it requires a sizable financial investment and may require a substantial time commitment. Purchasing a turn-key high-resolution satellite system from a company in the United States or another country may be difficult due to export controls and safeguards relating to national security interests and licensing requirements. Purchasing a portion of the total capacity of a commercial satellite while it orbits a foreign government customer's area of interest provides the same high-resolution imagery capability as other alternatives, but is less expensive and more readily attainable. This "time share" arrangement is the one being offered by ORBIMAGE to its regional high-resolution OrbView imagery distributors.

     In October 1998, the Company was selected by NIMA to supply satellite imagery from OrbView-2 and the high-resolution OrbView satellites. The contract has a total potential value of $100.0 million, of which $3.1 million has been committed. The contract also funds several enhancements to ORBIMAGE's ground infrastructure.

     ORBIMAGE is currently in discussions with several potential regional distributors in Europe, Asia, the Middle East, Africa, South America and Central America, and has already entered into an agreement with Samsung Aerospace for imagery of the Korean peninsula. The interest expressed by potential regional distributors during the course of these discussions strengthens ORBIMAGE's belief that there exists substantial unmet demand for such imagery. The Company believes that its products and services will provide an effective means for foreign governments to acquire high-resolution imagery for national security purposes.

MARKETING AND DISTRIBUTION

     The Company currently plans to market and distribute imagery from ORBIMAGE's satellite network through:

     - ORBIMAGE's direct sales force;

     - market- or application-specific value-added resellers;

     - foreign regional distributors; and

     - the OrbNet Digital Archive.

     Direct Sales. ORBIMAGE's initial strategy for direct sales is to market and sell its basic imagery products to U.S. government agencies or to companies with internal image processing capabilities (e.g., large oil and gas producers). Since mid-1995, ORBIMAGE has delivered OrbView-1 atmospheric imagery directly to NASA on a daily basis. Since October 1997, NASA and its authorized researchers have been directly downlinking OrbView-2 imagery at their own ground receiving stations. ORBIMAGE may also directly market and will distribute its products and services, such as fishing maps to commercial and scientific customers worldwide.

     ORBIMAGE will continue to market its products and services directly to the U.S. military services, U.S. intelligence gathering agencies, other U.S. governmental customers and foreign governments that do not wish to purchase imagery products through a regional distributor. The Company anticipates that imagery for these customers will either be downlinked directly to the customers' existing ground receiving stations (which will be upgraded to be OrbView-compatible), or to ORBIMAGE's U.S. central ground station and then delivered to the applicable end user.

     Value-Added Resellers. While ORBIMAGE expects to perform certain value-added services internally (as it is doing with certain OrbView-2 products such as the fishing maps), the Company also intends to distribute its imagery to end users through value-added resellers who process it into complex maps and other types of products for specific markets or applications. Currently, there are numerous value-added resellers located in the United States and other countries processing imagery derived from existing satellite imagery providers and aerial photographers. The Company is working with a number of value-added resellers who have technological expertise and know-how to produce more complex products, and who have a strong presence within and knowledge of a certain industry, such as agriculture, mining and oil and gas exploration. The Company is also developing alliances with several value-added resellers who process raw imagery into specific product types, such as digital elevation maps, for a broad base of customers.

     Foreign Regional Distributors. The Company expects to sell high-resolution OrbView satellite imagery in the international market principally through exclusive arrangements with various regional distributors. The Company expects that its distribution agreements will give foreign regional distributors priority in "tasking" the satellite's camera while the satellite is over its geographic region. ORBIMAGE generally expects to retain the right to market and sell imagery of a distributor's territories, although the Company will pay the distributor a royalty for these sales. In certain cases, the Company may agree that a distributor's approval is required for certain sales of imagery, including sales to specified customers or of specific areas. It is anticipated that a single geographic distribution region normally will have a maximum radius of approximately 2,400 kilometers from the ground station (this is the maximum range that the satellite can communicate with the ground station on a given orbital pass), although the precise size of each region will be negotiable.

     ORBIMAGE has OrbView-2 distributors in Canada and Chile, and is in discussions with potential OrbView-2 distributors in Asia and Europe. ORBIMAGE has entered into an agreement with Samsung Aerospace for imagery of the Korean peninsula and is in discussions with potential regional distributors for high-resolution OrbView imagery in Europe, Asia, the Middle East, Africa, South America and Central America.

     The Company anticipates that its regional distribution agreements will generally provide for significant annual minimum guaranteed royalty payments, additional royalties for taskings or image purchases above agreed minimums, and the purchase of a regional ground station. ORBIMAGE will also provide training and technical support services to regional distributors, the extent and price of which will be negotiated on a case-by-case basis.

     OrbNet Digital Archive and Database. The fourth method of marketing imagery is an on-line electronic catalog called the OrbNet Digital Archive. The OrbNet Digital Archive will be a comprehensive, digital-imagery database in which the Company collects, stores and distributes imagery derived from its satellites and other satellite and aerial sources. The Company may then deliver the images to customers over the Internet, on CD or computer tape. Through strategic alliances with existing imaging satellite operators, aerial photography firms and imagery value-added resellers, ORBIMAGE intends to gain early recognition as an electronic depository for a comprehensive digital imagery catalogue consisting of a broad range of diverse imagery products primarily targeted to the commercial/consumer and scientific/environmental markets. The Company is in preliminary discussions with one existing satellite company and various aerial imaging companies regarding imagery distribution opportunities through the OrbNet Digital Archive.

     Imagery will be directed from the satellites to ground receiving stations or value-added resellers, where images will be processed, copies made and images forwarded to the central archive. OrbView-2 imagery is directly downlinked from the satellite to individual satellite receiving stations strategically located around the world and forwarded to the central OrbNet Digital Archive in Dulles, Virginia. The OrbNet Digital Archive commenced operation in the second half of 1998 offering OrbView-2 imagery products.

RISK MITIGATION

     ORBIMAGE has adopted a comprehensive strategy to mitigate the financial, business, and technical risks associated with market development and satellite development, satellite construction, launch and operations.

     Market Development. ORBIMAGE has reduced, and seeks to continue to reduce, the financial risks associated with constructing and operating its fleet of satellites by negotiating pre-launch contracts with customers and/or distributors. The Company had government anchor customers for OrbView-1 and OrbView-2 before those satellites were launched. The Company currently has pre-launch contracts for OrbView-3 and OrbView-4 imagery with several government and commercial customers, including NIMA and the U.S. Air Force. See
"-- Backlog" and "Risk Factors -- Contract Revenue is Not Certain." To further facilitate market penetration, the Company is also developing strategic alliances with value-added resellers who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

     Construction and Launch. ORBIMAGE has entered into a procurement agreement with Orbital to build and launch the high-resolution OrbView satellites, and to construct the related ground system. The majority of the imagery technology and the sub-system components to be used in the high-resolution OrbView satellites has been deployed in U.S. government surveillance and other space programs prior to their use by ORBIMAGE. In addition, the high-resolution OrbView satellites incorporate system redundancies for certain critical components. Also, with an approximate 92% launch success rate, Orbital's Pegasus(R) launch vehicle has a proven track record of successfully launching satellites into their target orbit. Orbital's Taurus(R) launch vehicle, which is expected to be used to launch OrbView-4, has a 100% success rate.

     Operations. The OrbView-3 and OrbView-4 satellite systems have substantially similar performance parameters, with OrbView-4 additionally having hyperspectral imagery capability. The high-resolution OrbView satellites are expected to be launched within a year of each other, thus reducing the business risk from launch and operational failure and resulting in a more robust satellite system.

BACKLOG

     ORBIMAGE's contract backlog of firm commitments at December 31, 1997 and September 30, 1998 was approximately $90.0 million and $85.5 million, respectively. As of December 31, 1997, approximately 83% of the Company's backlog was with the U.S. government and its agencies. Contract backlog of firm commitments consists of aggregate contract value for firm product orders, excluding the portion previously included in operating revenues on the basis of imagery delivered. Contract backlog of firm commitments excludes unexercised contract options having an aggregate potential contract value at September 30, 1998 of approximately $106.3 million.

SATELLITE AND GROUND SYSTEM OPERATIONS

     ORBIMAGE's basic system architecture consists of several major components:

     - a fleet of low-Earth orbit, advanced-technology small imaging satellites carrying sophisticated sensors that collect specific types of land, ocean, and atmospheric imagery;

     - a central U.S. ground system that controls the satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and

     - foreign regional receiving and distribution centers with direct downlinking capabilities.

     The Company believes that its system will provide global economies of scale in image collection, processing and distribution. In particular, the Company believes the system design will enable it to collect, produce and sell spatial and spectral-resolution imagery on a worldwide scale every day, as the OrbView satellites circle the Earth every 90-100 minutes and are "time shared" over many different geographic areas.

     OrbView-1 was launched in April 1995. It has operated successfully since then and has exceeded its original three-year design life. OrbView-2 was launched in August 1997 and initiated commercial operations in October 1997. OrbView-3 and OrbView-4 are scheduled to be operational in the second half of 1999 and mid-2000, respectively. The OrbView satellites represent a progression in space imaging technology and demonstrate Orbital's use of proven technologies and system experience. The incremental progression in both spatial and spectral satellite imaging capabilities among the OrbView satellites mitigates technical risks. The OrbView satellites employ lightweight structures, advanced sensors, miniaturized electronics, and innovative technical processes designed to provide high performance at relatively low cost. In the construction of the high-resolution OrbView satellites, Orbital will draw upon its satellite imaging experience not only from OrbView-1 and OrbView-2, but also from large national satellite programs like Landsat 4 and Landsat 5 to minimize overall program risk. The OrbView-1 and OrbView-2 satellites are, and the high-resolution OrbView satellites will be, commanded and controlled from ORBIMAGE's main operations center located in Dulles, Virginia.

     The following table summarizes the primary technical characteristics of the four OrbView satellites.

                                 ORBVIEW-1              ORBVIEW-2               ORBVIEW-3                 ORBVIEW-4
                                 ---------              ---------               ---------                 ---------
Principal Applications      Weather, Scientific    Weather, Fishing,      Mapping, Agriculture,    Mapping, Agriculture,
                            Research               Agricultural,          Oil and Gas, National    Oil and Gas, Forestry,
                                                   Scientific Research    Security                 Mining, National
                                                                                                   Security
Best Ground Resolution      10 km Panchromatic     1 km Multispectral     1 m Panchromatic         1 m Panchromatic
                                                                          4 m Multispectral        4 m Multispectral
                                                                                                   8 m Hyperspectral
Scene-Width                 1,300 km               2,800 km               8 km Panchromatic and    8 km Panchromatic and
                                                                          Multispectral            Multispectral
                                                                                                   5 km Hyperspectral
Image Area                  N.A                    N.A.                   64 km(2)                 64 km(2) Panchromatic
                                                                          Panchromatic and         and Multispectral
                                                                          Multispectral            100km(2) Hyperspectral

                                 ORBVIEW-1              ORBVIEW-2               ORBVIEW-3                 ORBVIEW-4
                                 ---------              ---------               ---------                 ---------
On-Board Storage            80 Megabytes           128 Megabytes          4 Gigabytes              4 Gigabytes
Revisit Time                12 Days                1 Day                  <3 Days(1)               <3 Days(1)
Orbital Altitude            740 km                 705 km                 470 km                   470 km
Design Life                 3 Years(2)             7 1/2 Years            5 Years                  5 Years

---------------
(1) The combined revisit time of both of the high-resolution OrbView satellites will be less than two days.

(2) Based on current performance, the satellite has exceeded its design life.

ORBVIEW-1 SATELLITE

     The OrbView-l satellite contains two atmospheric sensors providing weather-related imagery to U.S. government customers. The first sensor, a miniaturized camera, provides daily severe weather images and global lightning information. It also records cloud-to-cloud lightning strikes that are not observable from the ground and which provide information that may improve tornado and hurricane prediction accuracy. OrbView-1 also measures variations in radio signals through various parts of the atmosphere near the Earth's horizon to develop atmospheric temperature, pressure, and water vapor profiles. This technique enables efficient gathering of worldwide atmospheric temperature information for domestic and international meteorological agencies and airline operators, among other users.

     The OrbView-1 satellite weighs 167 pounds and provides about 100 watts of power with 55 watts available to its wide-field-of-view sensors. The on-board solid state recorder memory permits storage of a half day's imagery for transmission at two megabits per second to ORBIMAGE's primary U.S. ground station. The satellite has a design life of three years, but is expected to be operable for a somewhat longer period into 1999 or 2000.

ORBVIEW-2 SATELLITE

     The OrbView-2 satellite was launched in August 1997 and is believed to be the world's only operational satellite providing global color imagery of the entire Earth's surface on a daily basis. OrbView-2 uses eight spectral bands in the visible and near-infrared spectrum to detect subtle color changes on the Earth's surface. It is expected to perform for at least 7 1/2 years due to its advanced redundancy architecture. The 660-pound OrbView-2 was launched into a sun-synchronous orbit at an altitude of 705 kilometers, which together with its wide-field-of-view sensor allows for complete global coverage every day. OrbView-2 delivers ocean and land color imagery at both one-kilometer resolution and at four-kilometer resolution. OrbView-2 is capable of downlinking imagery to both ORBIMAGE's primary and backup ground stations and to various regional receiving stations around the world. Orbital owns the OrbView-2 satellite and the Company operates the OrbView-2 satellite under the OrbView-2 License.

HIGH-RESOLUTION ORBVIEW SATELLITES (ORBVIEW-3 AND ORBVIEW-4)

     The high-resolution OrbView satellites, the first of which is currently targeted to be operational in the second half of 1999, have been designed to provide one-meter panchromatic imagery and four-meter multispectral imagery of the Earth's surface. OrbView-4 will have similar capabilities to OrbView-3 and, in addition, will provide eight-meter hyperspectral imagery. The high-resolution OrbView satellites will have substantially similar performance capabilities, reducing the impact of a satellite failure and increasing revisit frequency, thus improving ORBIMAGE's overall capacity to supply timely imagery to its customers. Imagery will be either downlinked in real-time to regional ground stations or stored on board the satellite and subsequently downlinked to the U.S. central ground station. Copies of most imagery downlinked to regional ground stations will be forwarded to the OrbNet Digital Archive.

     The partially redundant designs of the high-resolution OrbView satellites provide an expected life of at least five years for each satellite. This system builds upon the technical accomplishments of earlier ORBIMAGE and other Orbital satellites, further refining the lightweight structures and microprocessor-based high performance electronics used in these satellites. The high-resolution OrbView satellites are designed to provide maximum maneuvering agility together with a stable optical platform for high quality image collection. The compact design is expected to facilitate the satellite's maneuverability and agility, while short solar arrays are expected to help keep unwanted satellite motion and vibration to negligible values.

     The high-resolution OrbView satellites each will have an orbital altitude of 470 kilometers and polar inclination. This should enable each satellite to image any point on the Earth within three days or less. Once both satellites are in orbit, the effective revisit time is expected to be less than two days. The polar inclination will keep the orbit sun-synchronous and will have an orbital orientation that places the satellite over the imaging area at approximately 10:30 a.m. "solar time" every orbit. The orbital path of the high-resolution OrbView satellites is expected to pass over the territory covered by a typical regional ground station an average of 1.7 times each day, providing 12 1/2 minutes of imagery time (assuming 25 degrees latitude ground station location) and producing approximately 200 images per day (assuming a certain mix of image types per territory). While each satellite is within communications range of the regional ground station every day, each satellite is designed to revisit any specific target every three days or less. Revisit frequency will be reduced to less than two days with both OrbView-3 and OrbView-4 in operation. This is because the satellite's high-resolution "seeing" range (approximately 940 kilometers in diameter) is less than its communications range (approximately 4,800 kilometers in diameter).

     The Company expects the total annual realizable capacity of each of the high-resolution OrbView satellites to be approximately 400,000 to 500,000 images, depending on customer preferences for the various images available and certain operating assumptions, including cloud cover of targeted areas and availability of regional ground systems.

GROUND OPERATIONS CENTERS AND IMAGE PROCESSING FACILITIES

     ORBIMAGE's central U.S. ground stations monitor the OrbView satellites while they are in orbit and command the satellites as required to ensure that proper orbits are maintained, that battery power stays within acceptable limits and that appropriate communications links are maintained. For the high-resolution OrbView satellites, ORBIMAGE will also transmit commands to the sensor on board the satellite providing the longitude and latitude of areas to be imaged on upcoming orbital passes. This latter function involves receiving, prioritizing and uplinking to the satellite the image requests received from ORBIMAGE's domestic customers and foreign regional distributors.

     The image receiving and processing center for the family of OrbView satellites is also located at ORBIMAGE's U.S. facility and will consist of several ground antennas capable of receiving down-linked imagery from the satellites and numerous work stations where the digital imagery streams from the satellites are processed and converted into useful imagery products. The center is being designed to be capable of processing and archiving 6,500 high-resolution OrbView satellite images per day. It is also designed to process a sample of each image for placement in the OrbNet Digital Archive accessible by customers using the Internet. ORBIMAGE's ground stations and image recovery and processing center currently downlink and process imagery from the OrbView-1 and OrbView-2 satellites. The Company expects its ground network to be compatible with OrbView-3 and OrbView-4 by the respective time each such satellite is launched.

     The imagery collected by OrbView-2 and the high-resolution OrbView satellites is designed to either downlink directly to a user or be stored on-board for later downlink to an ORBIMAGE ground station located in the United States. OrbView-2 and the high-resolution OrbView satellites have been designed to image and downlink simultaneously, so users with a compatible ground station can receive real-time imagery for the full time that the satellite is in view of a ground station. With one station in Dulles, Virginia and a planned second station in Alaska, high-resolution and hyperspectral OrbView imagery is expected to be downlinked on three of every four passes for subsequent processing, archiving and distribution by ORBIMAGE. This procedure ensures timely delivery of imagery to even those customers without a dedicated ground station. The high-gain directional antenna on board the high-resolution OrbView satellites, which continually tracks the ground station, is expected to provide a strong signal to the ground with resulting very low transmission errors. Even with compression and encryption of the signal, coding and transmission errors are expected to be insignificant.

COMPETITION

     ORBIMAGE's satellite and aerial imaging competitors include:

     - small, regional aerial photography firms;

     - a limited number of existing satellite imagery providers; and

     - other anticipated high-resolution satellite imagery providers.

     Existing Aerial Photography Firms. The major source of commercial high-resolution imagery today is aerial photography. This market is very fragmented, with numerous small, regional firms located all over the world. Most aerial photography firms currently use film-based technology rather than the digital camera technology used by OrbView satellites. ORBIMAGE expects that its satellites will provide customers with higher resolution and/or lower cost imagery than is provided by existing aerial photography firms.

     Existing Satellite Imagery Providers. OrbView-1 and OrbView-2 have no existing direct competitors for their daily panchromatic and multispectral imagery. SPOT 4 (operated by SPOTImage) provides multispectral imagery that could be competitive with OrbView-2 in certain markets, such as agricultural assessment. There are five existing satellite-based providers of low-resolution imagery:

     - SPOTImage S.A., a French-owned Company, currently produces unprocessed imagery using three satellites with resolution capability of 10 meters panchromatic and 20 meters multispectral;

     - Space Imaging EOSAT's Landsat 4 and Landsat 5 satellites provide coverage in seven spectral bands covering the visible to infrared parts of the spectrum, but the best resolution of these satellites is 30 meters in multispectral;

     - Radarsat-I, operated by the Canadian Space Agency, provides radar imagery with a resolution that varies between 10 and 100 meters (Radarsat-2, which will provide three-meter radar imagery, is scheduled for launch in
       2001);

     - KVR-1000, a Russian government satellite, provides film-based, two-meter resolution panchromatic images; and

     - IRS-IC, an Indian Space Agency satellite, provides six-meter panchromatic and 25 meter multispectral imagery.

     ORBIMAGE currently views these providers as indirect competitors to the high-resolution OrbView satellites in certain markets. See "Risk
Factors -- Technological, Development, and Implementation Problems Could Cause Additional Delays."

     Future Satellite Competitors. The high-resolution OrbView satellites are expected to face significant future competition in the satellite imagery market from two U.S. satellite competitors who are planning imaging satellites that will have one-meter panchromatic and four-meter multispectral capability and who have partnered with various industry participants:

     - Space Imaging EOSAT, which is owned by Lockheed Martin Corporation, Raytheon Company, and Mitsubishi Corporation; and

     - EarthWatch, whose major shareholders are Ball Aerospace and Technology Corporation, Telespazio, and Hitachi, Ltd.

     In addition, the U.S. government and foreign governments may fund the development, construction, launch and operation of remote imaging satellite systems that may compete with OrbView-2 as well as the high-resolution OrbView satellites. For example, NASA's Earth Science Program is sponsoring a satellite scheduled for launch next year that will provide imagery similar to that of OrbView-2.

EMPLOYEES

     As of November 15, 1998, the Company had 85 employees. None of the Company's employees is represented by a collective bargaining agreement.

PROPERTIES

     The Company currently leases approximately 13,000 square feet of office and operations space in Dulles, Virginia from Orbital, at Orbital's cost. See "Certain Relationships and Related Transactions -- Services Agreement." The Company also leases approximately 8,000 square feet of office and operations space in St. Louis, Missouri.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings material to its financial condition or results of operations. For a discussion of regulatory issues affecting the Company, see "Regulation."

                                   REGULATION

     The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the U.S., remote imaging satellites generally require licenses from the DoC and from the FCC. In addition, in order to operate internationally, remote imaging satellites generally require licenses from the governments of foreign countries in which imagery will be directly downlinked.

UNITED STATES REGULATION

     DOC REGULATION. The DoC, through the NOAA, is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns and complying with all international obligations of the United States. Under the provisions of the Company's DoC licenses, the U.S. government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of such interruptions of service could adversely affect the Company's ability to market its products to certain foreign distributors or end-user customers. In addition, the DoC has the right to review and approve the terms of agreements with the Company's international customers and distributors. The OrbView-1 satellite is not subject to DoC-NOAA regulation since its imagery can be sold only to the U.S. government.

     ORBIMAGE currently has a DoC license for OrbView-2 and two one-meter high-resolution satellites. ORBIMAGE also filed an application with the DoC to permit the Company to make OrbView-4 hyperspectral imagery available commercially. There can be no assurance that DoC will grant the amendment request, or that the agency will take such action in a manner consistent with the Company's planned schedule for launch and operation of OrbView-4. While a final decision has not been rendered, the DoC has indicated that the approval may be subject to certain limitations on ORBIMAGE's ability to deliver hyperspectral imagery to commercial customers, such as delaying release of imagery or degrading spatial resolution of such imagery. If the DoC fails to grant the Company's amendment request on the terms requested regarding its ability to sell hyperspectral imagery commercially, ORBIMAGE would be limited to selling such imagery to U.S. government customers.

     The DoC licenses for OrbView-2 and the high-resolution OrbView satellites expire in 2004. While the Company believes that the DoC would renew its licenses at that time, the DoC's failure to do so with respect to the high-resolution OrbView satellites could materially affect the Company's business.

     NTIA AND FCC REGULATION. The DoC also regulates federal governmental use of certain imagery satellite systems through the National Telecommunications and Information Administration ("NTIA"). The NTIA regulates and manages domestic use of the radio frequency spectrum by U.S. federal agencies. An NTIA license permits a downlink only to a federal governmental agency, although the federal agency is not generally restricted as to subsequent distribution of its imagery. The FCC is responsible for licensing the radio frequencies used by commercial satellite imagery systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for such systems as set forth by the FCC.

     The OrbView-1 satellite operates in a government exclusive frequency and, accordingly, is regulated by NTIA. The NTIA license for OrbView-1 is contingent on NASA retaining full operational control of the OrbView-1 satellite, and the data collected from the OrbView-1 sensors are the property of the United States.

     The operation of OrbView-2 is regulated by both the NTIA and the FCC. Orbital has an FCC license to operate and receive 1-kilometer imagery from OrbView-2. In addition, NASA has the NTIA license to downlink 4-kilometer OrbView-2 imagery on a government-only frequency. The imagery downlinked by NASA is used by government researchers and also is currently provided to ORBIMAGE for ORBIMAGE's commercial customers.

     In early February 1998, the Company filed an application with the FCC for a license to launch and operate the high-resolution OrbView satellites, and to obtain a frequency allocation in the FCC's Earth Exploration-Satellite Service ("EESS"), in order to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command ("TT&C") of the satellites. Currently, two of the Company's potential satellite-based competitors, EarthWatch and Space Imaging EOSAT, hold licenses to use the same frequency band that the Company intends to use for such imagery transmissions, and the band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services. The Company believes that this application will be granted in the near future. There can be no assurance, however, that the Company will receive the necessary FCC authorization to launch and operate the high-resolution OrbView satellites as planned. Failure of ORBIMAGE to do so could have a material adverse effect on its business.

     The Company could in the future be subjected to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment in the United States. There can be no assurance that limitations applicable to other countries, or other regulatory limitations affecting satellite remote sensing operations, will not be imposed by U.S. regulators. Any such limitations could adversely affect the Company's business.

INTERNATIONAL REGULATION

     All satellite systems operating internationally are subject to general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

     - International Telecommunications Union ("ITU") regulations, which define, for each service the technical operating parameters (including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service);

     - the Intelsat and Inmarsat agreements which provide that in order to conform with international treaties and obligations the operators of international satellite systems must demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

     - regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority for utilization of the required spectrum in each country.

     The U.S. government, on behalf of the Company, is required to coordinate the frequencies used by OrbView-2 and the high-resolution OrbView satellites, which will operate internationally. ITU frequency coordination is a necessary prerequisite to international registration, which provides interference protection from other international EESS satellite systems. In addition, it is a necessary prerequisite for the issuance of approvals and licenses from certain foreign countries. The ITU coordination process has been completed for OrbView-2, and the Company intends to have the U.S. government initiate the ITU coordination process for the high-resolution OrbView satellites as quickly as possible. The Company believes that the ITU registration process will not prevent it from obtaining necessary foreign licenses on a timely basis.

     In addition to compliance with ITU regulations and coordination processes, the Company must also demonstrate that it will not cause technical harm to Intelsat and Inmarsat, pursuant to the Intelsat and Inmarsat Agreements signed under international treaty. The Company has completed this process for OrbView-2, and believes that because of the frequencies it intends to use, the high-resolution OrbView satellites will not cause any technical harm to the Intelsat or Inmarsat systems.

     Within foreign countries, the Company expects that its regional distributors or customers will secure appropriate licenses and operational authority for utilization of the required spectrum in each country into which the high-resolution OrbView satellite imagery will be downlinked. For the most part, the Company anticipates that these activities will be performed by its distributors or customers, with the Company's assistance when required.

     While the Company believes that it will be able to obtain all U.S. and international licenses and authorizations necessary to operate effectively, there can be no assurance that it will be successful in doing so. The failure of the Company to obtain some or all necessary licenses or approvals could have a material adverse effect on the Company's business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the directors and executive officers of ORBIMAGE as of the date of this Prospectus.

                   NAME                     AGE                   POSITIONS
------------------------------------------  ---   ------------------------------------------
David W. Thompson.........................  44    Chairman of the Board and Chief Executive
                                                    Officer
Gilbert D. Rye............................  56    President and Chief Operating Officer
Edward D. Nicastri........................  50    Vice President, Engineering and Operations
Armand D. Mancini.........................  40    Vice President, Chief Financial Officer
James A. Abrahamson.......................  65    Director
Bruce W. Ferguson.........................  44    Director
Richard Reiss, Jr. .......................  53    Director
William W. Sprague........................  39    Director

     DAVID W. THOMPSON is the Chairman of the Board and Chief Executive Officer of ORBIMAGE, a position he has held since 1993. He is also the Chairman, President and Chief Executive Officer of Orbital. Mr. Thompson co-founded Orbital in 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as Special Assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked at the Charles Stark Draper Laboratory on the Space Shuttle's autopilot design.

     GILBERT D. RYE is the President and Chief Operating Officer of ORBIMAGE, a position he has held since 1993. From 1990 to 1993, he was Orbital's Senior Vice President for Marketing and Business Development. Between 1985 and 1989, Mr. Rye was President of Comsat Government Systems (a subsidiary of Comsat Corporation) and Vice President and General Manager of Space and Technology for BDM International. Mr. Rye is a retired Colonel from the U.S. Air Force with over 25 years of experience in various intelligence and space-related program management and policy-making positions.

     EDWARD D. NICASTRI has been the Vice President of Engineering and Operations for ORBIMAGE since 1997. From 1994 to early 1997, Mr. Nicastri served as Vice President for Advanced Projects with Orbital's Space Systems Division. Prior to joining Orbital in 1994, Mr. Nicastri was Director of Space Systems at the Defense Advanced Research Projects Agency from 1988 to 1993. Prior to 1988 Mr. Nicastri served as a Colonel in the U.S. Air Force, holding positions in the development and operation of several military, satellites and other national space systems.

     ARMAND D. MANCINI was appointed Vice President, Chief Financial Officer of the Company in March 1998. He had been the Vice President of Finance since October 1994. From September 1991 to September 1994, Mr. Mancini was the Vice President of Finance for Orbital's Communications and Information Systems Group and Space Systems Division. Prior to that, Mr. Mancini worked as a senior manager with various defense contractors who provide training and classified weapons systems to the U.S. government.

     JAMES A. ABRAHAMSON has been a director of the Company since April 1998. Mr. Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and Air Safety Consultants. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. Mr. Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. Mr. Abrahamson is also a director of Western Digital Corporation and Stratesec Corporation.

     BRUCE W. FERGUSON has been a member of the Board of Directors since 1993. Mr. Ferguson is a co-founder of Orbital and a member of its Board of Directors. He has been Senior Vice President, Special Projects of Orbital since 1997. Previously, he was Executive Vice President and General Manager/ Communications and Information Services Group of Orbital from 1993 until 1997. Mr. Ferguson was Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993 and Senior Vice President/Finance and Administration and General Counsel of Orbital from 1985 to 1989.

     RICHARD REISS, JR. has been a member of the Board of Directors since 1997. Mr. Reiss founded Georgica Advisors LLC in 1997, a private investment firm, to make both public and private investments in the communications, media and entertainment industries. From 1982 to 1997, Mr. Reiss was the Managing Partner of Cumberland Associates, a private investment firm, which he joined in 1978, and Cumberland Partners and LongView Partners, both investment partnerships. From 1969 to 1977, Mr. Reiss was Senior Vice President and Director of Research for Shearson Lehman Brothers. Mr. Reiss is a Trustee and Treasurer of Barnard College and a Trustee of the Manhattan Institute. He is also a Director of The Lazard Funds, Inc., a Director of nStor Technologies and Chairman of the Executive Committee and a Director of O'Charley's.

     WILLIAM W. SPRAGUE has been a member of the Board of Directors since 1997. Mr. Sprague is the founder and President of Crest Communications Holdings LLC, a private investment firm that invests in media and communications companies. From 1989 to 1996, Mr. Sprague served in various positions at Smith Barney, Inc., including as a Managing Director and head of the Media and Telecommunications Group, as co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.'s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co. Incorporated in the High Yield/Merchant Banking Group. Mr. Sprague is currently a director of Centennial Communication Inc., Ethan Allan Interiors Inc., Wave Transnational LLC, One-On-One Sports, Inc. and Communications Resources, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned for services rendered to the Company in the fiscal year ended December 31, 1997, by its Chief Executive Officer and the three most highly compensated executive officers in all capacities in which they served (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                        1997                       1997
                                                 ANNUAL COMPENSATION      LONG TERM COMPENSATION
                                                 -------------------   -----------------------------
                                                                       SECURITIES
                                                                       UNDERLYING
                                                                         OPTIONS        ALL OTHER
         NAME AND PRINCIPAL POSITIONS             SALARY     BONUS         (#)       COMPENSATION(1)
         ----------------------------            --------   --------   -----------   ---------------
David W. Thompson..............................  $     --   $     --     40,000          $    --
     Chairman and Chief Executive Officer(2)
Gilbert D. Rye.................................   200,000    110,000     50,000           11,658
     President and Chief Operating Officer
Edward D. Nicastri.............................   116,000     64,500     90,000            8,488
     Vice President, Engineering and Operations
Armand D. Mancini..............................   115,000     39,300     15,000            6,789
     Vice President, Chief Financial Officer

---------------
(1) Includes matching and profit-sharing contributions earned under a 401(k)
    Plan.

(2) Mr. Thompson's salary, bonus and long-term compensation (other than options) are paid by Orbital. Except as set forth in the above table, Mr. Thompson is not compensated for services rendered in his capacity as an officer of ORBIMAGE.

STOCK OPTION PLAN

     In November 1996, the Board adopted the Stock Option Plan, which provides for grants of either incentive or non-qualified stock options to officers, directors and employees of ORBIMAGE and Orbital. Under the terms of the Stock Option Plan, incentive stock options may not be granted at less than 100% of the fair market value at the date of grant, and non-qualified options may not be granted at less than 85% of the fair market value at the date of grant. Each option under the Stock Option Plan vests at a rate set by the Board in each individual's option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date.

     As of September 30, 1998, there were 2,642,500 options for common stock outstanding under the Stock Option Plan at exercise prices ranging from $3.60 to $5.10 per share.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants of stock options to the named officers pursuant to the Stock Option Plan during the fiscal year ended December 31, 1997, which options are reflected in the Summary Compensation Table.

                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------   POTENTIAL REALIZED VALUE
                                            PERCENT OF                                      AT ASSUMED ANNUAL
                             NUMBER OF     TOTAL OPTIONS                                  RATES OF STOCK PRICE
                             SECURITIES       GRANTED                                       APPRECIATION FOR
                             UNDERLYING    TO EMPLOYEES     EXERCISE OR                        OPTION TERM
                              OPTIONS     IN FISCAL YEAR     BASE PRICE    EXPIRATION   -------------------------
           NAME              GRANTED(1)        1997         PER SHARE(2)      DATE          5%            10%
           ----              ----------   ---------------   ------------   ----------   -----------   -----------
David W. Thompson..........    40,000            8%            $4.17        6/30/07      $104,900      $265,836
Gilbert D. Rye.............    50,000           10              4.17        6/30/07       131,125       332,295
Edward D. Nicastri.........    90,000           18              4.17        6/30/07       236,024        39,337
Armand D. Mancini..........    15,000            3              4.17        6/30/07       598,132        99,689

---------------
(1) Options generally vest in one-third increments over a three-year period.

(2) Options are granted at the fair market value on the date of grant, as determined by the Board of Directors. Certain factors considered by the Board of Directors in determining the fair market value of options include, without limitation: (i) valuations done in connection with recent financings; (ii) the conversion price of the Company's Series A Preferred Stock; (iii) results of operations; (iv) entering into new contracts; and
    (v) the lack of a market for the Company's common stock.

     The Board has implemented an incentive bonus plan. Members of senior management are eligible for bonuses equal to between 10% to 50% of their base salary, based upon their success in meeting certain team and individual incentives that are defined by the Board.

     In September 1997, the Company awarded options to purchase 5,000 shares of common stock to each of the non-employee directors of ORBIMAGE. The Company awarded options to purchase 10,000 shares of common stock to one non-employee director in April 1998, when that director was elected to serve on the Board.

AGGREGATED OPTIONS; YEAR END OPTION VALUES

     The following table sets forth the number of options and the value of unexercised and exercised options held by them as of December 31, 1997.

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING             VALUE OF UNEXERCISED IN-
                                                   UNEXERCISED OPTIONS AT         THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1997             DECEMBER 31, 1997
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
David W. Thompson..............................    100,000        140,000        $57,000        $57,000
Gilbert D. Rye.................................    125,000        175,000         71,250         71,250
Edward D. Nicastri.............................         --         90,000             --             --
Armand D. Mancini..............................     50,000         65,000         28,500         28,500

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the common stock and Series A preferred stock as of November 15, 1998: (i) by each person who beneficially owns more than five percent of the Series A preferred stock (which votes as a class on certain matters); (ii) by each person who beneficially owns more than five percent of the common stock (including the Series A preferred stock on an as-converted basis); (iii) by each director and named officer; and (iv) by all executive officers and directors as a group.

     All persons listed below have an address in care of the Company's principal executive offices unless otherwise noted.

                                                         SHARES OF PREFERRED      SHARES OF COMMON
                                                          STOCK BENEFICIALLY     STOCK BENEFICIALLY
                                                               OWNED(1)             OWNED(1)(2)
                                                         --------------------   --------------------
               NAME OF BENEFICIAL OWNER                   NUMBER     PERCENT      NUMBER     PERCENT
               ------------------------                  --------    --------   ----------   -------
Orbital Sciences Corporation...........................       --         --%    25,200,000    60.4%
  21700 Atlantic Boulevard
  Dulles, VA 20166
Merrill Lynch KECALP L.P. 1997.........................  245,813(3)    35.8      5,894,796    14.1
  225 Liberty Street
  South Tower, 23rd Floor
  New York, NY 10080-6123
Crest Funding Partners, L.P.(4) .......................  195,520(5)    28.4      4,688,729    11.2
  320 Park Avenue
  New York, NY 10022
Morgan Guaranty Trust Company of New York..............  145,386(6)    21.1      3,486,475     8.4
  522 Fifth Avenue
  New York, NY 10036
Georgica Advisors LLC(7)...............................   74,295(8)    10.8      1,781,655     4.3
  1114 Avenue of the Americas
  New York, NY 10036
David W. Thompson(9)...................................       --         --        113,334     *
Gilbert D. Rye(9)......................................       --         --        141,667     *
Armand D. Mancini(9)...................................       --         --         55,000     *
Edward D. Nicastri(9)..................................       --         --         30,000     *
James A. Abrahamson....................................       --         --             --      --
Bruce W. Ferguson(9)(10)...............................       --         --        101,667     *
William W. Sprague(4)(9)...............................       --         --          1,667     *
Richard Reiss, Jr.(7)(9)...............................       --         --          1,667     *
All executive officers and directors as a
  group(9)(10).........................................       --         --        441,668     1.0
* Less than one percent

---------------
(1) The persons named in this table have sole voting power with respect to all shares shown as beneficially owned by them, except as indicated in other footnotes to this table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after November 15, 1998, are deemed outstanding.

(2) Each of Crest Funding Partners, L.P., Merrill Lynch KECALP L.P. 1997 Morgan Guaranty Trust Co. and Georgica Advisors LLC or their respective affiliates currently owns shares of Series A preferred stock. Each share of Series A preferred stock is convertible into approximately 24.0 shares of common stock. See "Description of Capital Stock -- Series A Preferred
    Stock -- Conversion Rights."

 (3) Includes 150,775 shares owned by Merrill Lynch KECALP L.P. 1997, 49,685 shares owned by Merrill Lynch KECALP L.P. 1999, 28,790 shares owned by Merrill Lynch KECALP International L.P. 1997, and 16,563 shares owned by Merrill Lynch KECALP International L.P. 1999.

 (4) William W. Sprague, a director of the Company, is the founder and President of Crest Management Company, LLC, the manager of Crest Funding Partners, L.P.

 (5) Includes 142,166 shares owned by Crest Funding Partners, L.P., and 53,354 shares owned by Crest Management Company LLC.

 (6) Includes 103,085 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York; 20,494 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York; and 21,807 shares owned by Morgan Guaranty Trust Company of New York, as Investment Manager and Agent for the Alfred P. Sloan Foundation (Multi-Market Account).

 (7) Richard Reiss, Jr., a director of the Company, is the founder and President of Georgica Advisors LLC.

 (8) Includes 63,256 shares owned by Georgica Partners, 8,662 shares owned by Georgica International Fund and 2,337 shares owned by Georgica Advisors LLC.

 (9) Consists of shares of common stock issuable upon the exercise of options.

(10) Includes 14,000 shares of common stock issued pursuant to option exercises.

                                   SELLING HOLDERS

     The following table sets forth, as of a recent practicable date prior to the date of this prospectus, certain information with respect to the warrants owned by the selling holders listed below. As of the date hereof, none of the selling holders owns any of the warrant shares offered hereby. Such information has been obtained from such holders, DTC and/or the warrant agent. None of such holders has, or within the past three years has had, any position, office or other material relationship with the Company.

                                                             WARRANTS
                                                           BENEFICIALLY
                                                          OWNED PRIOR TO                      WARRANTS
                          NAME                             THE OFFERING    PERCENT OF CLASS   OFFERED
                          ----                            --------------   ----------------   --------
*                                                                  *                *               *
                                                             -------             ----         -------
                                                             150,000             100%         150,000
                                                             =======             ====         =======

---------------
* To be filed by amendment.

     Because the selling holders may, pursuant to this prospectus, offer all or some portion of the warrants they presently hold, no estimate can be given as to the number of warrants that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their warrants since the date on which they provided the information regarding their warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only selling holders identified above who own the warrants set forth opposite each such selling holder's name in the foregoing table on the effective date of the registration statement, or in supplements to this prospectus, may sell such warrants pursuant to the registration statement. The Company may from time to time, in accordance with the warrant registration rights agreement, include additional selling holders in supplements to this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENT

     During 1997, ORBIMAGE sold 372,705 shares of its Series A Cumulative Convertible Preferred Stock for $100 per share to the Series A holders pursuant to a stock purchase agreement (the "Initial Sale"). The proceeds of this sale, approximately $37.3 million, were used by ORBIMAGE for funding a portion of the purchase of the OrbView satellite systems and the OrbView-2 License, and for initial operating expenses and other general corporate purposes. During 1998, the Series A holders purchased an additional $22.7 million of Series A preferred stock pursuant to their rights under the stock purchase agreement. This Series A offering generated net proceeds of approximately $21.3 million.

     Capital Contributions. As part of the Initial Sale, Orbital made a $33.8 million payment to the Company consisting of capital contributions of approximately $87.9 million plus a payment of $40.9 million representing payments previously received by Orbital for OrbView-1 and OrbView-2 data, offset by approximately $95.0 million owed by ORBIMAGE to Orbital under the procurement agreement and the services agreement. See " -- Procurement Agreement," and " -- Services Agreement."

     Board of Directors. Pursuant to the stock purchase agreement, certain Series A holders are permitted to attend all meetings of the board of directors as non-voting observers and advisors, and to participate in discussions.

     Change of Control. The stock purchase agreement requires the Company to offer to purchase, subject to the rights of the holders of notes, all shares of Series A preferred stock then outstanding upon the occurrence of a Change of Control prior to the latest of:

     - the successful in-orbit checkout of OrbView-3;

     - the closing, under certain circumstances, of a Qualifying Public Offering; or

     - the culmination of a 180-day period in which the average price of the common stock exceeds a certain level relative to the Conversion Price.

Upon a Change of Control, the purchase price per share will be equal to the sum of:

     - 101% of the liquidation amount; and

     - if such Change of Control occurs prior to the fourth anniversary of the initial issuance of the Series A preferred stock, an amount equal to the dividends that would have accrued on the shares of Series A preferred stock from the date of purchase pursuant to a Change of Control through and including the fourth anniversary of the initial issuance of shares of Series A preferred stock.

A Change of Control is defined to include:

     - the failure by Orbital to hold at least 12,600,000 shares of common stock of the Company (being 50% of the shares of common stock held by Orbital on May 8, 1997, adjusted for stock splits, stock combinations and the like);

     - the failure by Orbital to hold at least thirty percent (30%) of the common stock of the Company on a fully diluted basis, without giving effect to the conversion of capital stock of the Company issued as a dividend with respect to shares of Series A preferred stock or capital stock of the Company issued pursuant to options granted under the Stock Option Plan or any other option plan adopted for the benefit of the Company's employees or directors;

     - the indirect or direct acquisition of Voting Equity Interests of the Company by any Person or group of Persons acting in concert of beneficial ownership in an amount greater than or equal to the amount of Voting Equity Interests held contemporaneously by Orbital, except (x) purchases by record holders of Series A preferred stock as of the Issue date (and their affiliates, to the extent that such holders are permitted to transfer their shares of Series A preferred stock to affiliates under the Amended and Restated Stock Purchase Agreement (the "Series A Affiliates") from other holders of Series A preferred stock or their Series A Affiliates and (y) purchases permitted pursuant to the Series A holders' subscription rights under Section 4.1 of the Stockholders' Agreement;

     - the acquisition of the Company, or the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of the Company and its Restricted Subsidiaries by, or the combination of the Company or all or substantially all its assets with, another Person (other than any such transfer to any wholly owned subsidiary of the Company) unless the acquiring or surviving Person shall be a corporation more than fifty percent (50%) of the combined voting power of which corporation's then outstanding Voting Equity Interests, after such acquisition or combination, are owned, immediately after such acquisition or combination, by the owners of the Voting Equity Interests of the Company outstanding immediately prior to such acquisition or combination;

     - the adoption of a plan relating to the liquidation or dissolution of the Company (other than any such liquidation or dissolution to or for the benefit of any wholly owned subsidiary of the Company);

     - the failure by the Company to obtain any applicable license (or license amendment, as applicable) so that it is in full force and effect within thirty (30) days prior to the scheduled launch of either of the OrbView satellites;

     - the revocation of any license necessary to operate OrbView-2 the high-resolution OrbView satellites consistent with the Company's current and planned commercial operations and which revocation is not cured within thirty (30) days of the occurrence thereof or such later date when all applicable appeals have been finally determined, if during such appeal period the Company has received regulatory approval to continue operations under the license pending the outcome of such appeal after exhausting all administrative remedies; or

     - unless consented to in writing by the holders of at least fifty percent (50%) of the shares of Series A preferred stock then outstanding, the acquisition by any Person or group of Persons acting in concert of beneficial ownership, direct or indirect, of securities of Orbital representing thirty five percent (35%) or more of the combined voting power of Orbital's then outstanding equity interests and at any time thereafter either (x) less than a majority of Orbital's board of directors shall be Continuing Directors or (y) there shall be an announcement by Orbital or such acquiring Person or group of Persons or the approval of a business plan by Orbital's board of directors, in either case that indicates an intention to de-emphasize or curtail the relationship between the Company and Orbital.

STOCKHOLDERS' AGREEMENT

     In connection with the Initial Sale, ORBIMAGE, Orbital and the Series A holders agreed, pursuant to a stockholders' agreement, to certain voting rights and restrictions upon transfer of the Series A preferred stock.

     Board of Directors. The stockholders' agreement provides that the board will consist of up to five (5) members, of which the majority of the Series A holders have the right to elect the two Series A directors (and may be entitled to elect two additional board members upon an "Election Event," as more fully described in "Description of Capital Stock -- Series A Preferred
Stock -- Voting") and the majority of the holders of the common stock have the right to elect two members. The fifth member of the board is to be an independent director, elected by the majority vote of all stockholders, where each Series A holder is entitled to vote the number of shares of common stock into which such holder's Series A preferred stock would be convertible. Notwithstanding the foregoing, so long as Orbital retains ownership of fifty percent (50%) of the voting stock of ORBIMAGE, it has the right to appoint the independent member of the board with the consent of one of the Series A directors, and further, so long as Orbital retains ownership of twenty percent (20%) of the voting stock of ORBIMAGE, it has the right to appoint one of the two common directors. The majority of a quorum of the board, including in some cases the affirmative vote of at least one Series A director is required before ORBIMAGE approves certain transactions, including without limitation and subject to certain exceptions:

     - approve any merger, consolidation, or liquidation or sale of all or substantially all the assets of ORBIMAGE;

     - approve any modifications to the stock purchase agreement, the stockholders' agreement, the procurement agreement, the services agreement or the OrbView-2 License that affect satellite performance or increase cost by more than $1.0 million;

     - issue or commit to issue equity securities or securities convertible into or exchangeable or exercisable for equity securities;

     - incur indebtedness for borrowed money or any capital lease in excess of $0.5 million;

     - select, approve, or remove any officer; or

     - declare any dividends on the common stock.

     Restrictions on Transfer. Subject to limited exceptions, the stockholders have agreed not to transfer, pledge, mortgage, hypothecate, or otherwise encumber any shares of common stock or the Series A preferred stock. Furthermore, under certain circumstances, any stockholder desiring to transfer its common stock or Series A preferred stock must give Orbital the right to purchase such shares subject to transfer upon the same terms as proposed. Conversely, Orbital must give the stockholders the right to purchase a proportionate amount of the common stock or Series C preferred stock in the event Orbital offers or accepts an offer to transfer such common stock or Series C preferred. In the event Orbital proposes to transfer any shares of common stock or Series C preferred, the Series A holders will have the right to sell a proportionate amount of their Series A preferred stock ("Tag-Along Rights"). Additionally, if seventy percent (70%) of the common holders (on a fully diluted basis) propose to transfer seventy percent (70%) or more of the common stock (on a fully diluted basis), the Series A holders may be required to convert their Series A preferred stock into common stock and transfer such common stock to the proposed transferee ("Drag-Along Rights").

     Subscription Rights. Upon certain non-public issuances of any equity securities (including any warrants, options or other rights to acquire equity securities) of the Company (excluding the issuance of the warrants hereby and subject to other certain exceptions), ORBIMAGE must first give all Series A holders written notice of the terms of the offering and then offer to issue to such Series A holders a proportionate amount of the offering based upon each Series A holders current ownership in ORBIMAGE. The rights described in this paragraph will expire upon a public offering of the common stock.

     Registration Rights. Certain holders of more than thirty-five percent (35%) of the then issued and outstanding common stock may demand that the Company file up to three (3) registration statements that would permit the sale and distribution of such common stock after 180 days of an initial public offering of common stock or at any time after June 30, 2002 if the Company has not consummated an initial public offering of common stock registered under the Securities Act, subject to customary underwriter's cutback requirements. Furthermore, if the Company determines to register any of its common stock (excluding the registration of common stock incidental to the registration of convertible securities), except for registrations on, among others, Form S-8 or Form S-4, the common holders may include their common stock within such registration statement, subject to customary underwriter's cutback requirements.

PROCUREMENT AGREEMENT

     ORBIMAGE and Orbital have entered into a procurement agreement, pursuant to which Orbital agreed to provide to ORBIMAGE:

     - the design, development, construction, and launch of the OrbView-1 satellite;

     - the OrbView-2 License to market OrbView-2 imagery, including the right to receive all payments received by Orbital under Orbital's contract with NASA;

     - the design, development, construction, and launch of the high-resolution OrbView satellites; and

     - the U.S. central imagery receiving, processing, and command and control ground segment for all four OrbView satellites.

     Orbital (or its subcontractors) will retain ownership of all intellectual property rights underlying the OrbView-1, OrbView-2, the high-resolution OrbView satellites, and ground systems, and has granted ORBIMAGE a license to use the necessary intellectual property for the operating OrbView satellites.

     The total cost of the OrbView-1 and the high-resolution OrbView satellites, the OrbView-2 License and the U.S. ground system is estimated to be approximately $297.0 million (of which $295.1 million is provided for in the procurement agreement), which includes all satellite design, construction and launch costs and hyperspectral capability, but excludes insurance costs. Of this amount, the Company has spent approximately $213.9 million as of September 30, 1998. The Company expects to spend approximately $70.8 million to complete the high-resolution OrbView satellites and $12.3 million to complete modifications to the U.S. ground system. ORBIMAGE generally pays the costs under the procurement agreement in accordance with a monthly schedule that is based upon Orbital's costs incurred, with the balance of the remaining costs paid upon completion of certain specified project milestones such as critical design review and launch events. Furthermore, ORBIMAGE has agreed to pay Orbital an extended performance incentive of $1.0 million per year (or a pro rata amount thereof) in the event the high-resolution OrbView satellites remain operational in orbit beyond their five year contracted life. While the modifications to OrbView-4 to add hyperspectral capability will be paid for by ORBIMAGE under the procurement agreement, ORBIMAGE's payment obligations are limited to advance contract payments it receives from the U.S. Air Force for hyperspectral imagery. See "Risk Factors -- Contract Revenue is Not Certain."

     Delivery by Orbital and passing of the risk of loss from Orbital to ORBIMAGE of the OrbView-3 satellite will occur upon separation of the Pegasus launch vehicle from its carrier aircraft. Delivery and passing of the risk of loss from Orbital to ORBIMAGE of the OrbView-4 satellite will occur upon intentional ignition of the launch vehicle. The OrbView-2 ground command and control segment has been delivered to ORBIMAGE. The high-resolution OrbView satellite ground receiving, processing, and command and control segments will be delivered consistent with the high-resolution OrbView satellite launch dates, although risk of loss of the command and control and the data processing segments will pass to ORBIMAGE on successful completion of specified acceptance test procedures. Orbital's liability to ORBIMAGE for claims under the procurement agreement, such as breach of contract or patent indemnification, is limited to $10.0 million. Orbital is not liable to ORBIMAGE for any costs or other damages arising from schedule delays.

     ORBIMAGE has the right, at any time, to make changes to the Specifications or Statement of Work, method of packing or shipment, place or time of delivery, quantity or type of items to be delivered or services required to be performed, subject to Orbital's right to demand negotiations for "equitable adjustment" to the price. However, pursuant to the stockholders' agreement, the Company may not without the approval of a majority of a quorum of the Board, which majority shall include at least one Series A director, approve certain modifications to the procurement agreement. See "Certain Relationships and Related
Transactions -- Stockholders' Agreement." Price adjustments due to any changes requested by ORBIMAGE will be negotiated between Orbital and ORBIMAGE. Failure to agree to terms of the price adjustment will be resolved through arbitration in accordance with the terms of the procurement agreement.

     The procurement agreement may be terminated by ORBIMAGE if Orbital fails to comply with the material terms thereof and does not cure such failure within 60 days of notice of noncompliance. Orbital may terminate the procurement agreement if ORBIMAGE fails to make payments in accordance with the terms of the procurement agreement.

     For the high-resolution OrbView satellites, following launch, ORBIMAGE's sole remedy for launch failure, defects, failure to conform with applicable specifications or any other requirements is limited to insurance proceeds. In addition, with respect to the command and control segments of the OrbView-2 and high-resolution OrbView satellites and the ground receiving and processing segments of the high-resolution OrbView satellites, Orbital made certain warranties of one year in duration directly to ORBIMAGE and has assigned all applicable third party warranties to ORBIMAGE.

SERVICES AGREEMENT

     ORBIMAGE and Orbital entered into a services agreement under which Orbital will provide to ORBIMAGE, to the extent requested by ORBIMAGE for a term of three years from the date of launch of each OrbView satellite:

     - general and administrative, accounting, tax, legal, regulatory, and other similar services on a cost-reimbursable basis with no additional fee;

     - office and other facilities-related services on a cost-reimbursable basis with no additional fee; and

     - in-orbit satellite operations for the OrbView-1, OrbView-2, and the high-resolution OrbView satellites on a cost plus 10% fee basis.

     All services will be provided upon ORBIMAGE's reasonable request and in accordance with Orbital's customary standards at the time of delivery of the services.

NON-COMPETITION AND TEAMING AGREEMENT

     Under a non-compete agreement, ORBIMAGE and Orbital have agreed that Orbital will not enter into, and shall cause its affiliates not to enter into, one or more contracts to construct and deliver an integrated remote sensing satellite-based system, consisting of satellite bus, payload, launch services and ground systems. Under certain circumstances, Orbital may respond to a request for proposal for such an integrated system only if the response provides that Orbital will have primary responsibility for the hardware and software requirements, and ORBIMAGE will have primary responsibility for the provision of imagery services. Orbital will be free to provide components for such systems or subsystems, but under no circumstance will Orbital design, develop and/or construct sensors capable of generating imagery substantially similar, or technologically superior, in spatial and spectral resolution, to the imagery of OrbView-2, the high-resolution OrbView satellites or any satellite purchased by ORBIMAGE from Orbital or an affiliate of Orbital. Subject to certain exceptions, Orbital has also agreed not to make, and it shall cause its affiliates not to make, investments in excess of $10.0 million in any person engaged or proposed to be engaged in the gathering and distributing of satellite-based imagery substantially similar, or technologically superior, in spatial and spectral resolution, to the imagery of OrbView-2, the high-resolution OrbView satellites, or any similar satellite purchased by the Company from Orbital or its affiliates. In addition, Orbital must offer to ORBIMAGE any satellite-based remote imaging project that emerges from the research and development stage. The non-compete agreement will terminate on the earlier of June 30, 2003, the date on which the procurement agreement is terminated, the first anniversary of an initial public offering by the Company, or the end of a 180-day period in which the Company's average common stock price exceeds certain thresholds.

ORBVIEW-2 LICENSE

     Pursuant to the procurement agreement, Orbital and ORBIMAGE have entered into a license agreement with regard to the OrbView-2 satellite. In consideration of a license fee of approximately $62.7 million, Orbital has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery, and to license third parties to distribute such imagery, subject to the limitations imposed by Orbital's contract with NASA to provide imagery from OrbView-2 and the DoC license applicable to OrbView-2. Under this agreement, Orbital has agreed to use reasonable commercial efforts to obtain and maintain all material regulatory permits and licenses necessary for the continued operation of the OrbView-2 satellite. Orbital also has assigned to ORBIMAGE all amounts that are due or which will become due to Orbital under Orbital's contract with NASA and ORBIMAGE has sole responsibility for operating and controlling the satellite.

     The OrbView-2 License terminates either automatically upon the assignment of Orbital's contract with NASA to ORBIMAGE or upon any of the following:

     - ORBIMAGE's discretionary determination that the OrbView-2 satellite has failed;

     - at ORBIMAGE's option, upon Orbital's uncured breach of Orbital's contract with NASA; or

     - by either party upon the other's insolvency.

     In addition, Orbital retains a special right of access to ORBIMAGE's ground station facilities to perform certain of its obligations under Orbital's contract with NASA in the event of ORBIMAGE's uncured failure to perform these same obligations.

OTHER AGREEMENTS

     Earth Observation Sciences, Ltd., a subsidiary of Orbital ("EOS"), developed OrbView-2 fishing software for ORBIMAGE and provides maintenance and support of such software on a time and materials basis. In addition to the provisions in the procurement agreement, ORBIMAGE may contract in the future with EOS or Orbital or its other subsidiaries for the development, support and maintenance of software for processing, archiving, or distributing OrbView imagery products.

     The distributorship contracts that ORBIMAGE expects to offer to foreign high-resolution imagery distributors may include the purchase from ORBIMAGE of an imagery ground station or an OrbView upgrade to an existing ground station. ORBIMAGE is contractually obligated to procure such ground stations or upgrades from MacDonald, Dettwiler and Associates Ltd., an Orbital subsidiary, provided that the price is commercially competitive.

                          DESCRIPTION OF THE WARRANTS

     Currently there are 150,000 warrants issued and outstanding to purchase the Company's common stock. The warrants were issued pursuant to a warrant agreement between the Company and Marine Midland Bank, as warrant agent, in a private transaction that was not subject to the registration requirements of the Securities Act. The following summary of certain provisions of the warrant agreement and a warrant registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the warrant agreement, the warrant registration rights agreement and the warrants, including the definitions therein of certain terms.

GENERAL

     Each warrant, when exercised, will entitle the holder thereof to purchase
8.75164 shares of common stock of the Company at an exercise price of $0.01 per share. The exercise price and the number of warrant shares issuable on exercise of a warrant are both subject to adjustment in certain cases referred to below. The warrants are exercisable at any time on or after the earlier to occur of:

     - February 25, 1999 and

     - in the event a Change of Control occurs, the date the Company mails notice thereof to holders of notes and warrants.

Unless exercised, the warrants will automatically expire on March 1, 2005.

     The warrants will entitle the holders thereof to purchase in the aggregate approximately 3% of the outstanding common stock of the Company on a fully-diluted basis as of the date of issuance of the warrants after giving effect to the exercise of certain outstanding options and rights issued by the Company. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding warrants. If the Company fails to give this notice, the warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

     The warrants may be exercised by surrendering to the Company the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, properly completed and executed together with payment of the exercise price. Payment of the exercise price may be made in the form of cash or a certified or official bank check, payable to the order of the Company, or by surrender of additional warrants. Upon surrender of the warrant certificate and payment of the exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares or other securities or property to which such holder is entitled under the warrants and warrant agreement, including without limitation any cash payment to adjust for fractional interests in warrant shares issuable upon such exercise. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

     No fractional warrant shares will be issued upon exercise of the warrants. If any fraction of a warrant share would, except for the foregoing provision, be issuable on the exercise of any warrants (or specified portion thereof), the Company must pay to the holder an amount in cash equal to the current market price per warrant share, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

     Certificates for warrants will be issued in registered form only, and no service charge will be made for registration or transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of warrant certificates.

     The holders of the warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

     The warrant agreement provides that the warrants will not be exercisable by any holder if the exercise by such holder would cause the Company to violate the foreign ownership restrictions imposed by the Licenses.

ADJUSTMENTS

     The number of warrant shares purchasable upon the exercise of the warrants and the exercise price both are subject to adjustment in certain events, including:

     - the payment by the Company of dividends (or other distributions) on common stock of the Company payable in common stock of the Company or other shares of the Company's capital stock (other than shares of the Company's Series A preferred stock issued as paid-in-kind dividends) convertible into or exchangeable for shares of common stock of the Company;

     - subdivisions, combinations and reclassifications of common stock of the Company;

     - the issuance to all holders of common stock of the Company of rights, options or warrants entitling them to subscribe for common stock of the Company, or of securities convertible into or exchangeable for shares of common stock of the Company, in either case for a consideration per share of common stock which is less than the current market price per share (as defined in the warrant agreement) of common stock of the Company; and

     - the distribution to all holders of common stock of the Company of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the immediately preceding bullet and excluding cash dividends or other cash distributions from current or retained earnings).

     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the exercise price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

     The Company has authorized and reserved for issuance such number of shares of common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

     From time to time, the Company and the warrant agent, without consent of the holders of warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the warrants requires the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants materially affected is required for any amendment pursuant to which the exercise price would be decreased (other than pursuant to adjustments provided for in the warrant agreement as generally described above).

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any of the warrants remain outstanding, the Company shall cause copies of certain periodic reports to be filed with the warrant agent and mailed to the holders at their addresses appearing in the register of warrants maintained by the warrant agent.

REGISTRATION RIGHTS AND LIQUIDATED DAMAGES

     The Company is required under a registration rights agreement with each of the holders of warrants to file a shelf registration statement under the Securities Act covering the resale of the warrants and the issuance of the warrant shares by November 22, 1998 and to use its best efforts to cause the warrant shelf registration statement to be declared effective on or before February 25, 1999 and to remain effective until the earlier of such time as all warrants have been exercised and the expiration date. If the Company does not comply with its registration obligations under the warrant registration rights agreement, it will be required to pay liquidated damages to holders of the warrants under certain circumstances.

     During any consecutive 365-day period, the Company is entitled to suspend the availability of the warrant shelf registration statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the expiration date) if there is a possible acquisition or business combination or other transaction, business development or event and the Board of Directors determines in the exercise of its reasonable judgment that disclosure of the event is not in the best interests of the Company and its stockholders, or that obtaining any financial statements relating to an acquisition or business combination required to be included in the shelf registration statement would be impracticable. In such a case, the Company shall promptly notify the holders of the suspension of the shelf registration statement's effectiveness; provided, however, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the warrants have been exercised or have expired.

     Each holder of warrants that sells such warrants and each holder of warrant shares that sells warrant shares pursuant to the warrant shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the respective registration rights agreements applicable to such holder (including certain indemnification obligations). In addition, each holder of warrants and warrant shares will be required to deliver information to be used in connection with the warrant shelf registration statement to have its warrants and warrant shares included in such shelf registration statement.

     In the event that:

     - the warrant shelf registration statement is not filed with the Commission on or prior to the date specified for such filing;

     - the warrant shelf registration statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness; or

     - following the date such warrant shelf registration statement is declared effective by the Commission, it shall cease to be effective without being restored to effectiveness by amendment or otherwise within the time period specified in the warrant registration rights agreement, (each such event referred to in these three bullets, a "Shelf Registration Default"), the Company shall pay as liquidated damages to each holder of warrants or warrant shares an amount equal to $0.0025 per week per warrant for each week that the shelf registration default continues. The amount of liquidated damages will increase by an additional $0.0025 per week per warrant with respect to subsequent 90-day periods until all Shelf Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.0125 per week per warrant.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     ORBIMAGE has authorized 75,000,000 shares of common stock, $0.01 par value per share, of which 25,214,000 shares are issued and outstanding. Subject to the powers, preferences and rights of any holder of preferred stock, the common holders are entitled to receive such dividends as may be declared from time to time by the board from funds legally available therefor. Upon liquidation, dissolution or winding-up of ORBIMAGE, the common holders will be entitled to share ratably in all assets available for distribution to shareholders after payment of liabilities, subject to prior distribution rights of holders of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock into which the warrants may be converted will be fully paid and non-assessable. The rights, preferences and privileges of common holders will be subject to the rights, preferences and privileges of any preferred stock and of any other series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

     The Company has authorized 10,000,000 shares of preferred stock, $0.01 par value per share, of which: (a) 2,000,000 shares of the Series A preferred stock have been authorized, of which 687,576 shares have been issued; (b) 2,000,000 shares of the Series B preferred stock have been authorized, none of which have been issued; and (c) 2,000,000 shares of the Series C preferred stock have been authorized, none of which have been issued. The board is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board in a resolution or resolutions providing for the issuance of such preferred stock other than as a paid-in-kind dividend. Except for the Series A offering, the board currently has no plans for the issuance of preferred stock. The issuance of such stock could adversely affect the rights of holders of the notes.

SERIES A PREFERRED STOCK

     Dividends. The Series A preferred stock is assigned a stated value of $100 per share (the "Series A Preferred Stated Value") and is entitled to a cumulative dividend of 12% per annum payable semi-annually on May 1 and November 1 of each year, in cash or, in lieu thereof, payable in-kind in shares of Series A preferred stock on the basis of one hundred twenty (120) shares of Series A preferred stock for each one thousand (1,000) shares of Series A preferred stock outstanding. To date, all dividends have been paid in-kind. Upon a mandatory conversion prior to the fourth anniversary of the issuance of any Series A preferred stock (see "Certain Relationships and Related Transactions -- Series A Preferred Stock -- Conversion Rights"), a Series A holder shall also receive the dividends with respect to the Series A preferred stock that would have accrued from the date of the mandatory conversion to the fourth anniversary of the initial issuance of the Series A preferred stock.

     Ranking. Series A holders have certain preferences upon dividend distributions, distributions upon liquidation or distributions upon merger, consolidation or sale of assets over the holders of Series B Preferred (if and when issued), Series C Preferred (if and when issued), the common holders, and any other class of stock ranking junior to the Series A preferred stock.

     Voting Rights. Each Series A holder is entitled to such number (rounded to the nearest whole number) of votes as such Series A holder would be entitled if such Series A holder had converted its Series A preferred stock into shares of common stock. See "Certain Relationships and Related Transactions -- Stockholders' Agreement." Furthermore, the Series A holders have the right to elect two additional directors to the board upon the occurrence of an "Election Event." An "Election Event" is the failure by ORBIMAGE:

     - to declare and pay dividends on the Series A preferred stock on any May 1 or November 1 which remains uncured for more than thirty (30) days;

     - to repurchase the Series A preferred stock upon, among other things, a Change of Control (see "Certain Relationships and Related
       Transactions -- Stock Purchase Agreement -- Change of Control");

     - (i) to commence by March 15, 1999 the integration and testing of the OrbView-3 spacecraft or (ii) to commence by November 15, 1999 the integration and testing of the OrbView-4 spacecraft. The dates specified in this bullet may be extended by up to thirty (30) days in the discretion of the president of the Company (in consultation with the Series A directors) that such delay is advisable.

     See "Certain Relationships and Related Transactions -- Procurement Agreement." The directors elected upon the occurrence of an Election Event shall serve only so long as such Election Event continues. Certain transactions, including certain additional issuances of securities by the Company, require the consent of the holders of at least two thirds of the outstanding Series A preferred stock.

     Conversion Rights. The Series A holders have the option, at any time, or from time to time, to convert their Series A preferred stock into fully paid and non-assessable shares of common stock. The number of shares of common stock issued upon such conversion will be determined by multiplying each Series A holder's number of Series A preferred stock by a fraction, the numerator of which is the Series A preferred stock Stated Value and the denominator of which is a conversion price, subject to anti-dilutive adjustments. The per share conversion price is currently $4.17. The Series A preferred stock shall be automatically converted into shares of common stock upon the earliest to occur of any one of the following events:

     - the closing, under certain circumstances, of a public offering of the common stock;

     - the culmination of a 180-day period in which the average price of the common stock exceeds a certain level relative to the conversion price; or

     - the proposed sale of no less than 70% of the common stock (on a fully diluted basis) as more fully described in "Certain Relationships and Related Transactions -- Stockholders' Agreement -- Restrictions on Transfer."

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes were issued pursuant to an indenture between the Company and Marine Midland Bank, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the notes, the indenture and the registration rights agreement do not purport to be complete and are qualified in their entirety by reference to the notes, the indenture and the registration rights agreement. All terms defined in the indenture and not otherwise defined herein are used in this section with the meanings set forth in the indenture. A copy of the indenture and the registration rights agreement will be made available to holders of notes upon request.

     The notes will be senior obligations of the Company, will rank senior in right and priority of payment to all subordinated indebtedness of the Company and will rank pari passu in right and priority of payment with all other indebtedness of the Company which is not expressly so subordinated. The notes will be secured to the extent set forth below under "-- Security." As of the date the units offering was consummated, and upon the application of the net proceeds therefrom, the Company has no indebtedness that is expressly subordinated in right and priority of payment to the notes.

PRINCIPAL, MATURITY AND INTEREST

     The notes were issued in an aggregate principal amount of $150.0 million. The notes will mature on March 1, 2005. Interest on the notes accrues at the rate of 11 5/8% per annum and is payable semi-annually in arrears on March 1 and September 1 of each year to holders of record on the immediately preceding February 15 and August 15. Interest on the notes is computed on the basis of a 360-day year comprising twelve 30-day months.

OPTIONAL REDEMPTION

     The notes will not be redeemable prior to March 1, 2002. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages (if any) thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2002........................................................   105.8125%
2003........................................................   102.9063%
2004 and thereafter.........................................   100.0000%

     Notwithstanding the foregoing, prior to March 1, 2001, the Company may, on one or more occasions, redeem outstanding notes with the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company to one or more Persons (but only to the extent the proceeds of such sales of Capital Stock consist of cash or cash equivalents) at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) thereon to the redemption date; provided, however, that: (i) not less than 65% of the aggregate principal amount of the notes initially issued remains outstanding immediately after any such redemption; and (ii) such redemption shall occur within 60 days after the date of closing of such sale of Capital Stock.

MANDATORY REDEMPTION

     The Company will not be required to make mandatory redemption or sinking fund payments with respect to the notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to purchase: (i) all outstanding notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of purchase, upon a Change of Control; and (ii) outstanding notes with a portion of the net proceeds of asset sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of purchase. See "-- Repurchase at the Option of Holders -- Change of Control."

SECURITY

     Pursuant to the indenture, the Company purchased and pledged to the collateral agent for the benefit of the holders of the notes the pledged securities in such amount as will be sufficient to pay when due the first four scheduled interest payments of such securities. The Company used approximately $32.9 million of the net proceeds of the units offering to acquire the pledged securities, of which $24.6 million remains as of September 30, 1998. The pledged securities are pledged by the Company to the trustee as collateral agent for the benefit of the holders of notes pursuant to the Pledge Agreement and will be held by the collateral agent in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the notes, the Company may either deposit with the collateral agent from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the collateral agent to release from the Pledge Account proceeds sufficient to pay interest then due. In the event the Company exercises the former option, the Company may thereafter direct the collateral agent to release to the Company from the Pledge Account proceeds or pledged securities in like amount.

     Under the terms of the Pledge Agreement, assuming that the Company makes the first four scheduled interest payments on the notes in a timely manner, all of the pledged securities will be released from the Pledge Account.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

     Upon the occurrence of a Change of Control, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) thereon to the date of purchase.

CERTAIN COVENANTS

     The indenture restricts, among other things, the Company's ability to pay dividends or make certain other restricted payments, incur liens, sell assets, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates or incur additional indebtedness. The indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

     - default for 30 days in the payment when due of interest on, or liquidated damages (if any) with respect to, the notes;

     - default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the notes;

     - default in the payment of principal and interest or liquidated damages, if any, on the notes;

     - failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% of the outstanding principal amount of the notes, to comply with any of the other covenants in the indenture for the notes;

     - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

         (i) is caused by a failure to pay principal of, or premium, if any, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

        (ii) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (i) and (ii) of this paragraph, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     - failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than any judgments as to which a reputable insurance Company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of $5.0 million) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed within 60 days after their entry;

     - breach by the Company of any representation or warranty set forth in the Pledge Agreement, or default by the Company in the performance of any covenant set forth in the Pledge Agreement, or repudiation by the Company of any of its obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against the Company for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby; and

     - certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     With certain exceptions, if any event of default occurs and is continuing with respect to the notes, the trustee or the holders of at least 25% of the aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

                           RELATIONSHIP WITH ORBITAL

     Formed in 1982, Orbital is a space and information systems Company which designs, manufactures, operates, and markets a broad range of space-related products and services. Orbital's 1997 revenues were approximately $606.0 million and Orbital and its subsidiaries employ approximately 4,200 people. Orbital's products and services are grouped into three business sectors:

     - space and ground infrastructure systems;

     - satellite access products; and

     - satellite-delivered services.

     Space and ground infrastructure systems include launch vehicles, satellites, electronics and sensor systems and ground systems. Satellite access products include hand-held satellite-based navigation and communications products and transportation management systems. Satellite-delivered services include satellite-based two-way mobile data communications. Orbital operates launch vehicle, satellite and electronics engineering, manufacturing and test facilities in Dulles and McLean, Virginia; Germantown and Greenbelt, Maryland; and Chandler, Arizona; and a launch vehicle and satellite integration and test facility at Vandenberg Air Force Base, California. Orbital also has a space sensors and instruments facility in Pomona, California; a ground systems and software facility in Vancouver, British Columbia; and facilities for its navigation and communications products in San Dimas and Sunnyvale, California and in Rochester Hills, Michigan.

     ORBIMAGE uses certain of Orbital's employees and centralized systems for corporate and administrative services pursuant to a services agreement. ORBIMAGE anticipates that each of its executive officers will generally devote a sufficient portion of his or her time to the business of ORBIMAGE. However, any ORBIMAGE executive officer who is an Orbital employee also may devote a significant portion of his or her time to the business of Orbital and its other subsidiaries.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

     The ongoing relationships between ORBIMAGE and Orbital may present certain conflict situations for David W. Thompson, who serves as Chairman of the Board of Directors and Chief Executive Officer of ORBIMAGE, and also serves as Chairman of the Board, President and Chief Executive Officer of Orbital. Other officers and directors of Orbital also serve as officers and directors of the Company. Such officers' and Mr. Thompson's salary are paid by Orbital. Mr. Thompson, as well as other executive officers and directors of Orbital, own (or have options or other rights to acquire) a significant number of shares of common stock in both ORBIMAGE and Orbital. Certain ORBIMAGE employees including its executive officers have options to acquire Orbital common stock. Potential conflicts could include:

     - the amount of time that Mr. Thompson or other executive officers of both Orbital and ORBIMAGE are able to devote to the day-to-day operations of ORBIMAGE; or

     - the decision making process involving situations that impact both Orbital and the Company.

     ORBIMAGE and Orbital have adopted appropriate policies and procedures to be followed by the board of directors of each Company to limit the involvement of Mr. Thompson (or such other officers and directors having a significant ownership interest in the companies or who are serving in similar capacities for both companies) in conflict situations, including matters relating to contractual relationships or litigation between ORBIMAGE and Orbital. Such procedures include requiring directors of both Orbital and ORBIMAGE to abstain from voting as directors of each Company with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the businesses of ORBIMAGE or Orbital.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     Latham & Watkins, counsel to the Company, has advised the Company that the following discussion is its opinion as to the material U.S. federal tax consequences relevant to the ownership and disposition of the warrants and the warrant shares by persons who (a) hold the warrants and warrant shares as capital assets (generally, property held for investment) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and
(b) acquired the warrants on original issue for cash. This opinion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect.

     This discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, persons holding warrants or warrant shares as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interests therein and holders whose functional currency is not the U.S. dollar) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws.

     The Company has not sought and will not seek any rulings from the IRS concerning the tax consequences of the ownership or disposition of the warrants or warrant shares and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE WARRANTS AND WARRANT SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAW.

U.S. HOLDERS

     This section states the material U.S. federal income tax consequences of the ownership and disposition of the warrants and warrant shares by "U.S. Holders." The term "U.S. Holder" refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes:

          - a citizen or resident of the United States,

          - a corporation or partnership (including entities treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations provide otherwise,

          - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

          - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Holders.

  Tax Treatment of Warrants.

     Generally. Because, among other things, the exercise price of each warrant will be a nominal amount, it is likely that a warrant will be considered to be constructively exercised for federal income tax purposes on the day on which the warrant first becomes exercisable, or possibly, on the day of its issuance. In this event,

          - no gain or loss would be recognized to a U.S. Holder upon either such deemed exercise or actual exercise of the warrant;

          - the tax basis of the warrant shares deemed received will be equal to the tax basis of the warrant until the warrant is actually exercised, at which time the tax basis of the warrant shares would be increased by the exercise price paid;

          - the holding period of the warrant shares deemed received should begin on the date the warrant is considered to be constructively exercised (i.e., either the issue date of the warrant or the date the warrant first becomes exercisable); and

          - the federal income tax consequences of the ownership and disposition of the warrant will be the same as if the warrant deemed exercised actually was a share of common stock as discussed below under the heading "-- Tax Treatment of Warrant Shares."

     In the event that a warrant is not treated as constructively exercised, a U.S. Holder will recognize gain or loss upon the sale, lapse or other taxable disposition of a warrant in an amount equal to the difference between the amount of cash and the fair market value of other property received (if any) by the U.S. Holder and the U.S. Holder's tax basis in the warrant. Any gain or loss realized on the sale, lapse or other taxable disposition of a warrant will be capital gain or loss. This gain or loss will be long-term capital gain or loss if a U.S. Holder has held the warrant for more than one year.

     In addition, if a warrant is not treated as constructively exercised, the cash exercise of a warrant by a U.S. Holder will not be taxable to the exercising U.S. Holder, except with respect to cash (if any) received in lieu of a fractional share. A U.S. Holder will have a tax basis in the warrant shares received upon exercise of a warrant equal to such holder's tax basis in the warrant exercised, plus the amount of cash used to pay the exercise price, minus the portion of such holder's basis in the warrant and cash used to pay the exercise price attributable to cash (if any) received in lieu of fractional shares. A U.S. Holder will have a holding period in shares of warrant shares received upon exercise of a warrant which commences on the day after the date of such exercise.

     In addition, if a warrant is not treated as constructively exercised, although the law is not entirely clear, the surrender of one or more warrants in payment of the exercise price of another warrant should not result in taxable gain or loss to the U.S. Holder, except with respect to cash (if any) received in lieu of a fractional share, because such exercise is treated as either (i) a tax-free recapitalization, or (ii) the exercise of a warrant with a zero exercise price pursuant to its original terms. In such a case, a U.S. Holder should have a tax basis in the warrant shares received upon exercise of a warrant which equals such U.S. Holder's tax basis in the warrant exercised, minus the portion of such holder's basis in the warrant attributable to cash (if any) received in lieu of a fractional share. If the exercise of a warrant is treated as a recapitalization, a U.S. Holder will have a holding period in warrant shares acquired upon exercise of a warrant which commences on the date the warrants were first acquired. If, however, such exercise is treated as the exercise of a warrant with a zero exercise price pursuant to its original terms, a U.S. Holder will have a holding period that commences the day after the date of such exercise.

     Notwithstanding the foregoing, the IRS could assert that a cashless exercise of a warrant should be treated as a taxable exchange in which gain or loss should be recognized.

     Adjustment in Exercise Price or Conversion Ratio. An adjustment to the exercise price or conversion ratio of the warrants, or the failure to make such adjustments, may in certain circumstances result in constructive distributions to the Holders of warrants which could be taxable as dividends under Section 305 of the Code. In such event, a Holder's tax basis in the warrant would be increased by the amount of any such dividend.

  Tax Treatment of Warrant Shares.

     Distributions. Dividends paid on warrant shares received upon exercise will be taxable to U.S. Holders as ordinary income, to the extent paid out of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the U.S. Holder's tax basis in the warrant shares, and thereafter as capital gain from the sale or exchange of the warrant shares. Subject to certain restrictions, dividends received by a corporate U.S. Holder generally will be eligible for the 70% dividends received deduction.

     Dispositions of Warrant Shares. A U.S. Holder will recognize capital gain or loss upon the sale, exchange or other taxable disposition of the warrant shares in an amount equal to the difference between the amount of cash and the fair market value of other property received (if any) by the U.S. Holder and the U.S. Holder's tax basis in the warrant shares. Any gain or loss realized on the sale, or other taxable disposition of the warrant shares will be capital gain or loss. This gain or loss would be long-term capital gain or loss if a U.S. Holder has held the warrant shares for more than one year.

Liquidated Damages.

     The Company intends to take the position that the liquidated damages described above under "Description of the Warrants -- Registration Rights and Liquidated Damages" are taxable to U.S. Holders as ordinary income in accordance with the U.S. Holder's usual method of income tax accounting. The IRS may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the liquidated damages.

Information Reporting; Backup Withholding.

     The Company is required to furnish to record holders of the warrant shares, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the warrant shares.

     Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to dividends paid on the warrant shares or with respect to proceeds received from a disposition of the warrant shares. Generally, backup withholding applies only if:

     - the payee fails to furnish a correct taxpayer identification number ("TIN") to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

     - the IRS notifies the payor that the TIN furnished by the payee is incorrect;

     - the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions and the IRS has notified the payor that withholding is required; or

     - the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

     The following states the material United States federal income and estate tax consequences of the ownership and disposition of warrants and warrant shares by "Non-U.S. Holders." The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposes as a "United States person," as defined in "-- U.S. Holders," above. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

     Dividends on Warrant Shares. In general, dividends (i.e., distributions or deemed distributions) received by a Non-U.S. Holder of warrant shares will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (or, if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such Holder) are generally subject to U.S. federal income tax at on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements) discussed above. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. For withholding purposes we are required to treat all distributions as if made out of our current or accumulated earnings and profits.

     Gain on Disposition of Warrants or Warrant Shares. Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of warrants or warrant shares so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

     Federal Estate Taxes. Warrants or warrant shares owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's taxable estate and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

  U.S. Information Reporting Requirements and Backup Withholding Tax.

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder on warrant shares (and the tax withheld with respect thereto), regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Under current law, dividends paid to an address in a foreign country are ordinarily presumed to be paid to a resident of such country for purposes of U.S. backup withholding and for purposes of determining the applicability of a tax treaty rate, absent knowledge that such presumption is not warranted. As such, U.S. backup withholding tax generally will not apply to dividends paid on warrant shares to a Non-U.S. Holder at an address outside the United States. See the discussion below under the heading "New Withholding Regulations" for a change in this presumption for payments received after December 31, 1999.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of warrants or warrant shares effected by, to or through the foreign office of a broker; provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status (and has no actual knowledge to the contrary), or the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of warrants or warrant shares effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non-U.S. Holder's U.S. federal income tax liability would be refunded, provided that the required information is furnished to the IRS.

     New Withholding Regulations. Recently, the Treasury Department promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify certain certification procedures and forms and clarify reliance standards. For example, the new withholding regulations adopt a certificate rule under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, under the final regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations would generally be effective for payments made after December 31, 1999, subject to certain transition rules. YOU SHOULD BE AWARE THAT THE DISCUSSION UNDER "TAXATION OF NON-U.S. HOLDERS" DOES NOT GIVE EFFECT TO THESE NEW WITHHOLDING REGULATIONS. YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR FOR INFORMATION ON THESE NEW WITHHOLDING REGULATIONS.

                              PLAN OF DISTRIBUTION

     The warrant shares offered by the Company and the selling holders hereby are issuable upon exercise of the outstanding warrants. No underwriter has been or will be engaged by the Company in connection with the offering of the warrant shares. The exercise price of the warrants was determined through negotiation between the Company and the initial purchasers in connection with the unit offering.

     The warrants and the warrant shares may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer such securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders and/or the purchasers of the securities for whom they may act as agents. The selling holders and any underwriters, dealers or agents that participate in the distribution of the warrants or the warrant shares may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the warrants or the warrant shares is made, if required, the number of warrants or warrant shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for warrants or warrant shares purchased from the selling holders, any discounts, commissions and other items constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public will be set forth in one or more supplements to this prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any selling holders and any broker, dealer or underwriter regarding the sale of the warrants and warrant shares by the selling holders. There is no assurance that any selling holder will sell any or all of the warrants and warrant shares offered by it hereunder or that any such selling holder will not transfer, devise or gift such warrants or warrant shares by other means not described herein.

     To comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the offered securities may not simultaneously engage in market making activities with respect to the common stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's common stock by the selling holders.

                                 LEGAL MATTERS

     The validity of the warrants and warrant shares offered hereby will be passed upon for the Company by Latham & Watkins, Washington, D.C.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                          ORBITAL IMAGING CORPORATION

Independent Auditors' Report................................  F-2
Statements of Operations....................................  F-3
Balance Sheets..............................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Imaging Corporation:

     We have audited the accompanying balance sheets of Orbital Imaging Corporation (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orbital Imaging Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

January 16, 1998
Washington, D.C.

                          ORBITAL IMAGING CORPORATION
                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                       -------------------------------   -------------------------
                                        1995      1996        1997          1997          1998
                                       -------   -------   -----------   -----------   -----------
                                                                                (UNAUDITED)
Revenues.............................  $ 4,567   $ 1,055   $     2,062   $       525   $     8,547
Direct expenses......................    7,998     4,320         6,312         3,423        11,597
                                       -------   -------   -----------   -----------   -----------
Gross loss...........................   (3,431)   (3,265)       (4,250)       (2,898)       (3,050)
Selling, general and administrative
  expenses...........................    2,371     1,630         2,845         1,616         5,235
                                       -------   -------   -----------   -----------   -----------
Loss from operations.................   (5,802)   (4,895)       (7,095)       (4,514)       (8,285)
Net interest income..................       --        --         1,261           864         1,151
                                       -------   -------   -----------   -----------   -----------
Loss before benefit for income
  taxes..............................   (5,802)   (4,895)       (5,834)       (3,650)       (7,134)
Benefit for income taxes.............       --        --        (1,752)       (1,095)       (3,492)
                                       -------   -------   -----------   -----------   -----------
Net loss.............................  $(5,802)  $(4,895)  $    (4,082)  $    (2,555)  $    (3,642)
                                       =======   =======   ===========   ===========   ===========
Loss per common share -- basic and
  diluted............................                      $     (0.42)  $     (0.31)  $     (0.36)
Loss available to common
  stockholders.......................                      $    (6,890)  $    (4,194)  $    (8,953)
Weighted average shares outstanding:
  Basic..............................                       16,431,854    13,476,970    25,214,000
  Assuming dilution..................                       22,262,975    18,089,175    40,989,902

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION
                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------   SEPTEMBER 30,
                                                               1996       1997         1998
                                                              -------   --------   -------------
                                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................  $    --   $ 10,883     $ 62,760
  Available-for-sale securities, at fair value..............       --     11,337       27,250
  Held-to-maturity securities, at amortized cost............       --         --        8,242
  Receivables and other current assets......................       50        134        2,217
                                                              -------   --------     --------
       Total current assets.................................       50     22,354      100,469
Property, plant, and equipment, at cost, less accumulated
  depreciation of $3,486, $5,144 and $6,949, respectively...    9,507     11,054       14,720
Satellites and related rights, at cost, less accumulated
  depreciation and amortization of $9,071, $12,947 and
  $20,216, respectively.....................................   62,285    104,226      181,829
Held-to-maturity securities, at amortized cost..............       --         --       16,310
Other assets................................................      486        115        8,143
                                                              -------   --------     --------
       Total assets.........................................  $72,328   $137,749     $321,471
                                                              =======   ========     ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $    --   $  4,335     $ 26,891
  Current portion of deferred revenue.......................    5,669      7,725        8,451
  Deferred tax liabilities..................................       53        468          583
                                                              -------   --------     --------
       Total current liabilities............................    5,722     12,528       35,925
Long-term obligations.......................................       --         --      141,476
Deferred revenue, net of current portion....................   29,719     29,667       25,789
Deferred tax liabilities....................................   10,608     10,194        6,590
                                                              -------   --------     --------
       Total liabilities....................................   46,049     52,389      209,780
Stockholders' equity:
  Preferred stock, par value $0.01, 10,000,000 shares
     authorized;
     Series A 12% cumulative convertible, 2,000,000 shares
       authorized, 0, 392,887 and 648,653 shares issued and
       outstanding, respectively (liquidation value of $0,
       $40,074 and $68,102, respectively)...................       --          4            7
     Series B cumulative, 2,000,000 shares authorized; no
       shares issued and outstanding........................       --         --           --
     Series C cumulative convertible, 2,000,000 shares
       authorized; no shares issued and outstanding.........       --         --           --
  Common stock, par value $0.01; 75,000,000 shares
     authorized; 0, 25,214,000 and 25,214,000 shares issued
     and outstanding, respectively..........................       --        252          252
  Additional paid-in-capital................................   45,921    111,636      146,911
  Unrealized gain on available-for-sale securities..........       --         --            6
  Accumulated deficit.......................................  (19,642)   (26,532)     (35,485)
                                                              -------   --------     --------
       Total stockholders' equity...........................   26,279     85,360      111,691
                                                              -------   --------     --------

          Total liabilities and stockholders' equity........  $72,328   $137,749     $321,471
                                                              =======   ========     ========

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   UNREALIZED
                                 SERIES A                                           GAIN ON
                             PREFERRED STOCK       COMMON STOCK       ADDITIONAL   AVAILABLE-
                             ----------------   -------------------    PAID-IN      FOR-SALE    ACCUMULATED
                             SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL     SECURITIES     DEFICIT      TOTAL
                             -------   ------   ----------   ------   ----------   ----------   -----------   --------
BALANCE AS OF DECEMBER 31,
  1994.....................       --    $--             --    $ --     $ 20,470       $--        $ (8,945)    $ 11,525
  Capital contributed......       --     --             --      --       19,181        --              --       19,181
  Tax-sharing charge.......       --     --             --      --       (4,948)       --              --       (4,948)
  Net loss.................       --     --             --      --           --        --          (5,802)      (5,802)
                             -------     --     ----------    ----     --------        --        --------     --------
BALANCE AS OF DECEMBER 31,
  1995.....................       --     --             --      --       34,703        --         (14,747)      19,956
  Capital contributed......       --     --             --      --       13,625        --              --       13,625
  Tax-sharing charge.......       --     --             --      --       (2,407)       --              --       (2,407)
  Net loss.................       --     --             --      --           --        --          (4,895)      (4,895)
                             -------     --     ----------    ----     --------        --        --------     --------
BALANCE AS OF DECEMBER 31,
  1996.....................       --     --             --      --       45,921        --         (19,642)      26,279
  Shares issued in private
    offering, net..........  372,705      4             --      --       33,543        --              --       33,547
  Issuance of common stock
    to Orbital.............       --     --     25,200,000     252       31,066        --              --       31,318
  Issuance of common stock
    to director............       --     --         14,000      --           50        --              --           50
  Preferred stock dividends
    paid in shares.........   20,182     --             --      --        2,018        --          (2,018)          --
  Accrual of preferred
    stock dividends........       --     --             --      --          790        --            (790)          --
  Tax-sharing charge.......       --     --             --      --       (1,752)       --              --       (1,752)
  Net loss.................       --     --             --      --           --        --          (4,082)      (4,082)
                             -------     --     ----------    ----     --------        --        --------     --------
BALANCE AS OF DECEMBER 31,
  1997.....................  392,887      4     25,214,000     252      111,636        --         (26,532)      85,360
  Shares issued in private
    offering, net
    (unaudited)............  227,295      3             --      --       21,274        --              --       21,277
  Common stock warrants
    issued, net
    (unaudited)............       --     --             --      --        8,690        --              --        8,690
  Preferred stock dividends
    paid in shares
    (unaudited)............   28,471     --             --      --        2,057        --          (2,057)          --
  Accrual of preferred
    stock dividends
    (unaudited)............       --     --             --      --        3,254        --          (3,254)          --
  Change in unrealized gain
    on available-for-sale
    securities
    (unaudited)............       --     --             --      --           --         6              --            6
  Net loss (unaudited).....       --     --             --      --           --        --          (3,642)      (3,642)
                             -------     --     ----------    ----     --------        --        --------     --------
BALANCE AS OF SEPTEMBER 30,
  1998 (UNAUDITED).........  648,653     $7     25,214,000    $252     $146,911        $6        $(35,485)    $111,691
                             =======     ==     ==========    ====     ========        ==        ========     ========

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                 NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                             -------------------------------   ---------------------
                                               1995       1996       1997        1997        1998
                                             --------   --------   ---------   ---------   ---------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................  $ (5,802)  $ (4,895)  $  (4,082)  $  (2,555)  $  (3,642)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization..........     7,777      3,981       5,541       3,032       9,714
    Deferred tax benefit...................        --         --      (1,752)     (1,095)     (3,492)
  Changes in assets and liabilities:
    (Increase) decrease in receivables and
       other current assets................      (200)       150         (84)       (276)       (655)
    (Increase) decrease in other assets....       (67)      (419)        371         385        (315)
    Increase in accounts payable and
       accrued expenses....................        --         --       4,335       3,566      22,275
    Increase (decrease) in deferred
       revenue.............................    (1,900)       175       2,005       2,574      (3,152)
                                             --------   --------   ---------   ---------   ---------
       NET CASH PROVIDED BY (USED IN)
         OPERATING ACTIVITIES..............      (192)    (1,008)      6,334       5,631      20,733
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures...................    (9,869)    (4,657)    (40,838)    (39,410)    (89,702)
    Purchase of OrbView-2 license..........    (9,120)    (7,960)     (8,191)         --          --
    Purchases of held-to-maturity
       securities..........................        --         --          --          --     (32,184)
    Purchases of available-for-sale
       securities..........................        --         --    (115,751)   (102,778)    (94,968)
    Maturities of held-to-maturity
       securities..........................        --         --          --          --       7,568
    Maturities of available-for-sale
       securities..........................        --         --     102,442      75,008      52,472
    Sales of available-for-sale
       securities..........................        --         --       1,972       1,972      26,842
    Payment for business acquisition.......        --         --          --          --      (5,000)
                                             --------   --------   ---------   ---------   ---------
       NET CASH USED IN INVESTING
         ACTIVITIES:.......................   (18,989)   (12,617)    (60,366)    (65,208)   (134,972)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from issuance of long-term
       obligations.........................        --         --          --          --     136,152
    Net proceeds from issuance of common
       stock warrants......................        --         --          --          --       8,690
    Net proceeds from issuance of preferred
       stock...............................        --         --      33,547      33,758      21,274
    Net proceeds from issuance of common
       stock...............................        --         --      31,368      31,318          --
    Capital contributed....................    19,181     13,625          --          --          --
                                             --------   --------   ---------   ---------   ---------
         NET CASH PROVIDED BY FINANCING
           ACTIVITIES......................    19,181     13,625      64,915      65,076     166,116
                                             --------   --------   ---------   ---------   ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..............................        --         --      10,883       5,499      51,877
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD...................................        --         --          --          --      10,883
                                             --------   --------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...  $     --   $     --   $  10,883   $   5,499   $  62,760
                                             ========   ========   =========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..............................  $     --   $     --   $      --   $      --   $   9,009
                                             ========   ========   =========   =========   =========

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS

     In 1991, the ORBIMAGE operating division of Orbital Sciences Corporation ("Orbital") was established to manage the development of remote imaging satellites that would collect, process, and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, Orbital Imaging Corporation ("ORBIMAGE" or the "Company") was incorporated in Delaware as a wholly-owned subsidiary of Orbital. On May 8, 1997 and July 3, 1997, ORBIMAGE issued preferred stock to private investors to fund a significant portion of the remaining costs of existing projects (the "Private Placement"). Orbital purchased additional common stock, bringing its total common equity invested to approximately $87.9 million. Also on May 8, 1997, ORBIMAGE executed certain contracts with Orbital whereby all assets and liabilities of Orbital's operating division, ORBIMAGE, were sold to the Company at the historical cost. Accordingly, the accompanying financial statements incorporate the historical accounts and operations of the operating division prior to May 8, 1997, as predecessor financial statements of ORBIMAGE.

     ORBIMAGE has three contracts with Orbital: the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended (the "System Procurement Agreement"), the OrbView-2 License Agreement dated May 8, 1997 (the "License Agreement"), and the Amended and Restated Administrative Services Agreement dated May 8, 1997 (the "Administrative Services Agreement"). Under the System Procurement Agreement, ORBIMAGE is purchasing (i) the OrbView-1 satellite, (ii) an exclusive license entitling ORBIMAGE to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service and (v) the ground segment assets used to command and control the satellites as well as receive and process imagery. Under the License Agreement, Orbital has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery. Pursuant to the terms of the License Agreement, Orbital has assigned to ORBIMAGE all amounts that are due or which become due to Orbital under a contract Orbital has with NASA to deliver OrbView-2 imagery, and ORBIMAGE has sole responsibility for operating and controlling the satellite. Under the Administrative Services Agreement, ORBIMAGE is reimbursing Orbital for all management, accounting, legal, and financial services, office space, and other administrative services, as well as certain direct operating services provided by Orbital.

     The OrbView-1 satellite was launched in 1995 and provides severe weather and atmospheric images, including global lightning information and measurements used in analyzing atmospheric temperature information. The OrbView-2 satellite was launched on August 1, 1997 and completed its on-orbit checkout in October 1997. The satellite provides multispectral imagery to detect changes in the coloration of Earth's oceans and land areas. The OrbView-3 satellite is currently scheduled to begin operations in the second half of 1999 and will provide 1-meter panchromatic and 4-meter multispectral imagery of the Earth. The OrbView-4 satellite will provide 1-meter and 2-meter panchromatic, 4-meter multispectral and 8-meter hyperspectral imagery of the Earth and is expected to be operational in mid-2000. The imagery provided by both OrbView-3 and OrbView-4 will have a broad range of applications for U.S. and foreign national security and many commercial and scientific markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

                          ORBITAL IMAGING CORPORATION

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Certain reclassifications have been made to the prior year financial statements to conform to the current year financial statement presentation.

Revenue Recognition

     ORBIMAGE's principal source of revenue is the sale of satellite imagery to customers, value-added resellers, and distributors. Such sales often require ORBIMAGE to provide imagery over the term of a multi-year sales contract. Accordingly, ORBIMAGE recognizes revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents contract receipts in advance of the delivery of imagery.

Unaudited Interim Information

     The unaudited interim information as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results expected for the full year.

Services Provided by Orbital

     A substantial part of ORBIMAGE's administrative services, including legal, accounting, human resources and purchasing is provided to ORBIMAGE at cost by Orbital. Such costs include both specifically identifiable services and certain pooled costs allocated by Orbital based on ORBIMAGE's proportional use. ORBIMAGE believes that the cost of these services, as provided for in the accompanying statements of operations, is reasonable and approximates the cost of similar services if obtained directly by ORBIMAGE.

Income Taxes

     ORBIMAGE recognizes income taxes using the asset and liability method, on a stand alone basis. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Based Compensation

     On January 1, 1996, ORBIMAGE adopted Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and provide pro forma net income (loss) disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. ORBIMAGE has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123 (See Note 11).

                          ORBITAL IMAGING CORPORATION

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Cash and Cash Equivalents and Securities

     ORBIMAGE considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in securities with original maturities of more than three months but not more than one year are classified as short-term investments and those with original maturities of more than one year are classified as long-term investments. ORBIMAGE does not intend to hold its investments in debt and equity securities until maturity and does not actively trade the securities to maximize trading gains and classifies these securities as "available for sale" and, accordingly, reports such securities at fair value. Any temporary excess (deficiency) of market value over (under) the underlying cost of the short-term investment is excluded from current period earnings and is reported as unrealized gains (losses) as a separate component of stockholders' equity.

Satellites and Related Rights and Property, Plant and Equipment

     ORBIMAGE is purchasing the OrbView-1, OrbView-3 and OrbView-4 satellites; the OrbView-2 license and the ground segment assets pursuant to the System Procurement Agreement. ORBIMAGE is self-constructing a digital imagery archive and processing system, which supports OrbView-2 and will support OrbView-3 and OrbView-4 imagery processing and distribution. ORBIMAGE capitalizes certain direct and indirect costs incurred in the construction of this system. Amortization of the capitalized costs will begin when the system is placed in service.

Depreciation, Amortization and Recoverability of Long-Lived Assets

     Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the satellites (three years for OrbView-1 and seven and one-half years for OrbView-2), and generally over eight years for ground segment assets.

     In 1995, ORBIMAGE adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which (i) requires that assets "to be held and used" be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, (ii) requires that long-lived assets "to be disposed of" be reported at the lower of carrying amount or fair value less cost to sell, and (iii) provides guidelines and procedures for measuring an impairment loss that are significantly different from previous guidelines and procedures. In 1995, ORBIMAGE recorded $5.0 million of additional depreciation expense, which is included in direct expenses in the accompanying statement of operations, related to the estimated fair value of the OrbView-1 satellite.

Interest Capitalization

     ORBIMAGE capitalizes interest costs in connection with the construction of satellites and related ground segments. The capitalized interest is recorded as a part of the historical cost of the assets to which it relates and will be amortized over the assets' useful lives when placed in service. For the nine months ended September 30, 1998, capitalized interest totaled $6.9 million (unaudited).

(3) RELATED PARTY TRANSACTIONS

     Pursuant to the System Procurement Agreement, ORBIMAGE has committed to purchase various satellites, rights, and ground systems for approximately $295.1 million over approximately three years. ORBIMAGE incurred costs of approximately $19.0 million, $12.6 million, $47.6 million, $35.2 million (unaudited) and $81.3 million (unaudited) for the years ended December 31, 1995, 1996 and 1997, and

                          ORBITAL IMAGING CORPORATION

(3) RELATED PARTY TRANSACTIONS -- (CONTINUED) the nine months ended September 30, 1997 and 1998, respectively, under the System Procurement Agreement. ORBIMAGE incurred costs of approximately $2.6 million, $2.0 million, $3.2 million, $2.4 million (unaudited) and $1.8 million (unaudited) for the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998, respectively, under the Administrative Services Agreement.

(4) INVESTMENTS

     The following table sets forth the aggregate cost and fair value and gross unrealized gains (losses) of available-for-sale investments as of December 31, 1997 (in thousands):

                                                                   UNREALIZED
                                                                     GAINS
                                                          COST      (LOSSES)    FAIR VALUE
                                                         -------   ----------   ----------
SHORT-TERM
     Commercial paper..................................  $11,337     -$-         $11,337
                                                         -------      ---        -------
          Total available-for-sale investments.........  $11,337     -$-         $11,337
                                                         =======      ===        =======

     Included in cash and cash equivalents at December 31, 1997 was approximately $8.9 million of commercial paper.

(5) MAJOR CUSTOMER

     Pursuant to imagery contracts with NASA, ORBIMAGE recognized revenues of approximately $4.1 million, $0.8 million, and $2.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, representing approximately 89%, 76% and 95%, respectively, of total revenues recognized during those periods.

(6) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Land........................................................  $   213   $   213
Ground segment assets.......................................   12,780    15,985
Accumulated depreciation....................................   (3,486)   (5,144)
                                                              -------   -------
          Total.............................................  $ 9,507   $11,054
                                                              =======   =======

                          ORBITAL IMAGING CORPORATION

(7) SATELLITES AND RELATED RIGHTS

     Satellites and related rights consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------   --------
In service:
     OrbView-1..............................................  $12,327   $ 12,327
     Accumulated depreciation...............................   (9,071)   (11,513)
                                                              -------   --------
                                                                3,256        814
                                                              -------   --------
     OrbView-2 license......................................   56,352     64,543
     Accumulated amortization...............................       --     (1,434)
                                                              -------   --------
                                                               56,352     63,109
                                                              -------   --------
Satellites in process.......................................    2,677     40,303
                                                              -------   --------
          Total.............................................  $62,285   $104,226
                                                              =======   ========

(8) INCOME TAXES

     ORBIMAGE recorded a deferred benefit for income taxes of $1.8 million and $3.5 million (unaudited) for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively and had no current or deferred provision or benefit for income taxes in prior periods. ORBIMAGE's losses for income tax purposes for the period January 1 through May 7, 1997 and for the years 1995 and 1996 (during which ORBIMAGE was an operating division, and was included in the consolidated tax return, of Orbital) were significantly greater than pre-tax financial statement losses, primarily due to expenses associated with satellites and related rights deducted currently for income tax purposes. Prior to May 8, 1997, the Company had a tax-sharing arrangement with Orbital under which tax deductions for satellites and related rights, and the associated net operating loss carryforwards, remained with Orbital. As a result, the Company recorded a tax-sharing charge of $4.9 million, $2.4 million, and $1.8 million for the years ended December 31, 1995, 1996 and 1997, respectively, as a direct charge to additional paid-in capital.

     The tax effects of significant temporary differences at December 31, 1996 and 1997 were as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Deferred tax assets:
     Revenue recognition....................................  $14,155   $14,949
     Net operating loss carryforward........................       --       585
     Other..................................................       --        62
                                                              -------   -------
Deferred tax assets.........................................  $14,155   $15,596
                                                              =======   =======
Deferred tax liabilities:
     Differences in the tax treatment of satellites and
      related rights........................................  $24,816   $26,258
                                                              =======   =======

     The income tax benefit for the years ended December 31, 1995, 1996 and 1997, is different from that computed using statutory U.S. Federal income tax rates solely due to differences associated with net operating loss carry-forwards generated prior to May 8, 1997 and state tax benefits. As of December 31,

                          ORBITAL IMAGING CORPORATION

(8) INCOME TAXES -- (CONTINUED)
1997, the Company has a net operating loss carryforward for income tax purposes of approximately $1.5 million, which will be used to offset future taxable income over the next 15 years.

(9) LONG-TERM OBLIGATIONS (UNAUDITED)

     On February 25, 1998, the Company issued 150,000 units consisting of the 11 5/8% senior notes due 2005 and 1,312,746 warrants for common stock, raising net proceedings of approximately $144.8 million (unaudited). Interest is payable semi-annually. ORBIMAGE purchased U.S. Treasury securities in an amount sufficient to pay the interest on the notes for the first four periods. These investments have maturities ranging from six months to two years and are pledged as security for repayment of interest on the notes.

(10) COMMON AND PREFERRED STOCK

     In 1997, ORBIMAGE consummated the Private Placement in which it sold 372,705 shares of Series A cumulative convertible preferred stock (the "Preferred Stock") generating net proceeds of approximately $33.8 million. In February 1998, the Company issued an additional 227,295 shares of Preferred Stock in a private placement, generating net proceeds of approximately $21.3 million (unaudited). Each share of Preferred Stock entitles its holder to receive annual cumulative dividends of 12% per annum. The Preferred Stock is convertible into ORBIMAGE common stock in an amount equal to $100 per share of Preferred Stock, divided by the Series A Conversion Price, which is $4.17 per share of Preferred Stock. The Series A Conversion Price is subject to adjustment under certain circumstances. Each holder of Series A Preferred Stock is entitled to voting rights equal to that of a common stockholder; for this purpose each share of Preferred Stock is treated as if converted to common stock (rounded to the nearest whole number) immediately prior to a vote.

     Dividends on the Preferred Stock are cumulative, have priority over dividends on common stock, Series B preferred stock, and Series C preferred stock, and must be paid in the event of liquidation and before any distribution to holders of common stock or Series B preferred stock and Series C preferred stock. Dividends are payable on a semi-annual basis in May and November, and can be paid in either cash or additional shares of Preferred Stock. In 1997, the Company issued 20,182 shares of Preferred Stock as dividends. At December 31, 1997, cumulative Preferred Stock dividends in arrears amounted to approximately 8,000 shares.

     In addition, in 1997, Orbital increased its common equity investment in ORBIMAGE, bringing its total equity invested to approximately $87.9 million and its ownership of common stock to 25,200,000 shares.

(11) STOCK OPTION PLAN

     In 1996, ORBIMAGE adopted the 1996 Stock Option Plan (the "ORBIMAGE Plan") pursuant to which incentive or non-qualified options to purchase up to 2,800,000 shares of ORBIMAGE common stock may be granted to ORBIMAGE and Orbital employees, consultants or advisors. Under the ORBIMAGE Plan, stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of grant as determined by the Board of Directors. The ORBIMAGE options

                          ORBITAL IMAGING CORPORATION

(11) STOCK OPTION PLAN -- (CONTINUED)
generally vest ratably over a three-year period. The following table summarizes the activity relating to the ORBIMAGE Plan:

                                                                   WEIGHTED
                                     NUMBER     OPTION PRICE       AVERAGE       OUTSTANDING AND
                                    OF SHARES     PER SHARE     EXERCISE PRICE     EXERCISABLE
                                    ---------   -------------   --------------   ---------------
OUTSTANDING AS OF DECEMBER 31,
  1995............................         --              --          --                 --
     Granted......................  1,408,000   $        3.60       $3.60
     Exercise.....................         --              --          --
     Canceled or expired..........         --              --          --
                                    ---------   -------------       -----
OUTSTANDING AS OF DECEMBER 31,
  1996............................  1,408,000            3.60        3.60            352,000
     Granted......................    498,000            4.17        4.17
     Exercise.....................    (14,000)           3.60        3.60
     Canceled or expired..........     (8,000)           3.60        3.60
                                    ---------   -------------       -----
OUTSTANDING AS OF DECEMBER 31,
  1997............................  1,884,000   $3.60 - $4.17       $3.75            707,250
                                    =========   =============       =====            =======

     ORBIMAGE applies APB No. 25 and related interpretations in accounting for its plans. No compensation cost has been recognized in connection with stock option grants in the accompanying statements of operations. To the extent that the Company grants stock options to non-employee consultants or advisors, the Company records expense equal to the fair value of the options granted as determined by the Black-Scholes option pricing model.

Stock Based Compensation

     On January 1, 1996, ORBIMAGE adopted SFAS 123 (see Note 2). ORBIMAGE uses the Black-Scholes option-pricing model to determine the pro forma impact to its net income. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of stock options granted. This information and the assumptions used in the option-pricing model for 1996 and 1997, respectively, are as follows: volatility, 30% and 30%; dividend yield, 0% and 0%; risk-free interest rate, 5.8% and 6.0%; average expected life, 4.5 years and
4.5 years; additional shares available, 1,392,000 and 902,000; and weighted-average exercise price per share, $3.60 and $3.75.

     Had ORBIMAGE determined compensation cost based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, ORBIMAGE's net loss would have been approximately $5.3 million and $5.0 million for the years ended December 31, 1996 and 1997, respectively. The pro forma net loss reflects only options granted in 1996 and 1997 and therefore may not be representative of the effects for future periods.

                          ORBITAL IMAGING CORPORATION

(12) LOSS PER COMMON SHARE

     The following table sets forth the computations of basic and diluted loss per common share for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 (in thousands, except share data).

                                                                          NINE MONTHS ENDED
                                                        YEAR ENDED          SEPTEMBER 30,
                                                       DECEMBER 31,   -------------------------
                                                           1997          1997          1998
                                                       ------------   -----------   -----------
                                                                             (UNAUDITED)
Numerator for basic and diluted loss per common
  share:
     Net loss........................................  $    (4,082)   $    (2,555)  $    (3,642)
     Preferred stock dividends.......................       (2,808)        (1,639)       (5,311)
                                                       -----------    -----------   -----------
Loss available to common stockholders................  $    (6,890)   $    (4,194)  $    (8,953)
                                                       ===========    ===========   ===========
Denominator for basic loss per common
  share -- weighted average shares...................   16,431,854     13,476,970    25,214,000
Effect of dilutive securities:
     Convertible preferred stock.....................    5,641,668      4,422,752    14,156,984
     Warrants........................................           --             --     1,048,273
     Stock options...................................      189,453        189,453       570,645
                                                       -----------    -----------   -----------
Denominator for diluted loss per common
  share -- adjusted weighted average shares assuming
  dilution...........................................   22,262,975     18,089,175    40,989,902
                                                       ===========    ===========   ===========
Loss per common share -- basic and diluted(1)........  $     (0.42)   $     (0.31)  $     (0.36)
                                                       ===========    ===========   ===========

---------------
(1) All potentially dilutive securities, such as convertible preferred stock, warrants and stock options are antidilutive for each of the periods presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and loss per common share for the years ended December 31, 1995 and 1996 were not meaningful.

(13) EMPLOYEE BENEFIT PLAN

     At December 31, 1997, ORBIMAGE employees were participating in the Deferred Salary Profit Sharing Plan for Employees of Orbital Imaging Corporation, a defined contribution plan (the "Plan") in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. Company contributions to the Plan are made based on certain plan provisions and at the discretion of the Board of Directors, and in 1997, were approximately $28,000.

(14) SUBSEQUENT EVENTS (UNAUDITED)

Adoption of SFAS No. 130

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 requires unrealized gains on the Company's available-for-sale securities to be included in comprehensive income. For the nine months ended September 30, 1998, comprehensive income (loss) totaled $(3.6 million). For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997, there were no differences between net loss, as reported, and comprehensive income (loss).

                          ORBITAL IMAGING CORPORATION

(14) SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)
Stock Option Plan Amendment

     On March 30, 1998, the Company amended the ORBIMAGE Plan to increase the number of shares of common stock that may be optioned and sold from 2,800,000 to 4,800,000.

Acquisition

     On April 30, 1998, the Company acquired substantially all the assets of TRIFID Corporation ("TRIFID") for $4.0 million. Based on TRIFID meeting revenue targets established in the acquisition agreement, the purchase price was adjusted and the Company paid an additional $1.0 million of consideration to TRIFID during the nine months ended September 30, 1998. The acquisition was accounted for using the purchase method of accounting and resulted in excess of purchase price over net assets acquired of approximately $3.0 million, which is being amortized on a straight-line basis over ten years.

     The following supplemental financial information presents the Company's results of operations, on a pro forma basis, as though the TRIFID acquisition were consummated on January 1, 1995 (in thousands except per share data:)

                                                                              NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                ---------------------------   -----------------
                                                 1995      1996      1997      1997      1998
                                                -------   -------   -------   -------   -------
Revenues......................................  $ 8,285   $ 4,167   $ 5,531   $ 3,272   $ 9,370
Net loss......................................   (6,407)   (6,550)   (7,022)   (3,141)   (3,646)
Loss per common share -- basic and
  diluted(1)..................................                      $ (0.43)  $ (0.23)  $ (0.14)

---------------
(1) All potentially dilutive securities, such as convertible preferred stock, warrants, and stock options are antidilutive for each of the periods presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and loss per common share for the years ended December 31, 1995 and 1996 were not meaningful.

     The allocation of purchase price to net assets acquired may be adjusted if additional information becomes known about certain business assumptions used to estimate the fair value of such net assets.

Preferred Stock Dividends

     On May 1, 1998 and November 1, 1998, the Company issued 28,471 shares and 38,923 shares, respectively, of Series A preferred stock as a dividend payment.

                               GLOSSARY OF TERMS

COMMISSION -- The Securities and Exchange Commission.

COMMON STOCK -- The common stock of the Company, par value $0.01 per share.

COMPANY -- Orbital Imaging Corporation, a Delaware corporation ("ORBIMAGE").

DESIGN LIFE -- The expected functional life of a satellite based on the specific design employed.

DoC -- The U.S. Department of Commerce.

DoD -- The U.S. Department of Defense.

EARTHWATCH -- EarthWatch Incorporated, a commercial remote sensing Company sponsored by Ball Aerospace and Technologies Corporation, CTA Incorporated, and Hitachi, Ltd.

FCC -- The Federal Communications Commission, an independent government agency charged with regulating interstate and international communications by radio, television, wire, satellite, and cable.

HIGH-RESOLUTION ORBVIEW SATELLITES -- The OrbView-3 and OrbView-4 satellites.

IN-ORBIT INSURANCE -- Insurance covering the period following the date a satellite has been placed into commercial service.

ITU -- International Telecommunications Union, which is the telecommunications agency of the United Nations established to provide standardized communications procedures and practices including frequency allocation and radio regulations on a worldwide basis.

NASA -- National Aeronautics and Space Administration.

NIMA -- National Imagery and Mapping Agency.

NOAA -- National Oceanic and Atmospheric Administration, an agency of the DoC.

NRO -- The U.S. National Reconnaissance Office.

NTIA -- National Telecommunications and Information Administration, an agency of the DoC.

ORBIMAGE -- Orbital Imaging Corporation, a Delaware corporation (the "Company").

ORBITAL -- Orbital Sciences Corporation, a Delaware corporation.

ORBVIEW-1 -- The satellite launched in April 1995, which is providing meteorological data on severe weather lightning strikes and measurements of other atmospheric properties.

ORBVIEW-2 -- The satellite launched in the second quarter of 1997, which is providing 1-kilometer resolution imagery of the Earth's surface in eight spectral bands.

ORBVIEW-2 LICENSE -- The OrbView-2 License Agreement between Orbital and ORBIMAGE, which provides ORBIMAGE with the economic equivalent of ownership of the OrbView-2 satellite.

ORBVIEW-3 -- The satellite scheduled for launch in 1999, which is designed to provide both one-meter resolution panchromatic imagery and four-meter resolution multispectral imagery in 4 spectral bands of the Earth's surface.

ORBVIEW-4 -- The satellite scheduled for launch in 2000, which is designed to provide one-meter resolution panchromatic imagery, four-meter resolution multispectral imagery and eight-meter resolution hyperspectral imagery.

PEGASUS -- Orbital's air-launched rocket designed to launch small satellites into low-Earth orbit.

RADARSAT -- Radarsat International Inc., a Canadian company operating a commercial radar imaging satellite.

SAMSUNG AEROSPACE -- Samsung Aerospace Industries, Ltd.

SPACE IMAGING EOSAT -- Space Imaging EOSAT, a commercial remote sensing Company sponsored by Lockheed Martin, Raytheon, and Mitsubishi.

STOCK OPTION PLAN -- The Company's 1996 Stock Option Plan, which provides for grants of incentive or non-qualified stock options to officers, directors, and employees of the Company.

TAURUS -- Orbital's ground launched rocket designed for launching small to medium satellites into space.

UCAR -- University Corporation for Atmospheric Research.

================================================================================

                          ORBITAL IMAGING CORPORATION

                   150,000 WARRANTS TO PURCHASE COMMON STOCK

                        1,312,746 SHARES OF COMMON STOCK

                                 --------------
                                   PROSPECTUS
                                 --------------

                     THE WARRANT AGENT FOR THIS OFFERING IS

                              MARINE MIDLAND BANK
                          by Facsimile: (212) 658-6425

                         Attention: Anthony R. Bufinsky
                             Confirm by telephone:
                                 (212) 658-6563

                        By Registered or Certified Mail:
                              Marine Midland Bank
                            140 Broadway, 12th Floor
                               New York, NY 10005
                         Attention: Anthony R. Bufinsky

                                    By Hand:
                              Marine Midland Bank
                            140 Broadway, 12th Floor
                               New York, NY 10005
                         Attention: Anthony R. Bufinsky

                             By Overnight Courier:
                              Marine Midland Bank
                            140 Broadway, 12th Floor
                               New York, NY 10005
                         Attention: Anthony R. Bufinsky

                               NOVEMBER   , 1998

================================================================================

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, which will be paid solely by the Company. All amounts shown are estimates, except the Commission registration fee:

Commission registration fee.................................  $      4
Warrant agent and transfer agent fees and expenses..........     5,000
Printing and mailing expenses...............................    50,000
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................    20,000
                                                              --------
          Total.............................................  $125,004
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation and its Second Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation in its certificate of incorporation to eliminate the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the status requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

     The above discussion of the Company's Second Amended and Restated Certificate of Incorporation and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From September 30, 1995 to the present, the Company has sold and issued the following securities on the dates and for the consideration stated below:

     - On February 25, 1998, the Company offered and sold 150,000 units in a private offering exempt from registration pursuant to Rule 144A of the Securities Act. The initial purchasers were Bear, Stearns & Co. Inc., Merrill Lynch & Co. and NationsBanc Montgomery Securities LLC, who subsequently resold the units to "qualified institutional buyers" (as defined in Rule 144A). Each unit consisted of an 11 5/8% senior note due 2005 in the principal amount of $1,000 and a warrant to purchase 8.75164 shares of the Company's common stock. On July 24, 1998, the Company filed an exchange offer registration statement offering to exchange a substantially similar
       11 5/8% Series B senior note for each outstanding note held by the qualified institutional buyers.

     - Concurrently with the units offering, the Company issued 227,295 shares of Series A preferred stock for an aggregate purchase price of $22.7 million to a group of "accredited investors."

     - On December 30, 1997, the Company issued 14,000 shares of common stock for an aggregate purchase price of $58,380 to an individual pursuant to the exercise of certain options.

     - On July 3, 1997, the Company issued 72,605 shares of Series A preferred stock for an aggregate purchase price of $7.3 million to the Export Development Corporation, an "accredited investor."

     - On May 7, 1997, the Company issued 300,100 shares of Series A preferred stock for an aggregate purchase price of $30.0 million to a group of "accredited investors."

     All of the sales of Series A preferred stock described above were made in reliance on one or more exemptions from registration under the Securities Act, including exemptions for sales to accredited investors provided for by Regulation D and exemptions for sales to non-U.S. persons outside the U.S. provided for by Regulation S promulgated under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             3.1+       Second Amended and Restated Certificate of Incorporation of
                        the Company.
             3.2+       Bylaws of the Company.
             4.2*       Specimen of the Company's common stock certificate.
             4.3+       Indenture dated as of February 25, 1998, by and among the
                        Company and Marine Midland Bank, as Trustee, with respect to the 11 5/8% Senior Notes due 2005 of the Company.
             4.4+       Warrant Agreement dated as of February 25, 1998, by and
                        between the Company and Marine Midland Bank as warrant
                        agent.
             4.5        Specimen of the Company's warrant certificate (included in
                        Exhibit 4.4).
             4.6+       Warrant Registration Rights Agreement, dated as of February
                        25, 1998 by and among the Company, Bear, Stearns & Co. Inc.,
                        Merrill Lynch & Co., and NationsBanc Montgomery Securities
                        LLC as the initial purchasers.
             4.7+       Pledge Agreement dated February 25, 1998, by and between the
                        Company and Marine Midland Bank as collateral agent.
             4.8+       Amended and Restated Stock Purchase Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             4.9+       Amended and Restated Stockholders' Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             5.1*       Opinion of Latham & Watkins regarding the validity of the
                        warrants and warrant shares, including consent.
             8.1*       Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
            10.1+       Purchase Agreement, dated as of February 20, 1998 by and
                        among the Company, Bear, Stearns & Co. Inc., Merrill Lynch &
                        Co., and NationsBanc Montgomery Securities LLC as the
                        Initial Purchasers.
            10.2+**     Amended and Restated Procurement Agreement dated February
                        26, 1998 by and between the Company and Orbital.
            10.3+       Amended and Restated Administrative Services Agreement dated
                        December 31, 1997 by and between the Company and Orbital.
            10.4+       Non-Competition and Teaming Agreement dated as of May 8,
                        1997 by and between the Company and Orbital.
            10.5+       OrbView-2 License Agreement dated as of May 8, 1997 by and between the Company and Orbital.
            10.6+**     Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between the Company and
                        Samsung Aerospace Industries, Ltd.
            10.7+       Form of Indemnification Agreement between the Company and
                        its directors and officers.
            10.8+       ORBIMAGE 1996 Stock Option Plan.
            10.9+       Agreement between National Aeronautics and Space
                        Administration and Orbital Sciences Corporation, dated March
                        29, 1991, as amended.
            11*         Statement re Computation of Loss Per Common Share (included in Notes to Financial Statements).
            23.1*       Consent of KPMG Peat Marwick, LLP, independent auditors.
            23.2*       Consent of Latham & Watkins (included in Exhibit 5.1).
            24*         Powers of Attorney of directors and officers of the Company
                        (included on signature page to this Registration Statement).
            27*         Financial Data Schedule.

---------------
+ Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4, as amended (Reg. No. 333-49583).
*  Filed herewith.

** Confidential treatment was granted pursuant to Rule 406 under the Securities
   Act of 1933, as amended, in connection with the Company's registration statement on Form S-4, as amended (Reg. No. 333-49583). Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Securities and Exchange Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on November 20, 1998.

                                   ORBITAL IMAGING CORPORATION

                                   By: /s/ GILBERT D. RYE
                                      ------------------------------------------
                                       Gilbert D. Rye
                                       President and Chief Operating Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Orbital Imaging Corporation, do hereby severally constitute and appoint Armand D. Mancini and Gilbert D. Rye our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments and including any subsequent registration statement for the same offering which may be filed under Rule 462(b) pursuant to the Securities Act of 1933, as amended) hereto; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                  TITLE                    DATE
                   ---------                                  -----                    ----

               /s/ GILBERT D. RYE                         President and          November 20, 1998
------------------------------------------------     Chief Operating Officer
                 Gilbert D. Rye                   (Principal Executive Officer)

             /s/ ARMAND D. MANCINI                       Vice President,         November 20, 1998
------------------------------------------------     Chief Financial Officer
               Armand D. Mancini                    (Principal Financial and
                                                       Accounting Officer)

             /s/ DAVID W. THOMPSON                   Chairman of the Board,      November 20, 1998
------------------------------------------------            Director
               David W. Thompson

                                                            Director             November 20, 1998
------------------------------------------------
              James A. Abrahamson

             /s/ BRUCE W. FERGUSON                          Director             November 20, 1998
------------------------------------------------
               Bruce W. Ferguson

                   SIGNATURE                                  TITLE                    DATE
                   ---------                                  -----                    ----
             /s/ RICHARD REISS, JR.                         Director             November 20, 1998
------------------------------------------------
               Richard Reiss, Jr.

             /s/ WILLIAM W. SPRAGUE                         Director             November 20, 1998
------------------------------------------------
               William W. Sprague

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             3.1+       Second Amended and Restated Certificate of Incorporation of
                        the Company.
             3.2+       Bylaws of the Company.
             4.2*       Specimen of the Company's common stock certificate.
             4.3+       Indenture dated as of February 25, 1998, by and among the
                        Company and Marine Midland Bank, as Trustee, with respect to the 11 5/8% Senior Notes due 2005 of the Company.
             4.4+       Warrant Agreement dated as of February 25, 1998, by and
                        between the Company and Marine Midland Bank as warrant
                        agent.
             4.5        Specimen of the Company's warrant certificate (included in
                        Exhibit 4.4).
             4.6+       Warrant Registration Rights Agreement, dated as of February
                        25, 1998 by and among the Company, Bear, Stearns & Co. Inc.,
                        Merrill Lynch & Co., and NationsBanc Montgomery Securities
                        LLC as the initial purchasers.
             4.7+       Pledge Agreement dated February 25, 1998, by and between the
                        Company and Marine Midland Bank as collateral agent.
             4.8+       Amended and Restated Stock Purchase Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             4.9+       Amended and Restated Stockholders' Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             5.1*       Opinion of Latham & Watkins regarding the validity of the
                        warrants and warrant shares, including consent.
             8.1*       Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
            10.1+       Purchase Agreement, dated as of February 20, 1998 by and
                        among the Company, Bear, Stearns & Co. Inc., Merrill Lynch &
                        Co., and NationsBanc Montgomery Securities LLC as the
                        Initial Purchasers.
            10.2+**     Amended and Restated Procurement Agreement dated February
                        26, 1998 by and between the Company and Orbital.
            10.3+       Amended and Restated Administrative Services Agreement dated
                        December 31, 1997 by and between the Company and Orbital.
            10.4+       Non-Competition and Teaming Agreement dated as of May 8,
                        1997 by and between the Company and Orbital.
            10.5+       OrbView-2 License Agreement dated as of May 8, 1997 by and between the Company and Orbital.
            10.6+**     Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between the Company and
                        Samsung Aerospace Industries, Ltd.
            10.7+       Form of Indemnification Agreement between the Company and
                        its directors and officers.
            10.8+       ORBIMAGE 1996 Stock Option Plan.
            10.9+       Agreement between National Aeronautics and Space
                        Administration and Orbital Sciences Corporation, dated March
                        29, 1991, as amended.
            11*         Statement re Computation of Loss Per Common Share (included in Notes to Financial Statements).
            23.1*       Consent of KPMG Peat Marwick, LLP, independent auditors.
            23.2*       Consent of Latham & Watkins (included in Exhibit 5.1).
            24*         Powers of Attorney of directors and officers of the Company
                        (included on signature page to this Registration Statement).
            27*         Financial Data Schedule.

---------------
+ Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4, as amended (Reg. No. 333-49583).
*  Filed herewith.
** Confidential treatment was granted pursuant to Rule 406 under the Securities
   Act of 1933, as amended, in connection with the Company's registration statement on Form S-4, as amended (Reg. No. 333-49583). Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Securities and Exchange Commission.